Filed pursuant to Rule 424(b)(5)
                                    Registration Statement Nos. 333-75482 and
                                    333-75482-01 and Registration Statement Nos.
                                    333-85218 and 333-85218-01


PROSPECTUS SUPPLEMENT
(To prospectus dated April 24, 2002)

                             8,800,000 EQUITY UNITS
               (INITIALLY CONSISTING OF 8,800,000 CORPORATE UNITS)

                                ----------------

                            [FPL GROUP LOGO OMITTED]


   FPL Group, Inc. is offering 8,800,000 Equity Units. The Equity Units initially will consist of units referred to as Corporate Units, each with a stated amount of $50. Each Corporate Unit will include a purchase contract pursuant to which the holder will agree to purchase from FPL Group shares of its common stock on February 16, 2006 equal to the settlement rate. If the applicable market value of FPL Group common stock is equal to or greater than the threshold appreciation price of $67.92, the settlement rate will be 0.7362, which is equal to $50 divided by the threshold appreciation price. If the applicable market value of FPL Group common stock is less than the threshold appreciation price but greater than the reference price of $56.60, the settlement rate will be equal to $50 divided by the applicable market value. If the applicable market value of FPL Group common stock is less than or equal to the reference price, the settlement rate will be 0.8834, which is equal to $50 divided by the reference price. FPL Group will make quarterly contract adjustment payments at the rate of 3% of the $50 stated amount per year, as described in this prospectus supplement. Each Corporate Unit will also include $50 principal amount of Series B Debentures due February 16, 2008 issued by FPL Group Capital Inc, a wholly-owned subsidiary of FPL Group. FPL Group has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the FPL Group Capital debentures. The FPL Group Capital debentures will initially bear interest at a rate of 5% per year. This rate is expected to be reset on or after August 16, 2005. The FPL Group Capital debentures will not trade separately from the Corporate Units unless and until substitution is made, the Corporate Units are settled early or the FPL Group Capital debentures are remarketed, all as described in this prospectus supplement.

   The Corporate Units have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol "FPLPrB," subject to official notice of issuance. On June 6, 2002, the last reported sale price of FPL Group's common stock on the NYSE was $56.60 per share.

   Under a separate prospectus supplement, FPL Group is concurrently offering up to 5,750,000 shares of FPL Group common stock. The offerings of the Equity Units and the common stock are not contingent upon each other.

   INVESTING IN THE EQUITY UNITS INVOLVES RISKS THAT ARE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE S-18 OF THIS PROSPECTUS SUPPLEMENT.

                                ----------------

                                             Per Corporate
                                                  Unit           Total
                                             -------------       -----

Public offering price (1)..............          $50.00        $440,000,000
Underwriting discount..................           $1.50         $13,200,000
Proceeds to FPL Group Capital (before
  expenses)..............................        $48.50        $426,800,000

(1)Plus accrued interest and accumulated contract adjustment payments from June 12, 2002, if settlement occurs after that date. The accrued interest and accumulated contract adjustment payments must be paid by the purchasers if settlement occurs after that date.

   The underwriters may also purchase up to an additional 1,320,000 Corporate Units at the public offering price less the underwriting discount no later than 12 days after the date the Corporate Units are initially issued in order to cover overallotments, if any, provided, however that FPL Group may in its discretion extend such period up to 30 days after the date of this prospectus supplement.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

   The Corporate Units are expected to be delivered in book-entry only form through The Depository Trust Company on or about June 12, 2002.

                                ----------------

                           Joint Book-Running Managers

GOLDMAN, SACHS & CO.                                        MERRILL LYNCH & CO.

                               Senior Co-Managers

JPMORGAN
                              LEHMAN BROTHERS
                                                           SALOMON SMITH BARNEY

                                   Co-Managers

SCOTIA CAPITAL
     BANC ONE CAPITAL MARKETS, INC.
          ROBERTSON STEPHENS
                THE WILLIAMS CAPITAL GROUP, L.P.
                        CREDIT LYONNAIS SECURITIES (USA) INC.
                                WACHOVIA SECURITIES
                                       BNY CAPITAL MARKETS, INC.
                                              MELLON FINANCIAL MARKETS, LLC
                                                     SUNTRUST ROBINSON HUMPHREY

                                ----------------

             The date of this prospectus supplement is June 6, 2002.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                           Page

      Prospectus Supplement Summary........................................S-3
      Risk Factors........................................................S-18
      Significant Issues Affecting the Energy Industry and FPL Group......S-23
      Selected Consolidated Income Statement Data of FPL Group
         and Subsidiaries.................................................S-25
      Consolidated Capitalization of FPL Group and Subsidiaries...........S-26
      Common Stock Dividends and Price Range..............................S-27
      Use of Proceeds.....................................................S-27
      Accounting Treatment................................................S-28
      Description of the Equity Units.....................................S-28
      Description of the Purchase Contracts...............................S-33
      Other Provisions of the Purchase Contract Agreement and
         the Pledge Agreement.............................................S-47
      Certain Terms of the FPL Group Capital Debentures...................S-51
      Material Federal Income Tax Consequences............................S-58
      ERISA Considerations................................................S-65
      Underwriting........................................................S-66


                                   PROSPECTUS

      About this Prospectus..................................................2
      Where You Can Find More Information....................................2
      Incorporation by Reference.............................................2
      Safe Harbor Statement under the Private Securities
         Litigation Reform Act of 1995.......................................3
      FPL Group Capital......................................................4
      FPL Group..............................................................4
      Use of Proceeds........................................................4
      Consolidated Ratio of Earnings to Fixed Charges........................4
      Description of Offered Debt Securities.................................5
      Description of the Guarantee..........................................15
      Description of Common Stock...........................................16
      Description of Stock Purchase Contracts and Stock Purchase Units......20
      Plan of Distribution..................................................21
      Experts...............................................................21
      Legal Opinions........................................................22



THE ACCOMPANYING PROSPECTUS IS PART OF A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. NEITHER FPL GROUP NOR FPL GROUP CAPITAL HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. NEITHER FPL GROUP NOR FPL GROUP CAPITAL IS MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS, OR THAT THE INFORMATION INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                          PROSPECTUS SUPPLEMENT SUMMARY

      You should read the following summary in conjunction with the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements should be read with the cautionary statements and important factors included in the accompanying prospectus under the heading "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995."

                           FPL GROUP AND SUBSIDIARIES

FPL GROUP

      FPL Group is a public utility holding company headquartered in Juno Beach, Florida. FPL Group's principal subsidiary, Florida Power & Light Company is a regulated utility engaged in the generation, transmission, distribution and sale of electric energy. FPL Group Capital is a wholly-owned subsidiary of FPL Group which owns and provides funding for FPL Group's unregulated operating subsidiaries, the majority of which are engaged in independent power projects. FPL Energy, LLC is a wholly-owned subsidiary of FPL Group Capital formed to aggregate existing unregulated energy-related operations. FPL Energy's participation in the U.S. domestic energy market includes ownership interests in, and the development, construction, management and operation of, energy projects with a net generating capacity of over 5,000 megawatts at year-end 2001. FPL FiberNet, LLC is also a wholly-owned subsidiary of FPL Group Capital and is involved in the sale of wholesale fiber-optic network capacity. The organizational structure of FPL Group and its principal subsidiaries is shown in the following diagram.


                          [ORGANIZATION CHART OMITTED]

FLORIDA POWER & LIGHT COMPANY

      Florida Power & Light Company is FPL Group's largest operating subsidiary, contributing approximately 88% of FPL Group's consolidated revenues for 2001. Florida Power & Light Company supplies electric service throughout most of the east and lower west coasts of Florida. At March 31, 2002, Florida Power & Light Company served more than 4.0 million customer accounts.

      At December 31, 2001, about 93% of Florida Power & Light Company's revenues came from residential customers and commercial customers--which include small businesses. Only 3% of Florida Power & Light Company's total revenues came from industrial customers.

FPL GROUP CAPITAL

      FPL Group Capital holds the capital stock and provides funding for the operating subsidiaries of FPL Group other than Florida Power & Light Company. The business activities of those operating subsidiaries primarily consist of FPL Energy's independent power projects as well as FPL FiberNet.

FPL ENERGY

      FPL Energy was formed in 1998 to aggregate FPL Group's existing unregulated energy-related operations. FPL Energy owns, develops, constructs, manages and operates domestic electric-generating facilities. As of March 31, 2002, FPL Energy had ownership interests in operating independent power projects with a net generating capacity of 5,063 megawatts. Generation capacity spans various regions thereby reducing seasonal volatility on a portfolio basis. The percentage of capacity by region is 36% Central, 28% Northeast, 20% Mid-Atlantic and 16% West. Fuel sources for these projects are 46% natural gas, 28% wind, 15% oil, 7% hydro and 4% other.

FPL FIBERNET

      FPL FiberNet was formed in January 2000 to enhance the value of FPL Group's fiber-optic network assets that were originally built to support Florida Power & Light Company operations. In January 2000, Florida Power & Light Company's existing fiber-optic lines were transferred to FPL FiberNet. FPL FiberNet sells wholesale fiber-optic network capacity to Florida Power & Light Company and other new and existing customers, primarily telephone, cable television, internet and other telecommunications companies. At March 31, 2002, FPL FiberNet's network consisted of approximately 2,500 route miles of fiber which interconnect major cities throughout Florida.

                               RECENT DEVELOPMENTS

      FPL Group announced on April 15, 2002 that it had reached an agreement to buy a majority interest in the Seabrook Nuclear Generating Station ("Seabrook") from a consortium of owners. Under the terms of the agreement, FPL Group will purchase an 88.2% interest, or 1,024 megawatts, in Seabrook for a total of $836.6 million. FPL Group expects that the transaction will close by the end of 2002, pending approvals from federal and state regulatory agencies. Seabrook, a 1,161-megawatt pressurized water reactor that began operating in 1990, is located in New Hampshire and provides approximately 7% of the electrical power in New England.

      In connection with the redemption in 1999 of its one-third ownership interest in Olympus Communications, L.P. ("Olympus"), an indirect subsidiary of FPL Group has a note receivable from a limited partnership, of which Olympus is a general partner. The note receivable is secured by a pledge of the redeemed ownership interest. Olympus is an indirect subsidiary of Adelphia Communications Corporation ("Adelphia"). The note receivable plus accrued interest totaled approximately $127 million at March 31, 2002, and is due on July 1, 2002. On May 17, 2002, Olympus announced that it missed an interest payment due May 15, 2002 on senior notes. Also on May 17, 2002, Adelphia announced that it missed interest and dividend payments due on May 15, 2002 on senior notes and convertible preference stock. On May 31, 2002, Adelphia announced that its failure to deliver certain financial information and related compliance certificates to various financial institutions under certain credit agreements of its subsidiaries has resulted in events of default under those agreements. Adelphia's common stock was delisted from the Nasdaq Stock Market, effective June 3, 2002.

      Based on the most recent publicly available financial information set forth in Olympus' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, total assets of Olympus exceeded liabilities by approximately $3.6 billion and Olympus served 1,787,000 basic subscribers. Olympus has not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 or its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 with the Securities and Exchange Commission ("SEC"), and consequently the September 30, 2001 financial information may not be indicative of Olympus' current financial position. It has been reported that the SEC is investigating Adelphia's accounting and disclosure practices relating to off-balance sheet loans. FPL Group is monitoring these developments.

                               CONCURRENT OFFERING

      In addition to the Equity Units offered by this prospectus supplement, FPL Group is concurrently offering up to 5,750,000 shares of FPL Group common stock by a separate prospectus supplement. The offering of the Equity Units and the concurrent common stock offering are not contingent upon each other.

                               THE OFFERING -- Q&A

WHAT ARE EQUITY UNITS?

      The Equity Units consist of units referred to as Corporate Units and Treasury Units. The Equity Units offered will initially consist of 8,800,000 Corporate Units (10,120,000 Corporate Units if the underwriters exercise their overallotment option in full), each with a stated amount of $50. From each Corporate Unit, the holder may create a Treasury Unit, as described below.

WHAT ARE THE COMPONENTS OF CORPORATE UNITS?

      Each Corporate Unit will consist of a purchase contract and $50 principal amount of Series B Debentures issued by FPL Group Capital. In this prospectus supplement, the Series B Debentures are referred to as the FPL Group Capital debentures. FPL Group has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the FPL Group Capital debentures. The FPL Group Capital debenture that is a component of each Corporate Unit will be owned by the holder of the Corporate Unit, but it will be pledged to the collateral agent to secure the holder's obligation to purchase FPL Group common stock under the related purchase contract. If the FPL Group Capital debentures are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the Treasury portfolio of zero-coupon U.S. Treasury securities as further described herein will replace the FPL Group Capital debentures as a component of each Corporate Unit and will be pledged to the collateral agent to secure the holder's obligations under the purchase contract. The FPL Group Capital debentures will not trade separately from the Corporate Units unless and until Treasury securities are substituted for FPL Group Capital debentures, the Corporate Units' purchase contracts are settled early or the FPL Group Capital debentures are remarketed.

WHAT IS A PURCHASE CONTRACT?

      Each purchase contract underlying an Equity Unit obligates the holder of the purchase contract to purchase, and obligates FPL Group to sell, on February 16, 2006, for $50 in cash, a number of newly issued shares of FPL Group common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment as described under "Description of the Purchase Contracts--Anti-Dilution Adjustments," as follows:

      o if the applicable market value of FPL Group common stock is equal to or greater than the threshold appreciation price, the settlement rate will be 0.7362;

      o if the applicable market value of FPL Group common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to $50 divided by the applicable market value; and

      o if the applicable market value of FPL Group common stock is less than or equal to the reference price, the settlement rate will be 0.8834.

"Applicable market value" means the average of the closing price per share of FPL Group common stock on the 20 consecutive trading days ending on the third trading day immediately preceding February 16, 2006. The "reference price" is $56.60, which is the last reported sale price of FPL Group common stock on the NYSE on June 6, 2002. The "threshold appreciation price" is $67.92.

CAN I SETTLE A PURCHASE CONTRACT EARLY?

      At the option of each holder, a purchase contract may be settled early. If a purchase contract is settled early, 0.7362 shares of FPL Group common stock will be issued per purchase contract. In addition, if FPL Group is involved in a merger in which at least 30% of the consideration for FPL Group's common stock consists of cash or cash equivalents, then each holder of a purchase contract will have the right to accelerate and settle such contract at the settlement rate in effect immediately before the cash merger.

WHAT ARE TREASURY UNITS?

      Treasury Units are Equity Units consisting of a purchase contract and a 1/20, or 5%, undivided beneficial ownership interest in a Treasury security. The Treasury security is a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on February 15, 2006. The interests in the Treasury securities that are components of each Treasury Unit will be pledged to the collateral agent to secure the holder's obligations under the purchase contract.

HOW CAN I CREATE TREASURY UNITS FROM CORPORATE UNITS?

      If a Treasury portfolio has not replaced FPL Group Capital debentures as a component of the Corporate Units as the result of a successful remarketing of FPL Group Capital debentures or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding February 16, 2006 to substitute for the FPL Group Capital debentures held by the collateral agent zero-coupon Treasury securities (CUSIP No. 912803AJ2 or 912820BR7) that mature on February 15, 2006, in a total principal amount at maturity equal to the aggregate principal amount of the FPL Group Capital debentures for which substitution is being made. These substitutions will create Treasury Units, and the applicable FPL Group Capital debentures will be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Corporate Units may make these substitutions only in integral multiples of 20 Corporate Units.

      If a Treasury portfolio has replaced the FPL Group Capital debentures as a component of the Corporate Units as the result of a successful remarketing of the FPL Group Capital debentures or because a tax event redemption has occurred, holders of Corporate Units may create Treasury Units by making substitutions of Treasury securities for the applicable ownership interest in the Treasury portfolio held by the collateral agent, at any time on or prior to the second business day immediately preceding February 16, 2006 and only in integral multiples of 1,600 Corporate Units. In such a case, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the FPL Group Capital debentures.

HOW CAN I RECREATE CORPORATE UNITS FROM TREASURY UNITS?

      If a Treasury portfolio has not replaced the FPL Group Capital debentures as a component of the Corporate Units as a result of a successful remarketing of the FPL Group Capital debentures or a tax event redemption, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding February 16, 2006, to substitute FPL Group Capital debentures for any related Treasury securities held by the collateral agent, in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. These substitutions will recreate Corporate Units, and the Treasury securities will be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

      If a Treasury portfolio has replaced the FPL Group Capital debentures as a component of the Corporate Units as the result of a successful remarketing of the FPL Group Capital debentures or because a tax event redemption has occurred, holders of the Treasury Units may recreate Corporate Units by making substitutions of the applicable ownership interest in the Treasury portfolio for Treasury securities held by the collateral agent, at any time on or prior to the second business day immediately preceding February 16, 2006 and only in integral multiples of 1,600 Treasury Units. In such a case, holders would also obtain the release of the Treasury securities for which substitution is being made.

WHAT PAYMENTS AM I ENTITLED TO AS A HOLDER OF CORPORATE UNITS?

      Holders of Corporate Units will be entitled to receive aggregate cash distributions at the rate of 8% of the $50 stated amount per year, payable quarterly in arrears. These cash distributions will consist of:

      o interest on the FPL Group Capital debentures or cash distributions on the applicable ownership interest of the Treasury portfolio, as applicable, at the rate of 5% of $50 per year, and

      o distributions of contract adjustment payments payable by FPL Group at the rate of 3% of the stated amount per year, subject to FPL Group's right to defer the payment of such contract adjustment payments.

      If the remarketing on the third business day immediately preceding the initial reset date is successful and the initial reset date discussed below is not also a regular quarterly interest payment date, the holders of Corporate Units are also entitled to receive an interest payment on the related FPL Group Capital debentures on the initial reset date accrued from the most recent interest payment date to the initial reset date.

      Each Corporate Unit has a stated amount of $50. FPL Group's obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to its obligations under any of its senior indebtedness. In addition, original issue discount, or OID, for United States federal income tax purposes will accrue on each FPL Group Capital debenture. FPL Group Capital is not entitled to defer interest payments on the FPL Group Capital debentures.

WHAT PAYMENTS AM I ENTITLED TO IF I CONVERT MY CORPORATE UNITS TO TREASURY
UNITS?

      Holders who create Treasury Units will be entitled to receive quarterly cash distributions of contract adjustment payments payable by FPL Group at the rate of 3% of the stated amount per year, subject to FPL Group's right of deferral described herein. In addition, OID will accrue on each related Treasury security. Each Treasury Unit has a stated amount of $50.

DOES FPL GROUP OR FPL GROUP CAPITAL HAVE THE OPTION TO DEFER CURRENT PAYMENTS?

      FPL Group has the right to defer the payment of contract adjustment payments until no later than February 16, 2006. Any deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 8% per year (equal to the initial interest rate on the FPL Group Capital debentures plus the rate of contract adjustment payments on the purchase contracts) until paid, compounded quarterly, to but excluding February 16, 2006. FPL Group Capital is not entitled to defer payments of interest on the FPL Group Capital debentures. In the event FPL Group exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, FPL Group will not, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock.

WHAT ARE THE PAYMENT DATES FOR THE CORPORATE UNITS?

      The payments described above in respect of the Corporate Units will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2002. If the remarketing on the initial reset date is successful, there will also be a payment on the Corporate Units on the initial reset date discussed below if that date is not also a regular quarterly interest payment date. In the case of contract adjustment payments, the payments will be payable to but excluding the earlier of February 16, 2006 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts. These contract adjustment payments are subject to the deferral provisions described in this prospectus supplement. Interest payments on the FPL Group Capital debentures are described below under the questions and answers beginning with "What interest payments will I receive on the FPL Group Capital debentures?"

WHAT IS REMARKETING?

      The FPL Group Capital debentures of Corporate Unit holders will be remarketed on the third business day immediately preceding the initial reset date. The initial reset date for the FPL Group Capital debentures may be any business day, as selected by FPL Group Capital in its sole discretion, from August 16, 2005 to November 16, 2005. The remarketing agent will use its reasonable efforts to obtain a price for the FPL Group Capital debentures of approximately 100.5% of the purchase price for the Treasury portfolio. A portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Treasury portfolio will be substituted for the FPL Group Capital debentures and will be pledged to the collateral agent to secure the Corporate Unit holders' obligations to purchase FPL Group common stock under the purchase contracts. When paid at maturity, an amount of the Treasury portfolio equal to the principal amount of the FPL Group Capital debentures will automatically be applied to satisfy in full the Corporate Unit holders' obligations to purchase FPL Group common stock under the related purchase contracts on the settlement date.

      In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the Treasury portfolio purchase price from any amount of the proceeds from this remarketing of the FPL Group Capital debentures in excess of the Treasury portfolio purchase price. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing of the FPL Group Capital debentures, if any, for the benefit of the holders.

      If the remarketing of FPL Group Capital debentures on the third business day immediately preceding the initial reset date fails because the remarketing agent cannot obtain a price for the FPL Group Capital debentures of at least 100% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the FPL Group Capital debentures will continue to be a component of Corporate Units and another remarketing will be attempted on the third business day immediately preceding February 16, 2006, as described below.

      If there was a failed remarketing on the third business day preceding the initial reset date, the FPL Group Capital debentures that are components of Corporate Units whose holders have failed to notify the purchase contract agent on or prior to the fifth business day before February 16, 2006, of their intention to pay cash in order to satisfy their obligations under the related purchase contracts, will be remarketed on the third business day immediately preceding February 16, 2006. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the FPL Group Capital debentures of approximately 100.5% of the aggregate principal amount of the FPL Group Capital debentures. A portion of the proceeds from the remarketing equal to the aggregate principal amount of the FPL Group Capital debentures will automatically be applied to satisfy in full the Corporate Unit holders' obligations to purchase FPL Group common stock under the related purchase contracts on February 16, 2006.

      The remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed FPL Group Capital debentures from any amount of the proceeds from this remarketing of the FPL Group Capital debentures in excess of the aggregate principal amount of those remarketed FPL Group Capital debentures. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing of the FPL Group Capital debentures, if any, for the benefit of the holders.

      If the remarketing of the FPL Group Capital debentures on the third business day immediately preceding February 16, 2006, fails because the remarketing agent cannot obtain a price of at least 100% of the total principal amount of the FPL Group Capital debentures or a condition precedent to such remarketing has not been satisfied, FPL Group will exercise its rights as a secured party to dispose of the FPL Group Capital debentures that are included in Corporate Units in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the holders' obligations to purchase FPL Group common stock under the related purchase contracts on February 16, 2006. If the remarketing fails, holders of the FPL Group Capital debentures that are not included in Corporate Units will have the option to put their FPL Group Capital debentures to FPL Group Capital.

WHAT IS THE TREASURY PORTFOLIO?

      The Treasury portfolio is a portfolio of zero-coupon U.S. Treasury securities consisting of:

      o interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2006, in an aggregate amount equal to the principal amount of the FPL Group Capital debentures included in the Corporate Units;

      o with respect to the originally scheduled quarterly interest payment date that would have occurred on February 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the FPL Group Capital debentures that would have been included in the Corporate Units assuming no remarketing and no reset of the interest rate on the FPL Group Capital debentures; and

      o if the initial reset date occurs prior to November 16, 2005, with respect to the originally scheduled quarterly interest payment date that would have occurred on November 16, 2005, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the FPL Group Capital debentures that would have been included in the Corporate Units assuming no remarketing and no reset of the interest rate on the FPL Group Capital debentures and assuming that interest on the FPL Group Capital debentures accrued only from the initial reset date to, but excluding, November 16, 2005.

For a description of the Treasury portfolio to be purchased in the context of a tax event redemption, see "Certain Terms of the FPL Group Capital
Debentures--Tax Event Redemption."

IF I AM NOT A PARTY TO A PURCHASE CONTRACT, MAY I STILL PARTICIPATE IN A REMARKETING OF MY FPL GROUP CAPITAL DEBENTURES?

      Holders of FPL Group Capital debentures that are not components of Corporate Units may elect, in the manner described in this prospectus supplement, to have their FPL Group Capital debentures remarketed by the remarketing agent.

BESIDES PARTICIPATING IN A REMARKETING, HOW MAY I SATISFY MY OBLIGATIONS UNDER THE PURCHASE CONTRACTS?

      Holders of Equity Units may satisfy their obligations, or their obligations will be terminated, under the purchase contracts:

      o by settling the purchase contracts with cash on the business day prior to February 16, 2006, with prior notification to the purchase contract agent;

      o through early settlement by the earlier delivery of cash to the purchase contract agent in the manner described in this prospectus supplement; provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled; or

      o without any further action, upon the termination of the purchase contracts as a result of a bankruptcy, insolvency or reorganization of FPL Group.

      If a holder does not participate in a remarketing and does not give notice to the purchase contract agent that the holder intends to settle the purchase contract with cash on the business day prior to February 16, 2006, FPL Group will exercise its rights as a secured party in respect of the pledged FPL Group Capital debentures, Treasury portfolio or Treasury securities, as the case may be, to satisfy the holder's obligation to purchase FPL Group common stock.

      If the holder of an Equity Unit settles a purchase contract early or if the holder's purchase contract is terminated as a result of a bankruptcy, insolvency or reorganization of FPL Group, such holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

WHAT INTEREST PAYMENTS WILL I RECEIVE ON THE FPL GROUP CAPITAL DEBENTURES?

      Interest payments on the FPL Group Capital debentures will be payable initially at the annual rate of 5% of the principal amount of $50 to, but excluding, the initial reset date, or February 16, 2006 if the interest rate is not reset on the initial reset date. Following a determination of the interest rate three business days prior to the initial reset date or three business days prior to February 16, 2006, the FPL Group Capital debentures will bear interest from the initial reset date, or February 16, 2006, as applicable, at the reset rate to, but excluding, February 16, 2008. If, as a result of a failed remarketing three business days prior to February 16, 2006, the interest rate is not reset, the FPL Capital debentures will continue to bear interest at the initial interest rate of 5%.

      For United States federal income tax purposes, OID will accrue on the FPL Group Capital debentures.

WHAT ARE THE PAYMENT DATES ON THE FPL GROUP CAPITAL DEBENTURES?

      On or prior to the initial reset date, or February 16, 2006 if the interest rate on the FPL Group Capital debentures is not reset on the initial reset date, interest payments will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing August 16, 2002. If the remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date is successful and the initial reset date is not otherwise an interest payment date, an interest payment also will be payable on the initial reset date equal to the interest accrued from the most recent interest payment date to, but excluding, the initial reset date. After the initial reset date, or February 16, 2006 if the interest rate on the FPL Group Capital debentures is not reset on the initial reset date, interest payments will be payable semi-annually in arrears on each February 16 and August 16.

WHEN WILL THE INTEREST RATE ON THE FPL GROUP CAPITAL DEBENTURES BE RESET?

      Unless a tax event redemption has occurred, if the remarketing of the FPL Group Capital debentures on the initial remarketing date is successful, the interest rate on the FPL Group Capital debentures will be determined on the third business day immediately preceding the initial reset date, and such reset rate will become effective on the initial reset date. However, if the remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date results in a failed remarketing, the interest rate will not be reset on the initial reset date and instead will be determined on the third business day immediately preceding February 16, 2006, and such reset rate will become effective on February 16, 2006. If the remarketing of the FPL Group Capital debentures on the third business day immediately preceding February 16, 2006 also results in a failed remarketing, the interest rate will not be reset.

WHAT IS THE RESET RATE?

      In the case of a determination of the reset rate on the third business day immediately preceding the initial reset date, the reset rate will be the rate determined by the reset agent as the rate the FPL Group Capital debentures should bear in order for the FPL Group Capital debentures included in Corporate Units to have an approximate aggregate market value on the reset date of 100.5% of the applicable Treasury portfolio purchase price. In the case of a determination of the reset rate on the third business day immediately preceding February 16, 2006, the reset rate will be the rate determined by the reset agent as the rate the FPL Group Capital debentures should bear in order for each FPL Group Capital debenture to have an approximate market value on February 16, 2006 of 100.5% of the principal amount of that FPL Group Capital debenture. Any reset rate may not exceed the maximum rate, if any, permitted by applicable law.

WHEN ARE THE FPL GROUP CAPITAL DEBENTURES REDEEMABLE?

      The FPL Group Capital debentures are redeemable at FPL Group Capital's option, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement. Following any such redemption of the FPL Group Capital debentures, which is referred to as a tax event redemption, prior to a remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date or February 16, 2006, holders that own Corporate Units will own the applicable ownership interest in the Treasury portfolio as a component of their Corporate Units.

      For a description of the Treasury portfolio to be purchased in the context of a tax event redemption, see "Certain Terms of the FPL Group Capital Debentures--Tax Event Redemption."

      In addition, the FPL Group Capital debentures are mandatorily redeemable by FPL Group Capital if FPL Group's guarantee of the FPL Group Capital debentures ceases to be in full force or effect or upon the bankruptcy, insolvency or reorganization of FPL Group under the circumstances described in this prospectus supplement, unless Standard & Poor's Ratings Service (a Division of the McGraw Hill Companies, Inc.) and Moody's Investors Service, Inc. (if the FPL Group Capital debentures are then rated by those rating agencies, or, if the FPL Group Capital debentures are not then rated by those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such event, the credit rating on the FPL Group Capital debentures is "investment grade."

WHAT IS THE RANKING OF THE FPL GROUP CAPITAL DEBENTURES?

      The FPL Group Capital debentures will rank equally and ratably with all of FPL Group Capital's other unsecured and unsubordinated obligations. The indenture under which the FPL Group Capital debentures will be issued does not limit FPL Group Capital's ability to issue or incur other unsecured debt. Because FPL Group Capital is a holding company that derives substantially all of its income from its operating subsidiaries, the FPL Group Capital debentures will be effectively subordinated to liabilities of, including debt and preferred stock incurred or issued by, those subsidiaries. The indenture does not limit the amount of debt or preferred stock which may be incurred or issued by FPL Group Capital's subsidiaries. See "Description of Offered Debt Securities" in the accompanying prospectus.

WHAT IS THE FPL GROUP GUARANTEE?

      FPL Group has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the FPL Group Capital debentures. See "Description of the Guarantee" in the accompanying prospectus.

      The guarantee is an unsecured obligation of FPL Group and will rank equally and ratably with all other unsecured and unsubordinated obligations of FPL Group. There is no limit on the amount of other indebtedness, including guarantees, that FPL Group may incur or issue. Because FPL Group is a holding company that derives substantially all of its income from its operating subsidiaries, the guarantee of FPL Group Capital debentures is effectively subordinated to liabilities of, including debt and preferred stock incurred or issued by, FPL Group's subsidiaries. Neither the indenture nor the Guarantee Agreement places any limit on the amount of debt or preferred stock that FPL Group's subsidiaries may incur or issue.

WILL THERE BE A LIMITATION ON LIENS?

      FPL Group Capital may not grant a lien on the capital stock of any of its majority-owned subsidiaries which shares of capital stock FPL Group Capital now or hereafter directly owns to secure indebtedness of FPL Group Capital without similarly securing the FPL Group Capital debentures, with certain exceptions. The granting of liens by FPL Group Capital's subsidiaries is not restricted in any way. See "Description of Offered Debt Securities--Limitation on Liens" in the accompanying prospectus.

WHAT ARE THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE CORPORATE UNITS, TREASURY UNITS AND FPL GROUP CAPITAL DEBENTURES?

      FPL Group Capital intends to treat the FPL Group Capital debentures as contingent payment debt instruments that are subject to the contingent payment debt instrument rules for United States federal income tax purposes. Accordingly, through the initial reset date, and possibly thereafter, a holder of Corporate Units or FPL Group Capital debentures will be required to include in gross income an amount in excess of the interest actually received in respect of such FPL Group Capital debentures, regardless of the holder's usual method of tax accounting, and will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or other disposition of the FPL Group Capital debentures or of the Corporate Units, to the extent such income is allocable to FPL Group Capital debentures. A beneficial owner of Treasury Units will be required to include in gross income any OID with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the FPL Group Capital debentures as a component of Corporate Units as a result of a successful remarketing of the FPL Group Capital debentures or a tax event redemption, a beneficial owner of Corporate Units will be required to include in gross income its allocable share of OID on the applicable Treasury portfolio as it accrues on a constant yield to maturity basis. To the extent FPL Group is required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, it intends to report such payments as taxable ordinary income to beneficial owners of Equity Units, but holders may want to consult their tax advisors concerning possible alternative characterizations. See "Material Federal Income Tax Consequences."

WHAT ARE THE RIGHTS AND PRIVILEGES OF THE FPL GROUP COMMON STOCK?

      The shares of FPL Group common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of FPL Group common stock and FPL Group's shareholder rights plan in this prospectus supplement under the heading "Risk Factors" and in the accompanying prospectus under the heading "Description of Common Stock."

                      THE OFFERING -- EXPLANATORY DIAGRAMS

      The following diagrams demonstrate some of the key features of the purchase contracts, the FPL Group Capital debentures, the Corporate Units and the Treasury Units, and the transformation of Corporate Units into Treasury Units and separate FPL Group Capital debentures.

      The following diagrams also assume that the FPL Group Capital debentures are successfully remarketed, the reset interest rate on the FPL Group Capital debentures is determined on the third business day immediately preceding the initial reset date, there is no early settlement and payment of contract adjustment payments is not deferred.

PURCHASE CONTRACT

      Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of FPL Group common stock on February 16, 2006. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

     VALUE OF SHARES DELIVERED                PERCENTAGE OF SHARES DELIVERED
       UPON SETTLEMENT OF A                        UPON SETTLEMENT OF A
         PURCHASE CONTRACT                         PURCHASE CONTRACT(1)

                                           P |
  ^                                        e |
  |                                        r |              Deliver
V |                                        c |              Between
a |     100%       120%                    e |   Deliver    83.33%     Deliver
l |                                        n |   100%       and        83.33%
u |                                        t |   of         100% of    of
e |                                        a |   Shares(2)  Shares(3)  Shares(4)
  |                                        g |
                                           e v

    Reference  Threshold Appreciation          Reference  Threshold Appreciation
    Price(5)         Price(6)                  Price(5)         Price(6)

         COMMON STOCK PRICE                         COMMON STOCK PRICE
            ----------->                               ----------->


-------------

(1) For each of the percentage categories shown, the percentage of shares to be delivered upon settlement to a holder of Corporate Units or Treasury Units is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each category, by (b) an amount equal to $50 divided by the reference price.

(2) If the applicable market value of FPL Group common stock is less than or equal to $56.60, the reference price, the number of shares to be delivered will be calculated by dividing $50 by $56.60. The "applicable market value" means the average of the closing price per share of FPL Group common stock on the 20 consecutive trading days ending on the third trading day immediately preceding February 16, 2006.

(3) If the applicable market value of FPL Group common stock is between $56.60 and $67.92, the threshold appreciation price, the number of shares to be delivered will be calculated by dividing $50 by the applicable market value.

(4) If the applicable market value of FPL Group common stock is equal to or greater than $67.92, the number of shares to be delivered will be calculated by dividing $50 by $67.92.

(5) The "reference price" is $56.60, which is the last reported sale price of FPL Group common stock on the NYSE on June 6, 2002.

(6) The "threshold appreciation price" is $67.92.

CORPORATE UNITS

      Each Corporate Unit consists of two components as described below:

        PURCHASE CONTRACT               FPL GROUP CAPITAL DEBENTURE
        -----------------               ---------------------------

     -----------------------          -------------------------------

         (OWED TO HOLDER)                     (OWED TO HOLDER)

                                               INTEREST 5% OF
        FPL GROUP COMMON                        $50 PER YEAR
             STOCK                             PAID QUARTERLY

               +

       CONTRACT ADJUSTMENT            (RESET AT THE INITIAL RESET DATE
       PAYMENT 3% OF $50                  AND PAID SEMI-ANNUALLY AT
     PER YEAR PAID QUARTERLY               RESET RATE THEREAFTER)
     UNTIL FEBRUARY 16, 2006

     -----------------------          --------------------------------


     -----------------------          --------------------------------

        (OWED TO FPL GROUP)                   (OWED TO HOLDER)

         $50 AT SETTLEMENT                    $50 AT MATURITY

        (FEBRUARY 16, 2006)                  (FEBRUARY 16, 2008)

     -----------------------          --------------------------------


      o The holder owns an FPL Group Capital debenture but will pledge it to the collateral agent to secure the holder's obligations under the purchase contract.

      o Following the remarketing of the FPL Group Capital debentures, the applicable ownership interest in the Treasury portfolio will replace the FPL Group Capital debenture as a component of the Corporate Unit.

TREASURY UNITS

      Each Treasury Unit consists of two components as described below:


                                                ZERO-COUPON
        PURCHASE CONTRACT                   TREASURY SECURITIES
        -----------------                   -------------------

     -----------------------

         (OWED TO HOLDER)

      FPL GROUP COMMON STOCK

                +

       CONTRACT ADJUSTMENT
        PAYMENT 3% OF $50
     PER YEAR PAID QUARTERLY
     UNTIL FEBRUARY 16, 2006

     -----------------------


     -----------------------               ----------------------

        (OWED TO FPL GROUP)                   (OWED TO HOLDER)

         $50 AT SETTLEMENT                    $50 AT MATURITY

        (FEBRUARY 16, 2006)                  (FEBRUARY 16, 2006)

     -----------------------               ----------------------


      o The holder owns the Treasury security but will pledge it to the collateral agent to secure the holder's obligations under the purchase contract.

FPL GROUP CAPITAL DEBENTURES

      Each FPL Group Capital debenture has the terms described below:

       FPL GROUP CAPITAL DEBENTURE
       ---------------------------

     --------------------------------

             (OWED TO HOLDER)

              INTEREST 5% OF
               $50 PER YEAR
              PAID QUARTERLY

     (RESET AT THE INITIAL RESET DATE
        AND PAID SEMI-ANNUALLY AT
          RESET RATE THEREAFTER)

     --------------------------------


     --------------------------------

             (OWED TO HOLDER)

             $50 AT MATURITY

            (FEBRUARY 16, 2008)

     --------------------------------

TRANSFORMING CORPORATE UNITS INTO TREASURY UNITS AND FPL GROUP CAPITAL
DEBENTURES

      o To create a Treasury Unit, the holder separates a Corporate Unit into its components--the purchase contract and the FPL Group Capital debenture--and then combines the purchase contract with a zero-coupon Treasury security that matures the business day immediately preceding the settlement date of the purchase contract.

      o The holder owns the Treasury security but will pledge it to FPL Group to secure the holder's obligations under the purchase contract.

      o The Treasury security together with the purchase contract constitute a Treasury Unit. The FPL Group Capital debenture, which is no longer a component of the Corporate Unit, is tradeable as a separate security.


                             FPL GROUP CAPITAL                                         ZERO-COUPON            FPL GROUP CAPITAL
   PURCHASE CONTRACT            DEBENTURES                PURCHASE CONTRACT        TREASURY SECURITIES           DEBENTURES
   -----------------         ------------------           -----------------        -------------------        -----------------
-----------------------     ---------------------      -----------------------                         |    ----------------------
                                                                                                       |
    (OWED TO HOLDER)           (OWED TO HOLDER)            (OWED TO HOLDER)                            |       (OWED TO HOLDER)
                                                                                                       |
                                INTEREST 5% OF          FPL GROUP COMMON STOCK                         |        INTEREST 5% OF
   FPL GROUP COMMON              $50 PER YEAR                                                          |         $50 PER YEAR
        STOCK                   PAID QUARTERLY                    +                                    |        PAID QUARTERLY
                                                                                                       |
          +                                                                                            |
                                                                                                       |
  CONTRACT ADJUSTMENT    +  (RESET AT THE INITIAL  ->   CONTRACT ADJUSTMENT    +                       | +  (RESET AT THE INITIAL
   PAYMENT 3% OF $50            RESET DATE AND           PAYMENT 3% OF $50                             |       RESET DATE AND
PER YEAR PAID QUARTERLY     PAID SEMI-ANNUALLY AT     PER YEAR PAID QUARTERLY                          |    PAID SEMI-ANNUALLY AT
UNTIL FEBRUARY 16, 2006     RESET RATE THEREAFTER     UNTIL FEBRUARY 16, 2006                          |    RESET RATE THEREAFTER
                                                                                                       |
-----------------------     ---------------------     -----------------------                          |    ----------------------
                                                                                                       |
                                                                                                       |
                                                                                                       |
-----------------------     ---------------------     -----------------------   ---------------------- |    ----------------------
                                                                                                       |
   (OWED TO FPL GROUP)         (OWED TO HOLDER)          (OWED TO FPL GROUP)       (OWED TO HOLDER)    |       (OWED TO HOLDER)
                                                                                                       |
    $50 AT SETTLEMENT          $50 AT MATURITY            $50 AT SETTLEMENT        $50 AT MATURITY     |       $50 AT MATURITY
                                                                                                       |
   (FEBRUARY 16, 2006)        (FEBRUARY 16, 2008)        (FEBRUARY 16, 2006)      (FEBRUARY 16, 2006)  |      (FEBRUARY 16, 2008)
                                                                                                       |
-----------------------     ---------------------     -----------------------   ---------------------- |    ----------------------

|                                                |    |                                              |
-------------------------------------------------     ------------------------------------------------
                         |                                                    |
                  Corporate Unit                                        Treasury Unit


      o Upon the transformation of a Corporate Unit into a Treasury Unit following a successful remarketing of FPL Group Capital debentures or a tax event redemption, the applicable ownership interest in a Treasury portfolio, rather than the FPL Group Capital debenture, will be released to the holder and will no longer trade as part of an Equity Unit.

      o The holder can also transform Treasury Units and FPL Group Capital debentures into Corporate Units. Following that transformation, the Treasury security, which will no longer be a component of the Treasury Unit, will trade as a separate security.

      o The transformation of Corporate Units into Treasury Units and FPL Group Capital debentures, and the transformation of Treasury Units and FPL Group Capital debentures into Corporate Units, requires certain minimum amounts of securities, as more fully described in this prospectus supplement.

                                  RISK FACTORS

      Before purchasing the Equity Units, investors should carefully consider the following risk factors together with the other information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus in order to evaluate an investment in the Equity Units.

INVESTORS ASSUME THE RISK THAT THE MARKET VALUE OF FPL GROUP COMMON STOCK MAY DECLINE.

      Although holders of Equity Units will be the beneficial owners of the related FPL Group Capital debentures, Treasury securities or Treasury portfolio, as the case may be, they do have an obligation pursuant to the purchase contract to buy FPL Group common stock. Unless holders pay cash to satisfy their obligation under the purchase contract or the purchase contracts are terminated due to a bankruptcy, insolvency or reorganization of FPL Group, either the principal or the appropriate applicable ownership interest of the Treasury portfolio when paid at maturity or the proceeds derived from the remarketing of the FPL Group Capital debentures, in the case of Corporate Units, or the principal of the related Treasury securities when paid at maturity, in the case of Treasury Units, will automatically be used to purchase a specified number of shares of FPL Group common stock on behalf of Equity Unit holders on February 16, 2006. The market value of the FPL Group common stock that Equity Unit holders receive on that date may not equal or exceed the effective price per share of $56.60 paid for the FPL Group common stock when they purchased the Equity Units. If the applicable market value of the FPL Group common stock is less than $56.60 per share on that date, the aggregate market value of the FPL Group common stock issued pursuant to each purchase contract on that date will be less than the effective price per share paid for the FPL Group common stock when Equity Unit holders purchased the Equity Units. Accordingly, Equity Unit holders assume the risk that the market value of the FPL Group common stock may decline and that the decline could be substantial.

THE OPPORTUNITY FOR EQUITY APPRECIATION PROVIDED BY AN INVESTMENT IN THE EQUITY UNITS IS LESS THAN THAT PROVIDED BY A DIRECT INVESTMENT IN FPL GROUP COMMON STOCK.

      The opportunity for equity appreciation afforded by investing in the Equity Units is less than the opportunity for equity appreciation if an investor invested directly in FPL Group common stock. This opportunity is less because the market value of FPL Group common stock to be received pursuant to the purchase contract on February 16, 2006 (assuming that the market value on that date is the same as the applicable market value of FPL Group common stock) will only exceed the effective price per share of $56.60 paid by investors for FPL Group common stock when they purchased Equity Units if the applicable market value of FPL Group common stock on that date exceeds the threshold appreciation price (which represents an appreciation of 20% over $56.60) on that date. This situation occurs because in this event, investors would receive on that date only approximately 83.33% (the percentage equal to $56.60 divided by the threshold appreciation price) of the shares of FPL Group common stock that an investor would have received if the investor had made a direct investment in FPL Group common stock on the date of this prospectus supplement.

THE TRADING PRICES FOR THE EQUITY UNITS WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES OF FPL GROUP COMMON STOCK.

      The trading prices of Corporate Units and Treasury Units in the secondary market will be directly affected by the trading prices of FPL Group common stock, the general level of interest rates and FPL Group's credit quality. It is impossible to predict whether the price of the FPL Group common stock or interest rates will rise or fall. Trading prices of FPL Group common stock will be influenced by FPL Group's operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales by FPL Group of substantial amounts of its common stock in the market after the offering of the Equity Units, or the perception that such sales could occur, could affect the price of FPL Group's common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the FPL Group common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, FPL Group Capital debentures and FPL Group common stock. FPL Group is offering up to 5,750,000 shares of its common stock concurrently with this offering of Equity Units.

HOLDERS OF EQUITY UNITS WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO FPL GROUP COMMON STOCK, BUT WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO FPL GROUP COMMON STOCK.

      Holders of Equity Units will not be entitled to any rights with respect to the FPL Group common stock (including, without limitation, voting rights, rights to receive any dividends or other distributions on the FPL Group common stock and any rights under FPL Group's shareholder rights plan), but will be subject to all changes affecting the common stock. Holders of Equity Units will only be entitled to rights on the FPL Group common stock if and when FPL Group delivers shares of FPL Group common stock upon settlement of purchase contracts on February 16, 2006 (and then, only with respect to the shares actually delivered on or before such date), or as a result of early settlement of a purchase contract, as the case may be, and the applicable record date, if any, for the exercise of rights or the receipt of dividends or other distributions occurs after that date. For example, in the event that an amendment is proposed to FPL Group's Restated Articles of Incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the FPL Group common stock to holders of Equity Units, those holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of FPL Group common stock.

FPL GROUP MAY ISSUE ADDITIONAL SHARES OF ITS COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF ITS COMMON STOCK.

      The number of shares of FPL Group common stock that holders of Equity Units are obligated to purchase on February 16, 2006 or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by FPL Group that significantly modify its capital structure. FPL Group will not adjust the number of shares of FPL Group common stock that the holders are to receive on February 16, 2006 or as a result of early settlement of a purchase contract, for other events, including offerings by FPL Group of its common stock for cash, settlement of purchase contracts that are components of securities of FPL Group that are similar to the Equity Units or in connection with acquisitions. FPL Group is not restricted from issuing additional shares of its common stock during the term of the purchase contracts and has no obligation to consider the interests of holders of Equity Units for any reason. If FPL Group issues additional shares of its common stock, that issuance may materially and adversely affect the price of FPL Group common stock and, because of the relationship of the number of shares holders are to receive on February 16, 2006 to the price of FPL Group common stock, such other events may adversely affect the trading price of Corporate Units or Treasury Units. FPL Group is offering up to 5,750,000 shares of its common stock concurrently with this offering of Equity Units.

THE SECONDARY MARKET FOR THE EQUITY UNITS MAY BE ILLIQUID.

      It is not possible to predict how the Corporate Units, Treasury Units or FPL Group Capital debentures will trade in the secondary market or whether the secondary market will be liquid or illiquid. There is currently no secondary market for these Corporate Units, Treasury Units or FPL Group Capital debentures. The Corporate Units have been approved for listing on the NYSE, under the symbol "FPLPrB," subject to official notice of issuance. Neither FPL Group nor FPL Group Capital has any obligation or current intention to apply for any separate listing of the Treasury Units or FPL Group Capital debentures. There can be no assurance as to the liquidity of any secondary market that may develop for the Corporate Units, the Treasury Units or the FPL Group Capital debentures, a holder's ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a holder were to substitute Treasury securities for FPL Group Capital debentures or FPL Group Capital debentures for Treasury securities, thereby converting Corporate Units to Treasury Units or Treasury Units to Corporate Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units will not be delisted from the NYSE or that trading in the Corporate Units will not be suspended as a result of the election by one or more holders to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on the NYSE that at least 100,000 Corporate Units be outstanding at any time.

AN EQUITY UNIT HOLDER'S RIGHTS TO THE PLEDGED SECURITIES WILL BE SUBJECT TO FPL GROUP'S SECURITY INTEREST.

      Although holders of Equity Units will be the beneficial owners of the related FPL Group Capital debentures, Treasury securities or Treasury portfolio, as the case may be, those securities will be pledged to JPMorgan Chase Bank, as the collateral agent, to secure the holders' obligations under the related purchase contracts. Thus, the holders' rights to the pledged securities will be subject to FPL Group's security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that FPL Group becomes the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to holders of Equity Units may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

FPL GROUP CAPITAL MAY REDEEM THE FPL GROUP CAPITAL DEBENTURES UPON THE OCCURRENCE OF A TAX EVENT.

      FPL Group Capital has the option to redeem the FPL Group Capital debentures, upon at least 30 but not more than 60 days prior written notice, in whole but not in part, if a tax event occurs and continues under the circumstances described in this prospectus supplement under "Certain Terms of the FPL Group Capital Debentures--Tax Event Redemption." If FPL Group Capital exercises this option, it will redeem the FPL Group Capital debentures at the redemption amount plus accrued and unpaid interest, if any. If FPL Group Capital redeems the FPL Group Capital debentures, it will pay the redemption amount in cash to the holders of the FPL Group Capital debentures. However, if the tax event redemption occurs before the initial reset date or before February 16, 2006 if the FPL Group Capital debentures are not successfully remarketed on the third business day immediately preceding the initial reset date, the redemption price payable to holders of the Corporate Units in respect of FPL Group Capital debentures that are included in Corporate Units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the Treasury portfolio on behalf of the holders, and will remit the remainder of the redemption payment, if any, to the holders, and the Treasury portfolio will be substituted for FPL Group Capital debentures that are components of Corporate Units as collateral to secure the holders' obligations under the purchase contracts related to the Corporate Units. Holders of FPL Group Capital debentures that are not components of Corporate Units will receive redemption payments directly. There can be no assurance as to the impact on the market prices for the Corporate Units if the Treasury portfolio is substituted as collateral in place of the FPL Group Capital debentures so redeemed. A tax event redemption will be a taxable event to the holders of the FPL Group Capital debentures.

FPL GROUP CAPITAL AND FPL GROUP ARE EACH HOLDING COMPANIES. THE INDENTURE DOES NOT LIMIT THE AMOUNT OF DEBT OR PREFERRED STOCK THAT FPL GROUP CAPITAL, FPL GROUP OR THEIR RESPECTIVE SUBSIDIARIES MAY ISSUE OR INCUR. THE CLAIMS OF CREDITORS AND HOLDERS OF PREFERRED STOCK OF FPL GROUP CAPITAL'S SUBSIDIARIES ARE EFFECTIVELY SENIOR TO CLAIMS OF HOLDERS OF FPL GROUP CAPITAL DEBENTURES. THE CLAIMS OF CREDITORS AND HOLDERS OF PREFERRED STOCK OF FPL GROUP'S SUBSIDIARIES ARE EFFECTIVELY SENIOR TO CLAIMS OF HOLDERS OF FPL GROUP CAPITAL DEBENTURES UNDER FPL GROUP'S GUARANTEE THEREOF AND TO CLAIMS OF THE HOLDERS OF THE EQUITY UNITS. IN ADDITION, CONTRACT ADJUSTMENT PAYMENTS WILL BE SUBORDINATED OBLIGATIONS OF FPL GROUP.

      The FPL Group Capital debentures will be issued as a new series of unsecured debt securities under an indenture between FPL Group Capital and The Bank of New York, as trustee, and will rank equally and ratably in right of payment with all of FPL Group Capital's other unsecured and unsubordinated obligations. FPL Group has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the FPL Group Capital debentures. The indenture does not limit FPL Group Capital's or FPL Group's ability to issue or incur other unsecured debt. The guarantee does not limit the amount of other indebtedness, including guarantees, that FPL Group may incur or issue.

      The indenture provides that FPL Group Capital may not grant a lien on the capital stock of any of its majority-owned subsidiaries, which shares of capital stock FPL Group Capital now or hereafter directly owns to secure debt obligations of FPL Group Capital without similarly securing the FPL Group Capital debentures, with certain exceptions. However, the indenture does not limit in any manner the ability of:

      o FPL Group Capital to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries,

      o FPL Group Capital or FPL Group to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions,

      o  FPL Group to place liens on any of its assets, or

      o any of the direct or indirect subsidiaries of FPL Group Capital or FPL Group (other than FPL Group Capital) to place liens on any of their assets.

      FPL Group and FPL Group Capital are each holding companies that derive substantially all of their income from their respective subsidiaries. Accordingly, the ability of FPL Group Capital to service its debt, including its obligations under the FPL Group Capital debentures, and the ability of FPL Group to service its debt, including its obligations under the guarantee of the FPL Group Capital debentures, and other obligations are primarily dependent on the earnings of their respective subsidiaries and the payment of those earnings to FPL Group Capital and FPL Group, respectively, in the form of dividends, loans or advances and through repayment of loans or advances from FPL Group Capital and FPL Group, respectively. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. The subsidiaries of FPL Group Capital have no obligation to pay any amounts due on the FPL Group Capital debentures, and the subsidiaries of FPL Group have no obligation to pay any amounts due under FPL Group's guarantee of the FPL Group Capital debentures.

      The FPL Group Capital debentures and FPL Group's obligations under the guarantee of FPL Group Capital debentures and with respect to the Equity Units therefore will be effectively subordinated to existing and future liabilities, including debt and preferred stock at the subsidiary level. Upon liquidation or reorganization of a subsidiary of FPL Group Capital, the claims of that subsidiary's creditors and preferred shareholders generally will be paid before payments can be made to FPL Group Capital that could be applied to payments on the FPL Group Capital debentures or FPL Group's obligations under the guarantee of FPL Group Capital debentures and the Equity Units or to other creditors of FPL Group Capital or FPL Group, respectively. In addition, FPL Group's obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to its obligations under any of its senior indebtedness.

FPL GROUP MAY DEFER CONTRACT ADJUSTMENT PAYMENTS.

      FPL Group has the option to defer the payment of contract adjustment payments on the purchase contracts forming a part of the Equity Units until no later than February 16, 2006. However, deferred contract adjustment payments will bear interest at the rate of 8% per year (compounded quarterly) until paid. If the purchase contracts are terminated due to FPL Group's bankruptcy, insolvency or reorganization, the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EQUITY UNITS ARE UNCLEAR.

      No statutory, judicial or administrative authority directly addresses the treatment of the Equity Units or instruments similar to the Equity Units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of Equity Units are not entirely clear. In addition, any gain on the disposition of an FPL Group Capital debenture or a Corporate Unit to the extent such gain is allocable to the FPL Group Capital debenture prior to the purchase contract settlement date generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see "Prospectus Supplement Summary--The Offering--Q&A" and "Material Federal Income Tax Consequences" in this prospectus supplement.

BECAUSE THE FPL GROUP CAPITAL DEBENTURES WILL BE ISSUED WITH OID, HOLDERS OF CORPORATE UNITS AND SEPARATE FPL GROUP CAPITAL DEBENTURES WILL HAVE TO INCLUDE INTEREST IN THEIR TAXABLE INCOME BEFORE THEY RECEIVE CASH.

      FPL Group intends to treat the FPL Group Capital debentures as contingent payment debt instruments for United States federal income tax purposes. Accordingly, the FPL Group Capital debentures will be treated as issued with OID. OID will accrue from the issue date of the FPL Group Capital debentures and will be included in the gross income of holders of Corporate Units and separate FPL Group Capital debentures for United States federal income tax purposes before the holders receive the cash payments to which the income is attributable. See "Material Federal Income Tax Consequences--FPL Group Capital Debentures--Original Issue Discount" in this prospectus supplement.

THE TRADING PRICE OF THE FPL GROUP CAPITAL DEBENTURES MAY NOT FULLY REFLECT THE VALUE OF ACCRUED BUT UNPAID INTEREST.

      The FPL Group Capital debentures may trade at prices that do not fully reflect the value of accrued but unpaid interest. If holders dispose of their FPL Group Capital debentures between record dates for interest payments, those holders will be required to include in gross income the daily portions of OID through the date of disposition as ordinary income, and to add this amount to their adjusted tax basis in the FPL Group Capital debentures disposed of. To the extent the selling price is less than a holder's adjusted tax basis (which will include accruals of OID through the date of sale), the holder will recognize a loss. Some or all of this loss may be capital in nature, and the deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

FPL GROUP'S ARTICLES OF INCORPORATION AND BY-LAW PROVISIONS, AND SEVERAL OTHER FACTORS, COULD LIMIT ANOTHER PARTY'S ABILITY TO ACQUIRE FPL GROUP AND COULD DEPRIVE A COMMON SHAREHOLDER OF THE OPPORTUNITY TO OBTAIN A TAKEOVER PREMIUM FOR ITS SHARES OF FPL GROUP COMMON STOCK.

      A number of provisions that are in FPL Group's articles of incorporation and by-laws will make it difficult for another company to acquire FPL Group and for a holder of FPL Group common stock to receive any related takeover premium for its shares. See "Description of Common Stock--Voting Rights and Non-Cumulative Voting" and "Description of Common Stock--Preferred Share Purchase Rights" in the accompanying prospectus.

         SIGNIFICANT ISSUES AFFECTING THE ENERGY INDUSTRY AND FPL GROUP

      There are a number of significant issues affecting the energy industry and FPL Group. Before purchasing the Equity Units offered by this prospectus supplement, investors should carefully consider these issues and each of the risks and uncertainties associated with these issues, as they relate to FPL Group. All references to FPL Group in this section of the prospectus supplement shall also mean FPL Group Capital. These issues and the risks and uncertainties associated with these issues should be read in conjunction with the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. These issues include:

      o FPL Group's energy-related businesses operate in a changing market environment. Various states, other than Florida, have taken measures to deregulate the production and sale of electricity, and other states, including Florida, have from time to time explored deregulation. These markets are subject to change, and FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure. To the extent that competition increases, FPL Group's businesses may be negatively affected.

      o In the future, there may be various legislative and regulatory actions that could impact both FPL Group's regulated and unregulated businesses. Such actions could have significant impact on FPL Group's operations and financial results.

      o There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Group. FPL Group's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair its future financial results. In addition, in keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements. As a result, power from these facilities is sold on the spot market or on a short-term contractual basis which may affect the volatility of FPL Group's financial results.

      o FPL Energy's business depends on transmission facilities owned and operated by others to deliver the power FPL Energy sells at wholesale. If transmission is disrupted, or transmission capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

      o Both Florida Power & Light Company and FPL Energy are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. There are significant costs associated with compliance with these environmental statutes, rules and regulations; and future statutes, rules and regulations could have an even greater financial impact.

      o While the demand for power is increasing throughout most of the United States, the rate of construction and development of new, more efficient electric generation facilities may exceed increases in demand in some regional electric markets. The start-up of new facilities in the regional markets in which FPL Energy has facilities could increase competition in the wholesale power market in those regions, which could harm the business, results of operations and financial condition of FPL Group.

      o In response to market conditions as well as recent energy industry and other national events, the financial markets have been disrupted, and the availability and cost of capital for participants in the power industry has been at least temporarily harmed. If FPL Group's access to capital becomes significantly constrained, FPL Group's ability to grow its business would be restricted, its interest costs would likely increase, and its financial condition and results of operations could be harmed.

      o The insurance industry has also been disrupted by recent national events. As a result, the availability of insurance covering risks FPL Group as well as its competitors typically insure against may decrease.

         In addition, the available insurance may have higher deductibles, higher premiums and more restrictive policy terms.

      o While FPL Group believes that the domestic power industry is undergoing consolidation and that significant acquisition opportunities will be available, FPL Group is likely to confront significant competition for acquisition opportunities. In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices or, to the extent that any opportunities are identified, FPL Group may be unable to complete the acquisitions, or, if completed, to successfully integrate them.

      o The development of power generation facilities is subject to substantial risks, including various environmental, engineering, procurement, permitting, fuel supply, construction and transmission risks and, in the case of wind power projects that would be developed after December 31, 2003, the risk that Congress fails to extend the federal production tax credit for wind energy beyond that date. The development of a power project may require FPL Energy to expend significant sums for preliminary engineering, permitting and legal, and other expenses before FPL Energy can determine whether a project is economically feasible. If FPL Energy were unable to complete the development of a facility, FPL Energy might not be able to recover its investment in the project and the investment would have to be written off. No assurance can be given that the development of power generation facilities in the future will be successful.

      o FPL Group has agreed to purchase a number of gas turbines which have not yet been placed in service or assigned to power plants under construction. In the event that FPL Group is unable to utilize the unassigned gas turbines, termination payments of up to approximately $134 million as of April 30, 2002, could be required and would be expensed. Progress payments made on these unassigned turbines through April 30, 2002, totaling approximately $128 million, would reduce any required cash payment.

      o The commencement of operation of a newly constructed power generation facility include many start-up risks, and the continued operation of power generation facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes as well as the risk of performance below expected levels of output or efficiency. Insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses, including the cost of replacement power purchased on the spot market. Once a facility is in operation, breakdown or failure may prevent the facility from performing under applicable power sales agreements. In certain situations, power sales agreements entered into with a utility may enable the utility to terminate the agreement, or to retain security posted as liquidated damages, if a project fails to achieve commercial operation or certain operating levels by specified dates or otherwise fails to deliver power in accordance with the terms of the agreement.

      The issues and associated risks and uncertainties described above are not the only ones FPL Group may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair FPL Group's businesses in the future.

    SELECTED CONSOLIDATED INCOME STATEMENT DATA OF FPL GROUP AND SUBSIDIARIES

The following material, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. In the opinion of FPL Group, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the three months ended March 31, 2002 and 2001 have been made. The income statement data for the three months ended March 31, 2002 and March 31, 2001, respectively, is not necessarily indicative of the results that may be expected for an entire year.

                                          (IN MILLIONS, EXCEPT EARNINGS PER SHARE AND RATIOS)
                                          ---------------------------------------------------

                                          THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                               MARCH 31,                 DECEMBER 31,
                                          ------------------      --------------------------
                                           2002        2001       2001       2000       1999
                                           ----        ----       ----       ----       ----
                                              (UNAUDITED)
Operating revenues....................    $1,843      $1,941     $8,475     $7,082     $6,438
Net income (loss).....................    $  (56)(a)  $  110(b)  $  781(c)  $  704(d)  $  697(e)
Weighted-average shares
  outstanding (assuming dilution).....     169.3       168.7      168.9      170.2      171.5
Earnings (loss) per share of common
  stock (assuming dilution)...........     (0.33)     $ 0.65     $ 4.62     $ 4.14     $ 4.07
Ratio of earnings to fixed charges....      2.68        2.69       3.77       4.30       5.26


(a) Includes the cumulative effect of adopting Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", which was an impairment loss of $365 million ($222 million after-tax) and a reduction to earnings per share of $1.31 and favorable settlement of litigation with the Internal Revenue Service of $30 million, which was an increase to earnings per share of $.18.

(b) Includes merger-related costs which reduced net income and earnings per share by $19 million and $.11, respectively.

(c) Includes merger-related costs which reduced net income and earnings per share by $19 million and $.11, respectively, and the positive effect associated with applying Statement of Financial Accounting Standards No. 133 which increased net income and earnings per share by $8 million and $.04, respectively.

(d) Includes merger-related costs which reduced net income and earnings per share by $41 million and $.24, respectively.

(e) Includes effects of a gain on sale of Adelphia stock which increased net income and earnings per share by $96 million and $.56, respectively, an impairment loss on Maine assets which reduced net income and earnings per share by $104 million and $.61, respectively, settlement of litigation between Florida Power & Light Company and Florida Municipal Power Agency which reduced net income and earnings per share by $42 million and $.25, respectively, and a gain on the redemption of a one-third ownership interest in a cable limited partnership which increased net income and earnings per share by $66 million and $.39, respectively.

            CONSOLIDATED CAPITALIZATION OF FPL GROUP AND SUBSIDIARIES

                                                         (IN MILLIONS)

                                                          OUTSTANDING            ADJUSTED(A)
                                                               AT            ---------------------
                                                         MARCH 31, 2002      AMOUNT        PERCENT
                                                         --------------      ------        -------
                                                          (UNAUDITED)

Common Shareholders' Equity(b) ......................        $ 5,813          $ 6,044         50.2%
Long-term debt (excluding current maturities)........        $ 5,333          $ 5,773         47.9%
Preferred stock of Florida Power & Light Company
   without sinking fund requirements.................        $   226          $   226          1.9%
                                                         -----------         --------       -------
      Total Capitalization...........................        $11,372          $12,043        100%
                                                         ===========         ========       =======


(a) To give effect to (i) the issuance of 8,800,000 Corporate Units and (ii) the concurrent offering of 5,000,000 shares of our common stock at an initial public offering price of $56.60 (assuming in each case the underwriters do not exercise their overallotment option). The underwriters have an option to purchase up to an additional 1,320,000 Corporate Units no later than 12 days after the date the Corporate Units are initially issued in order to cover overallotments, if any, provided, however, that FPL Group may in its discretion extend such period up to 30 days after the date of this prospectus supplement. The underwriters have an option to purchase up to an additional 750,000 shares of common stock within 30 days of the date of the prospectus supplement relating to that offering in order to cover overallotments, if any. Adjusted amounts do not reflect any possible future issuance and sale from time to time by FPL Group or its subsidiaries of additional debt and equity securities.

(b) Reflects an adjustment of $44 million representing the present value of the contract adjustment payments payable in connection with the Equity Units (assuming the underwriters do not exercise their overallotment option) and the net proceeds of $274.5 million from the concurrent FPL Group common stock offering (assuming the underwriters do not exercise their overallotment option).

                     COMMON STOCK DIVIDENDS AND PRICE RANGE

      FPL Group and its predecessor, Florida Power & Light Company, have paid dividends on the common stock each year since 1944. FPL Group's 225th consecutive quarterly dividend on its common stock was paid on March 15, 2002 to holders of record on February 20, 2002 in the amount of $0.58 per share and on May 24, 2002 declared a quarterly dividend of $0.58 per share payable on June 17, 2002 to holders of record on June 7, 2002. Purchasers of the Equity Units offered hereby will not be entitled to receive any quarterly dividend with a record date prior to the applicable purchase contract settlement date. It is generally the practice of FPL Group to pay dividends quarterly on the 15th day of March, June, September and December. The payment of dividends is within the sole discretion of the Board of Directors. As a practical matter, the ability of FPL Group to pay dividends on its common stock is dependent upon dividends paid to it by its subsidiaries, primarily Florida Power & Light Company. See "Description of Common Stock" in the accompanying prospectus. The high and low prices of FPL Group common stock, as reported on the NYSE consolidated tape (NYSE ticker symbol: "FPL"), and dividends paid per share, for the periods indicated, are presented below:

                                  Price Range
                             ------------------------         Dividends
                             High              Low         Paid Per Share
                             ----              ---         --------------

2000
  First Quarter              $48.25            $36.38            $0.54
  Second Quarter              50.81             41.81             0.54
  Third Quarter               67.13             47.13             0.54
  Fourth Quarter              73.00             59.38             0.54

2001
  First Quarter              $71.63            $54.81            $0.56
  Second Quarter              63.15             54.55             0.56
  Third Quarter               60.50             51.21             0.56
  Fourth Quarter              57.28             52.16             0.56

2002
  First Quarter              $60.10            $51.13            $0.58
  Second Quarter
   (through June 6, 2002)     65.31             56.60              --


      FPL Group has a Dividend Reinvestment and Common Share Purchase Plan ("DRP") under which holders of its common stock and Florida Power & Light Company's preferred stock may automatically reinvest cash dividends on all or some of their shares and/or invest additional optional cash payments with a minimum of $100 per quarter in additional shares of FPL Group's common stock without payment of any brokerage commission or service charge by the shareholder. FPL Group reserves the right to refuse cumulative optional cash payments over $100,000 per participant for any calendar year, and in the event it exercises this right, the amount of payment in excess of $100,000 will be returned. Under the DRP, the price of shares of FPL Group's common stock purchased is 100% of the average of the daily high and low sale prices of the common stock as reported on the Consolidated Tape for the NYSE listed companies for the period of the last three days on which the common stock was traded immediately preceding the quarterly dividend payment date.

      Shares of FPL Group's common stock are offered for sale under the DRP only by means of a separate prospectus available upon request from FPL Group.

                                 USE OF PROCEEDS

      The information in this section adds to the information in the "Use of Proceeds" section on page 4 of the accompanying prospectus. Please read these two sections together.

      FPL Group Capital will add the net proceeds from the sale of the Corporate Units to its general funds. FPL Group Capital expects to use its general funds to repay a portion of commercial paper and short-term debt issued to fund investments by FPL Group Capital in independent power projects. In addition, FPL Group Capital expects to use its general funds to support the Seabrook acquisition as well as additions to its wind energy portfolio. As of June 6, 2002, FPL Group Capital had an aggregate of $1.23 billion of commercial paper and short-term debt outstanding, which had maturities of up to 181 days and which had annual interest rates ranging from 1.90% to 2.35%. FPL Group Capital will temporarily invest in short-term instruments any proceeds that are not immediately required for these purposes.

      FPL Group will add the net proceeds from the concurrent offering of its common stock to its general funds. FPL Group expects to use its general funds for the same purposes described above.

                              ACCOUNTING TREATMENT

      The net proceeds from the sale of the Equity Units will be allocated between the purchase contract and the FPL Group Capital debentures on FPL Group's financial statements. FPL Group expects that at the time of issuance, the fair market value of each FPL Group Capital debenture will be $50. The present value of the Equity Units contract adjustment payments will be initially charged to Common Shareholders' Equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments are allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

      The Equity Unit purchase contracts are forward transactions in FPL Group's common stock. Upon settlement of the purchase contract, FPL Group will receive $50 on that purchase contract and will issue the requisite number of shares of its common stock. The $50 that FPL Group receives will be credited to Common Shareholders' Equity.

      Before the issuance of FPL Group's common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in FPL Group's diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of FPL Group common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by FPL Group in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, FPL Group anticipates that there will be no dilutive effect on its earnings per share except during periods when the average market price of its common stock is above $67.92.

                         DESCRIPTION OF THE EQUITY UNITS

      The information in this section adds to the information in the "Description of Stock Purchase Contracts and Stock Purchase Units" on page 20 of the accompanying prospectus. Please read these two sections together.

      This section briefly summarizes some of the terms of the Equity Units and some of the provisions of the purchase contract agreement and the pledge agreement. This summary does not contain a complete description of the Equity Units. You should read this summary together with the purchase contract agreement and the pledge agreement for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary. The form of purchase contract agreement and pledge agreement are on file with the SEC and are incorporated by reference in this prospectus supplement. In addition, the purchase contract agreement is subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of provisions that may be important to you.

      FPL Group will issue the Equity Units under the purchase contract agreement between the purchase contract agent and FPL Group. The Equity Units initially will consist of 8,800,000 Corporate Units (10,120,000 Corporate Units if the underwriters exercise their overallotment option in full), each with a stated amount of $50.

      Each Corporate Unit will consist of a unit comprising:

      (1)   a purchase contract pursuant to which

                  o the holder will agree to purchase from FPL Group no later than February 16, 2006, for $50, a number of newly issued shares of FPL Group common stock equal to the settlement rate described below under "Description of the Purchase Contracts--Purchase of FPL Group Common Stock," and

                  o FPL Group will make unsecured contract adjustment payments to the holder at the rate of 3% of the stated amount per year, paid quarterly, and subject to FPL Group's right to defer these payments; and

      (2)   either

            (A)   so long as no tax event redemption has occurred

                  o   $50 principal amount of FPL Group Capital debentures, or

                  o following a successful remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date, the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities maturing on or prior to February 15, 2006, which is referred to as the Treasury portfolio, or

            (B)   after a tax event redemption has occurred

                  o the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities as more fully described under "Certain Terms of the FPL Group Capital Debentures--Tax Event Redemption," which is referred to as the tax event Treasury portfolio.

      "Applicable ownership interest" means, with respect to the U.S. Treasury securities in a Treasury portfolio contained in a Corporate Unit:

      (1)   for a Treasury portfolio,

                  o a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to February 15, 2006, and

                  o for the originally scheduled quarterly interest payment date on the FPL Group Capital debentures that would have occurred on February 16, 2006 if no remarketing has occurred, a 0.0625% undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to that date, and

                  o if the initial reset date occurs prior to November 16, 2005, for the originally scheduled quarterly interest payment date on the FPL Group Capital debentures that would have occurred on November 16, 2005 if no remarketing had occurred, an undivided beneficial ownership interest to be determined by the reset agent, in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security maturing on or prior to November 16, 2005.

      (2)   for a tax event Treasury portfolio,

                  o a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to February 15, 2006, and

                  o for each scheduled interest payment date on the FPL Group Capital debentures that occurs after the tax event redemption date and on or prior to February 16, 2006, a 0.0625% undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security maturing on or prior to that date.

      For United States federal income tax purposes, the purchase price of each Corporate Unit will be allocated between the related purchase contract and the FPL Group Capital debenture in proportion to their respective fair market values at the time of issuance. FPL Group expects that, at the time of issuance, the fair market value of each FPL Group Capital debenture will be $50 and the fair market value of each purchase contract will be $0. This position generally will be binding on each beneficial owner of each Corporate Unit, but not on the Internal Revenue Service, or IRS. See "Material Federal Income Tax Consequences--Equity Units--Allocation of Purchase Price."

      As long as an Equity Unit is in the form of a Corporate Unit, the FPL Group Capital debentures or the appropriate applicable ownership interest in any Treasury portfolio, as applicable, forming a part of the Corporate Unit will be pledged to the collateral agent to secure the holder's obligation to purchase FPL Group common stock under the related purchase contract.

CREATING TREASURY UNITS

      If a Treasury portfolio has not replaced the FPL Group Capital debentures as a component of the Corporate Units as the result of a successful remarketing of FPL Group Capital debentures or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding February 16, 2006 to substitute for the related FPL Group Capital debentures held by the collateral agent zero-coupon U.S. Treasury securities (CUSIP No. 912803AJ2 or 912820BR7) maturing on February 15, 2006, which are referred to as Treasury securities, having a principal amount at maturity equal to the aggregate principal amount of the FPL Group Capital debentures for which substitution is being made. These substitutions will create Treasury Units, and the FPL Group Capital debentures will be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Corporate Units may make these substitutions only in integral multiples of 20 Corporate Units.

      If a Treasury portfolio has replaced the FPL Group Capital debentures as a component of the Corporate Units as the result of a successful remarketing of FPL Group Capital debentures or a tax event redemption, holders of Corporate Units may create Treasury Units by making substitutions of Treasury securities for the applicable ownership interest in the relevant Treasury portfolio, at any time on or prior to the second business day immediately preceding February 16, 2006 and only in integral multiples of 1,600 Corporate Units. In such a case, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the FPL Group Capital debentures.

      Each Treasury Unit will consist of a unit with a stated amount of $50, comprising:

      (1)   a purchase contract pursuant to which

                  o the holder will agree to purchase from FPL Group no later than February 16, 2006, for $50, a number of newly issued shares of FPL Group common stock equal to the settlement rate described below under "Description of the Purchase Contracts--Purchase of FPL Group Common Stock," and

                  o FPL Group will make unsecured contract adjustment payments to the holder at the rate of 3% of the stated amount per year, paid quarterly, and subject to FPL Group's right to defer these payments; and

      (2) a 1/20, or 5%, undivided beneficial ownership interest in a Treasury security having a principal amount at maturity of $1,000.

      For example, to create 20 Treasury Units if a Treasury portfolio has not replaced FPL Group Capital debentures as a component of the Corporate Units, the Corporate Unit holder will:

      o deposit with the collateral agent a Treasury security having a principal amount at maturity of $1,000; and

      o transfer 20 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited the required Treasury securities with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release to the holder the 20 FPL Group Capital debentures relating to the 20 Corporate Units.

Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related 20 FPL Group Capital debentures from the pledge under the pledge agreement, free and clear of FPL Group's security interest, to the purchase contract agent. The purchase contract agent then will:

      o  cancel the 20 Corporate Units;

      o  transfer the related 20 FPL Group Capital debentures to the holder; and

      o  deliver 20 Treasury Units to the holder.

      The Treasury securities will be substituted for the FPL Group Capital debentures and will be pledged to the collateral agent to secure the holder's obligation to purchase FPL Group common stock under the related purchase contracts. The related FPL Group Capital debentures released to the holder thereafter will trade separately from the resulting Treasury Units. Contract adjustment payments will be payable by FPL Group on these Treasury Units on each payment date from the later of August 16, 2002 and the last payment date on which contract adjustment payments were made on the related purchase contract (whether as a component of the Treasury Unit or a Corporate Unit). In addition, OID will accrue on the related Treasury securities. See "Material Federal Income Tax Consequences--Treasury Securities--Original Issue Discount."

RECREATING CORPORATE UNITS

      If a Treasury portfolio has not replaced the FPL Group Capital debentures as a component of the Corporate Units as a result of a successful remarketing of FPL Group Capital debentures or a tax event redemption, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding February 16, 2006, to substitute FPL Group Capital debentures for any related Treasury securities held by the collateral agent, in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. These substitutions will recreate Corporate Units, and the applicable Treasury securities will be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

      If a Treasury portfolio has replaced the FPL Group Capital debentures as a component of the Corporate Units as the result of a successful remarketing of FPL Group Capital debentures or a tax event redemption, holders of the Treasury Units may recreate Corporate Units by making substitutions of the appropriate applicable ownership interest in the relevant Treasury portfolio for the applicable Treasury securities, at any time on or prior to the second business day immediately preceding February 16, 2006 and only in integral multiples of 1,600 Treasury Units. In such a case, holders would also obtain the release of the applicable Treasury securities for which substitution is being made.

      For example, to recreate 20 Corporate Units if a Treasury portfolio has not replaced FPL Group Capital debentures as a component of the Corporate Units, the Treasury Unit holder will:

      o deposit with the collateral agent 20 FPL Group Capital debentures, which FPL Group Capital debentures must have been purchased in the open market at the holder's expense or held as a result of creating Treasury Units; and

      o transfer 20 Treasury Units to the purchase contract agent accompanied by a notice stating that the holder has deposited 20 FPL Group Capital debentures with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release to the holder the Treasury securities relating to those Treasury Units.

Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of FPL Group's security interest, to the purchase contract agent. The purchase contract agent will then:

      o  cancel the 20 Treasury Units;

      o  transfer the related Treasury securities to the holder; and

      o  deliver 20 Corporate Units to the holder.

      The substituted FPL Group Capital debentures will be pledged to the collateral agent to secure the holder's obligation to purchase FPL Group common stock under the related purchase contracts.

      Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

CURRENT PAYMENTS

      Holders of Corporate Units will be entitled to receive aggregate cash payments at the rate of 8% of the $50 stated amount per year, payable quarterly in arrears. The quarterly payments on the Corporate Units will consist of:

      o interest on the related FPL Group Capital debentures payable by FPL Group Capital or cash distributions on the applicable ownership interest of the Treasury portfolio, as applicable, at the rate of 5% of the stated amount per year, and

      o distributions of quarterly contract adjustment payments payable by FPL Group at the rate of 3% of the stated amount per year, subject to FPL Group's right to defer the payment of such contract adjustment payments.

If the remarketing on the third business day immediately preceding the initial reset date is successful and if the initial reset date is not also a regular quarterly interest payment date, holders of Corporate Units are also entitled to receive an interest payment on the related FPL Group Capital debentures on the initial reset date accrued from the most recent interest payment date to the initial reset date. In addition, OID for United States federal income tax purposes will accrue on the related FPL Group Capital debentures.

      Holders who create Treasury Units will be entitled to receive quarterly cash distributions of contract adjustment payments payable by FPL Group at the rate of 3% of the stated amount per year, subject to FPL Group's right to defer the payments of such contract adjustment payments. Each Treasury Unit will have a stated amount of $50. Although holders of Treasury Units will not receive any interest payments on the Treasury securities pledged in connection with the creation of the Treasury Units, they will be required to accrue OID on these Treasury securities.

      FPL Group's obligations with respect to the contract adjustment payments will be subordinate and junior in right of payment to its obligations under any of its senior indebtedness. "Senior indebtedness" with respect to the contract adjustment payments means indebtedness of any kind of FPL Group provided the instrument under which such indebtedness is incurred does not expressly provide otherwise. The FPL Group Capital debentures will be senior unsecured obligations of FPL Group Capital and will rank equally in right of payment with all of FPL Group Capital's other unsecured and unsubordinated debt obligations. See "Description of Offered Debt Securities" in the accompanying prospectus. FPL Group's obligations under its guarantee of FPL Group Capital debentures will be senior unsecured obligations of FPL Group and will rank equally in right of payment with all of FPL Group's other unsecured and unsubordinated debt obligations. See "Description of the Guarantee" in the accompanying prospectus.

VOTING AND CERTAIN OTHER RIGHTS

      Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no rights with respect to the FPL Group common stock (including, without limitation, voting rights, rights to receive any dividends or other distributions on the FPL Group common stock and any rights under FPL Group's shareholder rights plan).

LISTING OF THE SECURITIES

      The Corporate Units have been approved for listing on the NYSE under the symbol "FPLPrB," subject to official notice of issuance. Unless and until substitution has been made as described in "--Creating Treasury Units" or "--Recreating Corporate Units," neither the FPL Group Capital debenture nor the Treasury portfolio component of a Corporate Unit nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The FPL Group Capital debenture or the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Units. FPL Group has no obligation or current intention to apply for listing of the Treasury Units or FPL Group Capital debentures.

      FPL Group's common stock is listed on the NYSE and trades under the symbol "FPL." The shares of FPL Group's common stock issuable upon settlement of each purchase contract have been approved for listing on the NYSE, subject to official notice of issuance.

MISCELLANEOUS

      FPL Group, its subsidiaries or its affiliates may from time to time, to the extent permitted by law, purchase any of the Corporate Units, Treasury Units or FPL Group Capital debentures which are then outstanding by tender, in the open market or by private agreement.

                      DESCRIPTION OF THE PURCHASE CONTRACTS

      This section briefly summarizes some of the terms of the purchase contract agreement, purchase contracts, pledge agreement, remarketing agreement and the officer's certificate establishing the terms of the FPL Group Capital debentures and uses some terms that are not defined in this prospectus supplement or the accompanying prospectus but that are defined in the purchase contract agreement. This summary does not contain a complete description of the purchase contracts. You should read this summary together with the purchase contract agreement and the officer's certificate and other documents establishing the purchase contracts for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary. The forms of purchase contract agreement, purchase contracts, pledge agreement, remarketing agreement and officer's certificate establishing the terms of the FPL Group Capital debentures are on file with the SEC and are incorporated by reference in this prospectus supplement.

PURCHASE OF FPL GROUP COMMON STOCK

      Each purchase contract underlying an Equity Unit will obligate the holder of the purchase contract to purchase, and obligates FPL Group to sell, on February 16, 2006, for $50 in cash, a number of newly issued shares of FPL Group common stock equal to the "settlement rate." The settlement rate for each purchase of FPL Group common stock under a purchase contract will be calculated, subject to adjustment under the circumstances described in "--Anti-Dilution Adjustments," as follows:

      o if the applicable market value of FPL Group common stock is equal to or greater than the threshold appreciation price of $67.92, which is 20% above the reference price of $56.60, the settlement rate will be 0.7362, which is equal to $50 divided by the threshold appreciation price. Accordingly, if the market price for FPL Group common stock increases, between the date of this prospectus supplement and the period during which the applicable market value is measured, to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of FPL Group common stock issued upon settlement of the purchase contract will be higher than $50, assuming that the market price of FPL Group common stock on the date of settlement is the same as the applicable market value of FPL Group common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of those shares of FPL Group common stock will be equal to $50, assuming that the market price of the FPL Group common stock on the date of settlement is the same as the applicable market value of FPL Group common stock;

      o if the applicable market value of FPL Group common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to $50 divided by the applicable market value. Accordingly, if the market price for FPL Group common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the market price is less than the threshold appreciation price, the aggregate market value of the shares of FPL Group common stock issued upon settlement of the purchase contract will be equal to $50, assuming that the market price of FPL Group common stock on the date of settlement is the same as the applicable market value of FPL Group common stock; and

      o if the applicable market value of FPL Group common stock is less than or equal to the reference price, the settlement rate will be 0.8834, which is equal to $50 divided by the reference price. Accordingly, if the market price for FPL Group common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of FPL Group common stock issued upon settlement of the purchase contract will be less than $50, assuming that the market price of FPL Group common stock on the date of settlement is the same as the applicable market value of FPL Group common stock. If the market price stays the same, the aggregate market value of those shares of FPL Group common stock will be equal to $50 assuming that the market price of the FPL Group common stock on the date of settlement is the same as the applicable market value of FPL Group common stock.

      "Applicable market value" means the average of the closing price per share of FPL Group common stock on the 20 consecutive trading days ending on the third trading day immediately preceding February 16, 2006.

      "Closing price" of FPL Group common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of FPL Group common stock on the NYSE on that date or, if FPL Group common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which FPL Group common stock is so listed. If FPL Group common stock is not so listed on a United States national or regional securities exchange, the closing price means the last sale price of FPL Group common stock as reported by the Nasdaq Stock Market or, if FPL Group common stock is not so reported, the last quoted bid price for FPL Group common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of FPL Group common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by FPL Group for this purpose.

      A "trading day" means a day on which FPL Group common stock is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of FPL Group common stock.

      FPL Group will not issue any fractional shares of its common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of the purchase contracts being settled on the settlement date by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value.

      On the business day immediately preceding February 16, 2006, unless:

      o a holder of Corporate Units or Treasury Units has settled the related purchase contracts through the early delivery of cash to the purchase contract agent in the manner described under "--Early Settlement by Delivering Cash" or under "--Early Settlement upon Cash Merger;"

      o a holder of Corporate Units or Treasury Units has settled the related purchase contracts with cash on the business day immediately preceding February 16, 2006, pursuant to prior notice given in the manner described under "--Notice to Settle with Cash;"

      o a holder of Corporate Units has had the FPL Group Capital debentures related to the holder's purchase contracts successfully remarketed on the third business day immediately preceding the initial reset date or the third business day immediately preceding February 16, 2006 in the manner described herein; or

      o an event described under "--Termination of Purchase Contracts" below has occurred,

      then

      o in the case of Corporate Units, unless the Treasury portfolio has replaced the FPL Group Capital debentures as a component of the Corporate Units as the result of a successful remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date, or there has been a successful remarketing of the FPL Group Capital debentures on the third business day immediately preceding February 16, 2006 or because a tax event redemption has occurred, FPL Group will exercise its rights as a secured party to dispose of the FPL Group Capital debentures in accordance with applicable law; and

      o in the case of Treasury Units or, in the event that the Treasury portfolio has replaced the FPL Group Capital debentures as a component of the Corporate Units as the result of a successful remarketing of the FPL Group Capital debentures or a tax event redemption, in the case of Corporate Units, the principal amount of the related Treasury securities, or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase FPL Group common stock under the related purchase contracts.

      The FPL Group common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the Equity Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the FPL Group common stock to any person other than the holder.

      Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

      o irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform such holder's obligations thereunder for so long as the holder remains a holder of the Equity Units; and

      o duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

In addition, each holder and beneficial owner of Corporate Units or Treasury Units, by acceptance of this interest, will be deemed to have agreed to treat:

      o itself as the owner of the related FPL Group Capital debentures, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be; and

      o the FPL Group Capital debentures as indebtedness for all United States federal, state and local income, and franchise tax purposes.

      So long as the Equity Units are held through DTC, the beneficial owners will have rights and obligations with respect to the Equity Units equivalent to those of a holder except exercisable only through DTC or its Participants. See "--Book-Entry Only System."

HOLDERS' OBLIGATIONS AND DEFAULTS

      In addition to the purchase price paid for the Equity Units, holders are obligated under each purchase contract to purchase for $50 in cash FPL Group common stock not later than February 16, 2006. In addition, each holder of a Corporate Unit (unless the FPL Group Capital debentures are successfully remarketed on the third business day immediately preceding the initial reset date, or a tax event redemption has occurred) is obligated to notify the purchase contract agent of its intention to pay such amounts in cash not later than 5:00 p.m., New York City time, on the fifth business day immediately preceding February 16, 2006, unless such holder has already paid such amount. Each holder of a Treasury Unit (or Corporate Unit, if the FPL Group Capital debentures are successfully remarketed on the third business day immediately preceding the initial reset date, or a tax event redemption has occurred) is obligated to notify the purchase contract agent of its intention to pay such amounts in cash not later than 5:00 p.m., New York City time, on the second business day immediately preceding February 16, 2006, unless such holder has already paid such amount. So long as the Equity Units are held by the depositary, such payments must be made and such notices must be given by the beneficial owners through the procedures of the depositary.

      Failure to make such payments or give such notices will constitute a default under the related purchase contract and will entitle the collateral agent or FPL Group, without further recourse to the holder or beneficial owner in respect of its related purchase obligations under the purchase contract to foreclose on the corresponding pledged FPL Group Capital debentures, Treasury securities or applicable ownership interest in a Treasury portfolio. If the holder or beneficial owner of a Corporate Unit (unless the FPL Group Capital debentures are successfully remarketed on the third business day immediately preceding the initial reset date, or a tax event redemption has occurred) fails to give a required notice with respect to the purchase contract, the collateral agent or FPL Group expects to offer and sell the corresponding pledged FPL Group Capital debenture in the immediately following remarketing or at a subsequent public sale at which FPL Group may bid its claim or private sale to one or more underwriters and apply the proceeds to purchase the corresponding FPL Group common stock. If the holder or beneficial owner of a Corporate Unit (unless the FPL Group Capital debentures are successfully remarketed on the third business day immediately preceding the initial reset date, or a tax event redemption has occurred) gives the appropriate notice but fails to make the corresponding payment on time, then the collateral agent or FPL Group expects to offer and sell the corresponding pledged FPL Group Capital debenture at a public sale at which FPL Group may bid its claim or private sale to one or more underwriter and apply the proceeds to purchase the corresponding FPL Group common stock. If the holder or beneficial owner of a Treasury Unit (or a Corporate Unit, if the FPL Group Capital debentures are successfully remarketed on the third business day immediately preceding the initial reset date, or a tax event redemption has occurred) fails to give a required notice or make a required payment, the collateral agent or FPL Group expects to apply the proceeds of the pledged Treasury securities or applicable ownership interest in a Treasury portfolio to purchase the corresponding FPL Group common stock. So long as the Equity Units are held by the depositary, FPL Group expects that notice of such remarketing or public or private sale will be given to the beneficial owners through the procedures of the depositary.

REMARKETING

      Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent, FPL Group and FPL Group Capital, unless a tax event redemption has occurred, the FPL Group Capital debentures of Corporate Unit holders will be remarketed on the third business day immediately preceding the initial reset date. The initial reset date for the FPL Group Capital debentures may be any business day, as selected by FPL Group Capital in its sole discretion, from August 16, 2005 to November 16, 2005.

      The remarketing agent will use its reasonable efforts to remarket the FPL Group Capital debentures at a price of approximately 100.5% of the aggregate applicable Treasury portfolio purchase price described below. A portion of the proceeds from the remarketing equal to the applicable Treasury portfolio purchase price will be applied to purchase the applicable Treasury portfolio. The Treasury portfolio to be purchased in connection with the remarketing of the FPL Group Capital debentures on the initial reset date will consist of:

      o interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2006, in an aggregate amount equal to the principal amount of the FPL Group Capital debentures included in Corporate Units;

      o with respect to the originally scheduled quarterly interest payment date on the FPL Group Capital debentures that would have occurred on February 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the FPL Group Capital debentures that would have been included in Corporate Units assuming no remarketing and that the interest rate on the FPL Group Capital debentures was not reset as described in "Certain Terms of the FPL Group Capital Debentures--Market Rate Reset"; and

      o if the initial reset date occurs prior to November 16, 2005, with respect to the originally scheduled quarterly interest payment date on the FPL Group Capital debentures that would have occurred on November 16, 2005, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the FPL Group Capital debentures that would have been included in Corporate Units assuming no remarketing and that the interest rate on the FPL Group Capital debentures was not reset as described in "Certain Terms of the FPL Group Capital Debentures - Market Rate Reset" and assuming that interest on the FPL Group Capital debentures accrued from the initial reset date to, but excluding, November 16, 2005.

      The applicable Treasury portfolio will be substituted for the FPL Group Capital debentures and will be pledged to the collateral agent to secure the Corporate Unit holders' obligation to purchase FPL Group common stock under the purchase contracts.

      In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the applicable Treasury portfolio purchase price from any amount of the proceeds from the remarketing of the FPL Group Capital debentures in excess of the applicable Treasury portfolio purchase price. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing of the FPL Group Capital debentures, if any, for the benefit of the holders. Corporate Unit holders whose FPL Group Capital debentures are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

      As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in The City of New York to the quotation agent on the third business day immediately preceding the initial reset date, for the purchase of the applicable Treasury portfolio described above for settlement on the initial reset date.

      "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in The City of New York selected by FPL Group and FPL Group Capital.

      If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the FPL Group Capital debentures, other than to FPL Group Capital, at a price of at least 100% of the applicable Treasury portfolio purchase price, or
(2) the remarketing has not occurred because a condition precedent to the remarketing has not been satisfied, in each case resulting in a failed remarketing, the FPL Group Capital debentures will continue to be a component of Corporate Units and another remarketing will be attempted as described below.

      If the remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date has resulted in a failed remarketing, and unless a tax event redemption has occurred, the FPL Group Capital debentures of Corporate Unit holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding February 16, 2006 of their intention to settle the related purchase contracts with separate cash will be remarketed on the third business day immediately preceding February 16, 2006.

      In each case, the remarketing agent will then use its reasonable efforts to remarket the FPL Group Capital debentures at a price of approximately 100.5% of the aggregate principal amount of the FPL Group Capital debentures. A portion of the proceeds from this remarketing equal to the aggregate principal amount of the FPL Group Capital debentures will automatically be applied to satisfy in full the Corporate Unit holders' obligations to purchase FPL Group common stock under the related purchase contracts on the settlement date.

      In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed FPL Group Capital debentures from any amount of the proceeds from this remarketing of the FPL Group Capital debentures in excess of the aggregate principal amount of those remarketed FPL Group Capital debentures. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing of those FPL Group Capital debentures, if any, for the benefit of the holders. Corporate Unit holders whose FPL Group Capital debentures are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

      If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the FPL Group Capital debentures, other than to FPL Group Capital, at a price of at least 100% of the aggregate principal amount of the FPL Group Capital debentures, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been satisfied, in each case resulting in a failed remarketing, FPL Group will exercise its rights as a secured party to dispose of the FPL Group Capital debentures in accordance with applicable law and to satisfy in full each holder's obligation to purchase FPL Group common stock under the related purchase contracts on the settlement date.

      FPL Group Capital will cause a notice of any failed remarketing of FPL Group Capital debentures to be published on the business day immediately preceding the initial reset date or February 16, 2006, as applicable, by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. In addition, FPL Group Capital will request, not later than seven nor more than 15 calendar days prior to the reset announcement date prior to each remarketing date, that the depositary notify its participants holding FPL Group Capital debentures, Corporate Units and Treasury Units of the remarketing, including, in the case of a second failed remarketing for the FPL Group Capital debentures, the procedures that must be followed if a holder of FPL Group Capital debentures trading separately from the Corporate Units wishes to exercise its right to put such FPL Group Capital debentures to FPL Group Capital as described in this prospectus supplement. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.

      In connection with either remarketing, holders of FPL Group Capital debentures that are not components of Corporate Units may elect to have their FPL Group Capital debentures remarketed as described under "Certain Terms of the FPL Group Capital Debentures--Optional Remarketing."

EARLY SETTLEMENT BY DELIVERING CASH

      At any time prior to the fifth business day immediately preceding February 16, 2006, in the case of Corporate Units, or at any time prior to the second business day immediately preceding February 16, 2006, in the case of Treasury Units, a holder of Equity Units may settle the related purchase contracts in their entirety provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled, by presenting and surrendering the related Equity Units certificate at the office of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to FPL Group in immediately available funds of an amount equal to:

      (1)   in the case of Corporate Units,

                  o $50 multiplied by the number of purchase contracts being settled, if settled on or prior to the fifth business day immediately preceding February 16, 2006, plus

                  o if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if FPL Group has elected to defer the contract adjustment payments which would otherwise be payable on the payment date, or

      (2)   in the case of Treasury Units,

                  o $50 multiplied by the number of purchase contracts being settled, if settled on or prior to the second business day immediately preceding February 16, 2006, plus

                  o if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if FPL Group has elected to defer the contract adjustment payments which would otherwise be payable on the payment date.

      Holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If a Treasury portfolio has replaced the FPL Group Capital debentures as a component of Corporate Units as a result of a successful remarketing of the FPL Group Capital debentures or a tax event redemption, holders of the Corporate Units may settle early only in integral multiples of 1,600 Corporate Units. Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

      So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

      Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

      o the holder will receive 0.7362 newly issued shares of FPL Group common stock per Corporate Unit or Treasury Unit, regardless of the market price of the FPL Group common stock on the date of early settlement, subject to adjustment under the circumstances described in "--Anti-Dilution Adjustments" below, accompanied by this prospectus supplement, as amended or supplemented;

      o the FPL Group Capital debentures, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of FPL Group's security interest;

      o the holder's right to receive any deferred contract adjustment payments on the purchase contracts being settled will be forfeited;

      o the holder's right to receive future contract adjustment payments will terminate; and

      o no adjustment will be made to or for the holder on account of any deferred contract adjustment payments or any amounts accrued in respect of contract adjustment payments.

      FPL Group will not issue any fractional shares of its common stock in connection with early settlement of any purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of the purchase contracts being early settled on any date by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by $67.92, the threshold appreciation price.

      If the purchase contract agent receives an Equity Unit certificate, accompanied by the completed and executed "Election to Settle Early" and required immediately available funds, from a holder of Equity Units by 5:00 p.m., New York City time, on a business day, that day will be considered the settlement date for those Equity Units. If the purchase contract agent receives the necessary documentation after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date for those Equity Units.

      Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the Equity Unit certificate evidencing the related Corporate Units or Treasury Units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related FPL Group common stock to any person other than the holder of the Corporate Units or Treasury Units, FPL Group will cause the shares of its common stock being purchased to be issued, and the related FPL Group Capital debentures, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in "--Pledged Securities and Pledge Agreement" and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

EARLY SETTLEMENT UPON CASH MERGER

      Prior to February 16, 2006, if FPL Group is involved in a merger in which at least 30% of the consideration for FPL Group common stock consists of cash or cash equivalents, which is referred to as a "cash merger," then on or after the effective date of the cash merger each holder of Equity Units will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately prior to the effective date of the cash merger provided that the settlement date is no later than the fifth business day immediately preceding February 16, 2006 and at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled. This right is referred to as the "merger early settlement right."

      FPL Group will provide each holder with a notice of the completion of a cash merger within five business days of the cash merger. The notice will specify the early settlement date, which shall be a date specified by FPL Group that is between 20 and 30 business days after the date of the notice but which may not be later than the fifth business day immediately preceding February 16, 2006. The notice will also set forth, among other things, the formula for determining the applicable settlement rate and the amount of the securities and other property receivable by the holder upon settlement. To exercise the merger early settlement right, a holder must present and surrender at the office of the purchase contract agent, not later than 5:00 p.m., New York City time, on the third business day before the early settlement date, the related certificate evidencing Equity Units, accompanied by payment to FPL Group in immediately available funds of the amount set forth above under "--Early Settlement by Delivering Cash."

      Holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If a Treasury portfolio has replaced the FPL Group Capital debentures as a component of Corporate Units as a result of a successful remarketing of the FPL Group Capital debentures or a tax event redemption, holders of the Corporate Units may settle early only in integral multiples of 1,600 Corporate Units. Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

      So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement upon a cash merger will also be governed by standing arrangements between the depositary and the purchase contract agent.

      If a holder exercises the merger early settlement right, FPL Group will deliver to the holder on the early settlement date the kind and amount of securities or other property that the holder would have been entitled to receive if the holder had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time, determined using the average of the closing price per share of FPL Group common stock on the 20 consecutive trading days ending on the third trading date immediately preceding the effective date of the cash merger. A holder will also receive the FPL Group Capital debentures, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, related to the Equity Units, free and clear of FPL Group's security interest. A holder's receipt of the applicable ownership interest in the Treasury portfolio will be subject to the purchase contract agent's disposition of the subject securities for cash and the payment of cash to the holder to the extent that the holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any security.

      If a holder does not elect to exercise the merger early settlement right, the holder's Equity Units will remain outstanding and subject to normal settlement on February 16, 2006, subject to any earlier termination or exercise of early settlement rights.

NOTICE TO SETTLE WITH CASH

      Unless the Treasury portfolio has replaced the FPL Group Capital debentures as a component of Corporate Units as a result of a successful remarketing of the FPL Group Capital debentures or a tax event redemption, a holder of Corporate Units may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding February 16, 2006. A holder of a Corporate Unit (of which the FPL Group Capital debentures remain a component) that wishes to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Units Certificate at the office of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of such certificate completed and executed as indicated not later than 5:00 p.m., New York City time, on the fifth business day immediately preceding February 16, 2006. A holder of a Treasury Unit or a Corporate Unit (of which the FPL Group Capital debentures are no longer a component) that wishes to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Units Certificate evidencing the Corporate Units or the Treasury Units Certificate representing the Treasury Unit, as the case may be, at the office of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of such certificate completed and executed as indicated by 5:00 p.m., New York City time, on the second business day immediately preceding February 16, 2006. If a holder who has given notice of its intention to settle the purchase contract with separate cash fails to deliver the cash to the collateral agent prior to 11:00 a.m., New York City time, on the business day immediately preceding February 16, 2006, FPL Group will exercise its rights as a secured party to dispose of, in accordance with applicable law, the related pledged FPL Group Capital debentures, Treasury securities or applicable ownership interest in a Treasury portfolio, as the case may be, to satisfy in full, from the disposition of the FPL Group Capital debentures, Treasury securities or applicable ownership interest in a Treasury portfolio, as the case may be, the holder's obligation to purchase FPL Group common stock under the related purchase contracts.

CONTRACT ADJUSTMENT PAYMENTS

      Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at the rate of 3% of $50 per purchase contract per year. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from June 12, 2002 and will be payable quarterly in arrears on

February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2002.

      Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which, as long as the Equity Units remain in book-entry only form, will be one business day prior to the relevant payment date. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Equity Units. Subject to any applicable laws and regulations, each such payment will be made as described under "--Book-Entry Only System." In the event that the Equity Units do not continue to remain in book-entry only form, FPL Group shall have the right to select relevant record dates, which shall be at least one business day but not more than 60 business days prior to the relevant payment dates, and to make payments by check mailed to the address of the holder as of the relevant record date.

      If any date on which contract adjustment payments are to be made on the purchase contracts related to the Equity Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that scheduled payment date. A "business day" means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in The City of New York are permitted or required by any applicable law to close.

      FPL Group's obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to its obligations under any of its senior indebtedness. Upon any payment or distribution of assets of FPL Group to its creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the Equity Units shall be entitled to receive any contract adjustment payments with respect to any Equity Unit.

      By reason of this subordination, in those events, holders of FPL Group's senior indebtedness may receive more, ratably, and holders of the Equity Units may receive less, ratably, than FPL Group's other creditors. Because FPL Group is a holding company, contract adjustment payments on the Equity Units are effectively subordinated to all indebtedness and other liabilities, including trade payables and preferred stock, at the subsidiary level.

      In addition, no payment of contract adjustment payments with respect to any Equity Units may be made if:

      o any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period; or

      o any default other than a payment default with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the purchase contract agent receives a written notice of such default from FPL Group or the holders of such senior indebtedness.

OPTION TO DEFER CONTRACT ADJUSTMENT PAYMENTS

      FPL Group may, at its option and upon prior written notice to the holders of the Equity Units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the Equity Units until no later than February 16, 2006. However, deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 8% per year until paid, compounded quarterly, which is equal to the rate of total distributions on the Corporate Units (compounding on each succeeding payment date), until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to FPL Group), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

      In the event that FPL Group elects to defer the payment of contract adjustment payments on the purchase contracts until February 16, 2006, each holder of Equity Units will receive on that date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of FPL Group common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value described under "--Purchase of FPL Group Common Stock."

      FPL Group will not issue any fractional shares of its common stock with respect to the payment of deferred contract adjustment payments on February 16, 2006. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value described under "--Purchase of FPL Group Common Stock."

      In the event that FPL Group exercises its option to defer the payment of contract adjustment payments, then, until the deferred contract adjustment payments have been paid, FPL Group will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or make guarantee payments with respect to the foregoing other than:

      o purchases, redemptions or acquisitions of shares of FPL Group capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction by FPL Group of its obligations pursuant to any contract or security outstanding on the date of such event;

      o as a result of a reclassification of FPL Group's capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of the capital stock;

      o the purchase of fractional interests in shares of FPL Group capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

      o dividends or distributions in FPL Group capital stock (or rights to acquire capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or securities convertible into or exchangeable for shares of FPL Group capital stock and distributions in connection with the settlement of stock purchase contracts); or

      o redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

FPL Group's subsidiaries will not be restricted from making any similar payments on their capital stock if FPL Group exercises its option to defer payment of any contract adjustment payments.

ANTI-DILUTION ADJUSTMENTS

      In order to maintain a holder's relative investment in FPL Group's common stock upon the occurrence of certain events, the formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of those events, including:

      (a) the payment of dividends and other distributions of FPL Group common stock on such common stock;

      (b) the issuance to all holders of FPL Group common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase such common stock at less than the current market price thereof;

      (c)  subdivisions, splits and combinations of FPL Group common stock;

      (d) distributions to all holders of FPL Group common stock of evidences of FPL Group's indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash);

      (e) distributions (other than regular quarterly cash dividends) consisting exclusively of cash to all holders of FPL Group common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash dividends) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by FPL Group or any of its subsidiaries for such common stock concluded within the preceding 12 months, exceeds 15% of FPL Group's aggregate market capitalization (aggregate market capitalization being the product of the current market price of FPL Group's common stock multiplied by the number of shares of such common stock then outstanding) on the date of the distribution; and

      (f) the successful completion of a tender or exchange offer made by FPL Group or any of its subsidiaries for FPL Group common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by FPL Group or any of its subsidiaries for such common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash dividends) to all holders of FPL Group common stock made within the preceding 12 months, exceeds 15% of FPL Group's aggregate market capitalization on the expiration of the tender or exchange offer.

      The "current market price" on any day means the average of the closing price per share of FPL Group common stock for the five consecutive trading days selected by FPL Group commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which FPL Group common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

      In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which FPL Group common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Units or Treasury Units, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Corporate Units or Treasury Units immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

      If at any time FPL Group makes a distribution of property to its shareholders which would be taxable to those shareholders as a dividend for United States federal income tax purposes (e.g., distributions out of FPL Group's current or accumulated earnings and profits or evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of Equity Units. See "Material Federal Income Tax Consequences--Purchase Contracts--Adjustment to Settlement Rate."

      In addition, FPL Group may make increases in the settlement rate to avoid or diminish any income tax to holders of its capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

      Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment.

      FPL Group will be required, within ten business days following the adjustment of the settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

      Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of FPL Group common stock issuable upon early settlement of a purchase contract.

      If an adjustment is made to the settlement rate as a result of an event described in paragraphs (a) through (f) above, an adjustment will also be made to the applicable market value solely to determine which of the three clauses in the definition of settlement rate will be applicable on each purchase contract settlement date.

TERMINATION OF PURCHASE CONTRACTS

      The purchase contracts, and FPL Group's rights and obligations and the rights and obligations of the holders of the Equity Units under the purchase contracts, including the right and obligation to purchase FPL Group common stock and the right to receive accumulated contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to FPL Group. Upon any termination, the collateral agent will release the related FPL Group Capital debentures, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that FPL Group becomes the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the imposition of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

      Pledged securities will be pledged to the collateral agent, for the benefit of FPL Group, pursuant to the pledge agreement to secure the obligations of holders of Equity Units to purchase FPL Group common stock under the related purchase contracts. The rights of holders of Equity Units to the related pledged securities will be subject to FPL Group's security interest created by the pledge agreement.

      No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:

      o to substitute Treasury securities for the related FPL Group Capital debentures or the appropriate applicable ownership interest in the Treasury portfolio, as the case may be, as provided for under "Description of the Equity Units--Creating Treasury Units;"

      o to substitute FPL Group Capital debentures or the appropriate applicable ownership interest in the Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under "Description of the Equity Units--Recreating Corporate Units;" or

      o upon the termination or early settlement of the related purchase contracts.

      Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related FPL Group Capital debentures that are components of Corporate Units, including distribution, voting, redemption, repayment and liquidation rights. Each holder of Treasury Units and each holder of Corporate Units, if a Treasury portfolio has replaced any FPL Group Capital debentures as a component of Corporate Units as a result of a successful remarketing of FPL Group Capital debentures or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the appropriate applicable ownership interest of a Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. FPL Group will have no interest in the pledged securities other than its security interest.

      Except as described in "Other Provisions of the Purchase Contract Agreement and the Pledge Agreement--General," the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

BOOK-ENTRY ONLY SYSTEM

      The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Equity Units. The Equity Units will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of Equity Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in the Equity Units so long as the Equity Units are represented by global security certificates.

      The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

      Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. Neither FPL Group nor FPL Group Capital will have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

      In the event that the depositary notifies FPL Group that the depositary is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice occurred and is continuing, certificates for the Equity Units will be printed and delivered in exchange for beneficial interests in the global security certificates. FPL Group may also decide to discontinue use of the system of book-entry transfers through the depositary (or successor depositary). In that event, Equity Units certificates will be printed and delivered.

      As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Equity Units represented by these certificates for all purposes under the Equity Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the Equity Units represented by the global security certificates registered in their names, will not receive or be entitled to receive physical delivery of Equity Unit certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any Equity Units represented by these certificates for any purpose under the Equity Units or the purchase contract agreement.

      All payments on the Equity Units represented by the global security certificates and all transfers and deliveries of related FPL Group Capital debentures, Treasury portfolios, Treasury securities and FPL Group common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

      Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on February 16, 2006 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither FPL Group, FPL Group Capital nor any of their agents, nor the purchase contract agent nor any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

      The information in this section concerning the depositary and its book-entry only system has been obtained from sources that FPL Group and FPL Group Capital believe to be reliable, but FPL Group and FPL Group Capital do not take responsibility for the accuracy of this information.

                    OTHER PROVISIONS OF THE PURCHASE CONTRACT
                       AGREEMENT AND THE PLEDGE AGREEMENT

      Material provisions of the purchase contract agreement and the pledge agreement are summarized below. Forms of these documents were filed with the SEC, and you should read these documents for provisions that may be important to you.

GENERAL

      Except as described in "Description of the Purchase Contracts--Book-Entry Only System," distributions on the Equity Units will be payable, purchase contracts will be settled (and documents related to the Equity Units and purchase contracts will be delivered), and transfers of the Equity Units will be registrable, at the office of the purchase contract agent in the The City of New York. In addition, if the Equity Units do not remain in book-entry only form, payment of distributions on the Equity Units may be made, at FPL Group's option, by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

      Shares of FPL Group common stock will be delivered on February 16, 2006 (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code (see "Description of the Purchase Contracts--Termination of Purchase Contracts"), at the office of the purchase contract agent upon presentation and surrender of the related Equity Unit certificate.

      If a holder of outstanding Corporate Units or Treasury Units fails to present and surrender the Equity Unit certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or before February 16, 2006 (or earlier upon early settlement), the shares of FPL Group common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions thereon, will be held by the purchase contract agent as agent for the benefit of the holder until the Equity Unit certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and FPL Group.

      If the purchase contracts have terminated prior to February 16, 2006, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the Equity Unit certificate evidencing the holder's Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the Equity Unit certificate is presented or the holder provides the evidence and indemnity described above.

      The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

      No service charge will be made for any registration of transfer or exchange of the Equity Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

MODIFICATION

      The purchase contract agreement and the pledge agreement will contain provisions permitting FPL Group and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for any of the following purposes:

      o to evidence the succession of another person to FPL Group's obligations;

      o to add to the covenants for the benefit of holders or to surrender any right or power of FPL Group under those agreements;

      o to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary;

      o to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events; or

      o to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not materially adversely affect the interest of the holders.

      The purchase contract agreement and the pledge agreement will contain provisions permitting FPL Group and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification:

      o  change any payment date;

      o change the amount or type of pledged securities related to the purchase contract;

      o impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to the pledged securities;

      o change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments;

      o impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments;

      o reduce the number of shares of FPL Group common stock or the amount of any other property purchasable under the purchase contract, increase the price to purchase FPL Group common stock or any other property upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract; or

      o reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

      If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or all of the holders of the affected class, as applicable.

NO CONSENT TO ASSUMPTION

      Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by FPL Group or its trustee if FPL Group becomes the subject of a case under the Bankruptcy Code.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

      FPL Group will covenant in the purchase contract agreement that it will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless:

      o FPL Group is the continuing entity or the successor entity is an entity organized and existing under the laws of any domestic jurisdiction and expressly assumes FPL Group's obligations under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement; and

      o FPL Group or the successor entity is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract agreement, the pledge agreement, or the remarketing agreement or in material default in the performance of any of its other obligations under these agreements.

TITLE

      FPL Group, FPL Group Capital, the purchase contract agent, the collateral agent and any agent of FPL Group, FPL Group Capital, the purchase contract agent or the collateral agent may treat the registered owner of an Equity Unit as the absolute owner of that Equity Unit for the purpose of making payment and settling the related purchase contracts and for all other purposes regardless of any notice to the contrary.

REPLACEMENT OF EQUITY UNIT CERTIFICATES

      In the event that physical certificates have been issued, any mutilated Equity Unit certificate will be replaced by FPL Group at the expense of the holder upon surrender of the certificate to the purchase contract agent. Equity Units certificates that have been destroyed, lost or stolen will be replaced by FPL Group at the expense of the holder upon delivery to FPL Group and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to FPL Group and the purchase contract agent. In the case of a destroyed, lost or stolen Equity Unit certificate, an indemnity satisfactory to FPL Group and the purchase contract agent may be required at the expense of the holder of the Equity Units evidenced by the certificate before a replacement will be issued.

      Notwithstanding the foregoing, FPL Group will not be obligated to issue any certificates for Corporate Units or Treasury Units on or after the business day immediately preceding February 16, 2006 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Equity Unit certificate following February 16, 2006, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the FPL Group common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to February 16, 2006, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

DEFAULTS UNDER THE PURCHASE CONTRACT AGREEMENT

      Within 90 days after the occurrence of any default by FPL Group in any of its obligations under the purchase contract agreement of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the Equity Units unless such default has been cured or waived. Except for a default in any payment obligation under the purchase contract agreement, the purchase contract agent will be protected in withholding such notice if and so long as a responsible officer of the purchase contract agent in good faith determines that the withholding of such notice is in the interests of the holders of the Equity Units.

      The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against FPL Group. Each holder of Equity Units shall have the right to institute suit for the enforcement of any payment of contract adjustment payments then due and payable and the right to purchase FPL Group common stock as provided in such holder's purchase contracts and generally exercise any other rights and remedies provided by law.

      The holders of a majority of the outstanding purchase contracts voting as one class may waive any past default by FPL Group and its consequences, except a default (a) in any payment on any Equity Unit or (b) in respect of a provision of the purchase contract agreement which cannot be modified or amended without the consent of the holder of each outstanding Equity Unit affected.

      The Trust Indenture Act of 1939 requires FPL Group to provide annually to the purchase contract agent a certificate of one of its principal officers as to FPL Group's compliance with all conditions and covenants in the purchase contract agreement.

GOVERNING LAW

      The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and interpreted in accordance with, the laws of the State of New York without regard to New York's conflict of laws principles, except to the extent that the laws of any other jurisdiction are mandatorily applicable.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

      The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract agreement.

      The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

      The Bank of New York also acts, and may act, as trustee under various indentures, trusts and guarantees of FPL Group and its affiliates, including as indenture trustee, security registrar and paying agent under the Indenture and guarantee trustee under the Guarantee Agreement. FPL Group and its affiliates maintain various banking and trust relationships with The Bank of New York.

INFORMATION CONCERNING THE COLLATERAL AGENT

      JPMorgan Chase Bank will be the collateral agent. The collateral agent will act solely as FPL Group's agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units and Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

      The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

      FPL Group and its affiliates maintain various banking and trust relationships with JPMorgan Chase Bank.

MISCELLANEOUS

      The purchase contract agreement will provide that FPL Group will pay all fees and expenses related to the offering of the Equity Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the Equity Units.

      However, holders who elect to substitute the related pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and FPL Group will not be responsible for any of those fees or expenses.

                CERTAIN TERMS OF THE FPL GROUP CAPITAL DEBENTURES

      The information in this section adds to the information in the "Description of Offered Debt Securities" section beginning on page 5 of the accompanying prospectus. Please read these two sections together.

GENERAL

      FPL Group Capital will issue the FPL Group Capital debentures under the indenture dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as indenture trustee. An officer's certificate will supplement the indenture and establish the specific terms of the FPL Group Capital debentures. In addition to acting as purchase contract agent, The Bank of New York acts as indenture trustee, security registrar and paying agent under the indenture and as guarantee trustee under the Guarantee Agreement. Under the indenture, FPL Group Capital may issue an unlimited amount of additional debt securities. The indenture provides that FPL Group Capital may not grant a lien on the capital stock of any of its majority-owned subsidiaries which shares of capital stock FPL Group Capital now or hereafter directly owns to secure indebtedness of FPL Group Capital without similarly securing the FPL Group Capital debentures, with certain exceptions. However, the indenture does not limit the aggregate amount of indebtedness FPL Group Capital or its subsidiaries may issue or incur nor does it limit the ability of FPL Group Capital's subsidiaries to grant a lien on any of their assets, including the capital stock of their respective subsidiaries. FPL Group Capital is a holding company that derives substantially all of its income from its operating subsidiaries. The FPL Group Capital debentures therefore will be effectively subordinated to all indebtedness and other liabilities, including trade payables and preferred stock, at the subsidiary level.

      The FPL Group Capital debentures will not be subject to a sinking fund provision. Unless an earlier redemption has occurred, the entire principal amount of the FPL Group Capital debentures will mature and become due and payable, together with any accrued and unpaid interest, on February 16, 2008. Except as described below under "--Mandatory Redemption" and except for a tax event redemption as described below under "--Tax Event Redemption," the FPL Group Capital debentures will not be redeemable by FPL Group Capital.

      FPL Group Capital debentures forming a part of the Corporate Units will be issued in certificated form, will be in denominations of $50 and integral multiples of $50, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on FPL Group Capital debentures issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the FPL Group Capital debentures. Principal and interest with respect to certificated FPL Group Capital debentures will be payable, the transfer of the FPL Group Capital debentures will be registrable and FPL Group Capital debentures will be exchangeable for FPL Group Capital debentures of a like aggregate principal amount in denominations of $50 and integral multiples of $50, at the office or agency maintained by FPL Group Capital for this purpose in the The City of New York. However, at FPL Group Capital's option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

      The indenture trustee will initially be the security registrar and the paying agent for the FPL Group Capital debentures. All transactions with respect to the FPL Group Capital debentures, including registration, transfer and exchange of the FPL Group Capital debentures, will be handled by the security registrar at an office in The City of New York designated by FPL Group Capital. FPL Group Capital has initially designated the corporate trust office of the indenture trustee as that office. In addition, holders of the FPL Group Capital debentures should address any notices to FPL Group Capital regarding the FPL Group Capital debentures to that office. FPL Group Capital will notify holders of the FPL Group Capital debentures of any change in the location of that office.

      The indenture does not contain provisions that afford holders of the FPL Group Capital debentures protection in the event of a highly leveraged transaction or other similar transaction involving FPL Group that may adversely affect the holders.

INTEREST AND PAYMENT

      Each FPL Group Capital debenture shall bear interest initially at the rate of 5% per year, from the original issue date. On or prior to the initial reset date or February 16, 2006, if the interest rate on the FPL Group Capital debentures is not reset on the initial reset date, interest will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, each an "interest payment date," commencing August 16, 2002. If the remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date is successful and the initial reset date is not otherwise an interest payment date, an interest payment also will be payable on the initial reset date equal to the interest accrued from the most recent interest payment date to, but excluding, the initial reset date. After the initial reset date, or February 16, 2006, if the interest rate on the FPL Group Capital debentures is not reset on the initial reset date, interest payments will be payable semi-annually in arrears on February 16 and August 16. In addition, OID for United States federal income tax purposes will accrue on the FPL Group Capital debentures.

      The applicable interest rate on the FPL Group Capital debentures will be reset on the third business day immediately preceding the initial reset date (and will be effective on the initial reset date), to the reset rate described below under "--Market Rate Reset," unless the remarketing of the FPL Group Capital debentures on that date fails. If a remarketing of the FPL Group Capital debentures on that date fails, the interest rate on the FPL Group Capital debentures will not be reset at that time. However, in these circumstances, the interest rate on the FPL Group Capital debentures outstanding on and after November 16, 2005 will be reset on the third business day immediately preceding February 16, 2006 (and will be effective on February 16, 2006), to the reset rate described below. If, as a result of a failed remarketing three business days prior to February 16, 2006, the interest rate is not reset, the FPL Capital debentures will continue to bear interest at the initial interest rate.

      The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months. Interest on the FPL

Group Capital debentures will be payable to the holders of FPL Group Capital debentures as they appear on the books and records of the securities registrar on the relevant record dates which, as long as the FPL Group Capital debentures remain in certificated form and are held by the purchase contract agent or are held in book-entry only form, will be one business day prior to the relevant payment date. In the event that FPL Group Capital debentures remain in certificated form but are not held by the purchase contract agent or are not held in book-entry only form, FPL Group Capital shall have the right to select relevant record dates, which shall be at least one business day but no more than 60 business days prior to the relevant payment dates, and to make payments by check mailed to the address of the holder as of the relevant record date. In the event that any date on which interest is payable on the FPL Group Capital debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

MARKET RATE RESET

      The reset rate on the FPL Group Capital debentures will be equal to the sum of the reset spread and the yield on the applicable benchmark Treasury in effect on the third business day immediately preceding the initial reset date or February 16, 2006, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding the initial reset date (which would be effective on the initial reset date) as the result of a successful remarketing of the FPL Group Capital debentures, the reset rate will be the rate determined by the reset agent as the rate the FPL Group Capital debentures should bear in order for the FPL Group Capital debentures included in Corporate Units to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price described under "Description of the Purchase Contracts--Remarketing." In the case of a reset on the third business day immediately preceding February 16, 2006 (which would be effective on February 16, 2006), the reset rate will be the rate determined by the reset agent as the rate the FPL Group Capital debentures should bear in order for each FPL Group Capital debenture to have an approximate market value on the reset date of 100.5% of the principal amount of the FPL Group Capital debentures. If, as a result of a failed remarketing three business days prior to February 16, 2006, the interest rate is not reset, the FPL Capital debentures will continue to bear interest at the initial interest rate. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

      The "applicable benchmark Treasury" means direct obligations of the United States, as agreed upon by FPL Group Capital and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of FPL Group Capital debentures, which will be two years or between two and one-quarter years and two and one-half years, as applicable. The yield for the applicable benchmark Treasury will be the bid side yield displayed at 10:00 a.m., New York City time, on the third business day immediately preceding the initial reset date or February 16, 2006, as applicable, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with FPL Group Capital), no longer an appropriate system from which to obtain the yield, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with FPL Group Capital), is appropriate). If this yield is not so displayed, the yield for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid yields, as of 10:30 a.m., New York City time, on the third business day immediately preceding the initial reset date or February 16, 2006, of three leading United States government securities dealers selected by the reset agent (after consultation with FPL Group Capital) (which may include the reset agent or an affiliate thereof). It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the reset agent.

      On the seventh business day immediately preceding the initial reset date or February 16, 2006, as applicable, the applicable benchmark Treasury to be used to determine the reset rate will be selected, and the reset spread to be added to the yield on the applicable benchmark Treasury will be established by the reset agent, and the reset spread and the applicable benchmark Treasury will be announced by FPL Group Capital (the "reset announcement date"). FPL Group Capital will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street

Journal. FPL Group Capital will request, not later than seven nor more than 15 calendar days prior to the reset announcement date, that the depositary notify its participants holding FPL Group Capital debentures, Corporate Units or Treasury Units of the reset announcement date and of the procedures that must be followed if any owner of Equity Units wishes to settle the related purchase contract with cash on the business day immediately preceding February 16, 2006.

OPTIONAL REMARKETING

      On or prior to the fifth business day immediately preceding the applicable remarketing date but no earlier than the payment date immediately preceding that remarketing date, holders of FPL Capital Group debentures that are not components of Corporate Units may elect to have their FPL Group Capital debentures remarketed in the same manner as FPL Group Capital debentures that are components of Corporate Units by delivering their FPL Group Capital debentures, along with a notice of this election to the collateral agent. The collateral agent will hold the FPL Group Capital debentures in an account separate from the collateral account in which the pledged securities will be held. Holders of FPL Group Capital debentures electing to have those FPL Group Capital debentures remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding the applicable remarketing date.

PUT OPTION FOLLOWING FAILED REMARKETINGS

      If the remarketing on the third business day immediately preceding the initial reset date resulted in a failed remarketing and if the remarketing of the FPL Group Capital debentures on the third business day immediately preceding February 16, 2006 resulted in a failed remarketing, holders of FPL Group Capital debentures following February 16, 2006 will have the right to put the FPL Group Capital debentures to FPL Group Capital on March 30, 2006, upon at least three business days' prior notice, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

EVENTS OF DEFAULT

      In addition to the events of default relating to any series of debt securities issued under the Indenture, as set forth under the "Description of Offered Debt Securities--Events of Default" section on page 10 of the accompanying prospectus, each of the following events will be an event of default under the Indenture with respect to the Debentures:

      (1) FPL Group consolidates with or merges into any other entity or conveys, transfers or leases substantially all of its properties and assets to any entity, unless

           (a) the entity formed by such consolidation or into which FPL Group is merged, or the entity to which FPL Group conveys, transfers or leases substantially all of its properties and assets is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes the obligations of FPL Group under the Guarantee Agreement; and

           (b) immediately after giving effect to such transaction, no event of default under the Indenture and no event that, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing; or

      (2) FPL Group Capital fails to redeem any of the FPL Group Capital debentures that it is required to redeem as described under "Certain Terms of the FPL Group Capital Debentures--Mandatory Redemption" below.

MANDATORY REDEMPTION

      The following constitute "Guarantor Events" with respect to the FPL Group Capital debentures:

      o the Guarantee Agreement, dated as of June 1, 1999, between FPL Group, as guarantor, and The Bank of New York, as guarantee trustee, ceases to be in full force and effect;

      o a court issues a decree ordering or acknowledging the bankruptcy or insolvency of FPL Group, or appointing a custodian, receiver or other similar official for FPL Group, or ordering the winding up or liquidation of its affairs, and the decree remains in effect for 90 days; or

      o FPL Group seeks or consents to relief under federal or state bankruptcy or insolvency laws, or to the appointment of a custodian, receiver or other similar official for FPL Group, or makes an assignment for the benefit of its creditors, or admits in writing that it is bankrupt or insolvent.

      If a Guarantor Event occurs and is continuing, FPL Group Capital will redeem all of the outstanding FPL Group Capital debentures within 60 days after the occurrence of the Guarantor Event at a mandatory redemption price described below unless, within 30 days after the occurrence of the Guarantor Event, Standard & Poor's Ratings Service (a Division of the McGraw Hill Companies, Inc.) and Moody's Investors Service, Inc. (if the FPL Group Capital debentures are then rated by those rating agencies, or, if the FPL Group Capital debentures are not then rated by those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the FPL Group Capital debentures is investment grade (i.e. in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).

      If a Guarantor Event occurs and FPL Group Capital is not required to redeem the FPL Group Capital debentures as described above, FPL Group Capital will provide to the indenture trustee and the holders of the FPL Group Capital debentures annual and quarterly reports containing the information that FPL Group Capital would be required to file with the SEC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of those Sections. If FPL Group Capital is, at that time, subject to the reporting requirements of those Sections, the filing of annual and quarterly reports with the SEC pursuant to those Sections will satisfy this requirement.

      If FPL Group Capital is required to redeem all of the outstanding FPL Group Capital debentures following a Guarantor Event:

      o prior to February 16, 2006, if the purchase contracts have been previously or concurrently terminated as described in "Description of the Purchase Contracts--Termination of Purchase Contracts," the mandatory redemption price will be equal to the principal amount of each FPL Group Capital debenture plus accrued and unpaid interest to the date of redemption;

      o prior to February 16, 2006, if the purchase contracts have not been so previously or concurrently terminated, the mandatory redemption price will be equal to, for each FPL Group Capital debenture, the redemption amount described below under "--Tax Event Redemption" plus accrued and unpaid interest, if any, to the date of redemption; or

      o on or after February 16, 2006, the mandatory redemption price will be equal to the principal amount of each FPL Group Capital debenture, plus accrued and unpaid interest to the date of redemption.

TAX EVENT REDEMPTION

      If a tax event occurs and is continuing, FPL Group Capital may, at its option, redeem the FPL Group Capital debentures in whole but not in part at any time at a price, which is referred to as the redemption price, equal to, for each FPL Group Capital debenture, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on FPL Group Capital debentures which are due and payable on or prior to a redemption date will be payable to the holders of the FPL Group Capital debentures registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, FPL Group Capital exercises its option to redeem the FPL Group Capital debentures, the proceeds of the redemption will be payable in cash to the holders of the FPL Group Capital debentures. If the tax event redemption occurs prior to the initial reset date, or if the FPL Group Capital debentures are not successfully remarketed on the third business day immediately preceding the initial reset date, prior to February 16, 2006, the redemption price for the FPL Group Capital debentures forming a part of the Corporate Units at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable Treasury portfolio described below on behalf of the holders of Corporate Units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The applicable Treasury portfolio will be substituted for FPL Group Capital debentures and will be pledged to the collateral agent to secure the Corporate Unit holders' obligations to purchase FPL Group common stock under the purchase contracts.

      "Tax event" means the receipt by FPL Group Capital of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be Thelen Reid & Priest LLP) to the effect that there is more than an insubstantial risk that interest payable by FPL Group Capital on the FPL Group Capital debentures would not be deductible, in whole or in part, by FPL Group Capital for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

      "Redemption amount" means

      o in the case of a tax event redemption occurring prior to the initial reset date, or prior to February 16, 2006 if the remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date resulted in a failed remarketing, for each FPL Group Capital debenture, the product of the principal amount of that FPL Group Capital debenture and a fraction whose numerator is the applicable Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the FPL Group Capital debentures included in Corporate Units, and

      o in the case of a tax event redemption occurring on or after the initial reset date, or February 16, 2006 if the remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date resulted in a failed remarketing, for each FPL Group Capital debenture, the product of the principal amount of the FPL Group Capital debenture and a fraction whose numerator is the applicable Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the FPL Group Capital debentures outstanding on the tax event redemption date.

      Depending on the amount of the Treasury portfolio purchase price, the redemption amount could be less than or greater than the principal amount of the FPL Group Capital debentures.

      As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in The City of New York to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the tax event Treasury portfolio for settlement on the tax event redemption date.

      The Treasury portfolio to be purchased in connection with a tax event redemption, or tax event Treasury portfolio, will consist of:

      (1) if the tax event redemption occurs prior to the initial reset date, or if the FPL Group Capital debentures are not successfully remarketed on the third business day immediately preceding the initial reset date, prior to February 16, 2006:

                  o interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2006 in an aggregate amount equal to the principal amount of the FPL Group Capital debentures included in the Corporate Units, and

                  o with respect to each scheduled interest payment date on the FPL Group Capital debentures that occurs after the tax event redemption and on or before February 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the FPL Group Capital debentures on that date if the interest rate of the FPL Group Capital debentures was not reset on the reset date; or

      (2) if the tax event redemption occurs on or after the initial reset date, or, if the FPL Group Capital debentures are not successfully remarketed on the third business day immediately preceding the initial reset date, on or after February 16, 2006:

                  o interest or principal strips of U.S. Treasury securities that mature on or prior to February 15, 2008 in an aggregate amount equal to the principal amount of the FPL Group Capital debentures outstanding, and

                  o with respect to each scheduled interest payment date on the FPL Group Capital debentures that occurs after the tax event redemption and on or before February 16, 2008, interest or principal strips of U.S. Treasury securities that mature on the business day prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the FPL Group Capital debentures outstanding on that date.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of FPL Group Capital debentures to be redeemed at its registered address. Unless FPL Group Capital defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the FPL Group Capital debentures. In the event any FPL Group Capital debentures are called for redemption, neither FPL Group Capital nor the indenture trustee will be required to register the transfer of or exchange the FPL Group Capital debentures to be redeemed.

BOOK-ENTRY AND SETTLEMENT

      FPL Group Capital debentures which are released from the pledge following substitution or settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, FPL Group Capital debentures represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, FPL Group Capital debentures in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

      Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of FPL Group Capital debentures in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing FPL Group Capital debentures shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

      In the event that

      o the depositary notifies FPL Group Capital that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

      o the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after FPL Group Capital learns that the depositary has ceased to be so registered, or

      o FPL Group Capital determines in its sole discretion that it will no longer have FPL Group Capital debentures represented by global securities or permit any the global security certificates to be exchangeable, certificates for the FPL Group Capital debentures will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for FPL Group Capital debenture certificates registered in the names directed by the depositary. FPL Group Capital expects that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units, FPL Group Capital debentures and FPL Group common stock acquired under a purchase contract. Unless otherwise stated, this summary deals only with Equity Units, FPL Group Capital debentures and FPL Group common stock held as capital assets (generally, assets held for investment) by holders that are U.S. persons (defined below) that purchase Equity Units upon original issuance. The tax treatment of a holder may vary depending on the holder's particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, banks, insurance companies, broker dealers, tax-exempt organizations, foreign taxpayers, regulated investment companies, persons holding Equity Units, FPL Group Capital debentures, or shares of FPL Group common stock as part of a straddle, hedge, conversion transaction or other integrated investment and persons whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING, AND DISPOSING OF THE EQUITY UNITS OR FPL GROUP CAPITAL DEBENTURES OR FPL GROUP COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

      No statutory, administrative or judicial authority directly addresses the treatment of Equity Units or instruments similar to Equity Units for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

      For purposes of this summary, the term "U.S. person" means

      o  an individual who is a citizen or resident of the United States,

      o a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

      o an estate the income of which is subject to United States federal income taxation regardless of its source, or

      o a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

EQUITY UNITS

      Allocation of Purchase Price. A holder's acquisition of an Equity Unit will be treated as an acquisition of a unit consisting of two components, the FPL Group Capital debenture and the related purchase contract. The purchase price of each Equity Unit will be allocated between the components in proportion to their respective fair market values at the time of purchase. The allocation will establish a holder's initial tax basis in the FPL Group Capital debentures and the purchase contract. FPL Group Capital will report the fair market value of the FPL Group Capital debenture as $50 and FPL Group will report the fair market value of each purchase contract as $0. This position will be binding upon holders (but not on the IRS) unless holders explicitly disclose a contrary position on a statement attached to their timely filed United States federal income tax returns for the taxable year in which an Equity Unit is acquired. Thus, absent such disclosure, holders should allocate the purchase price for an Equity Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

      Ownership of FPL Group Capital Debentures or Treasury Securities. Holders will be treated as owning the FPL Group Capital debentures or Treasury securities constituting a part of the Corporate Units or Treasury Units, respectively, for United States federal income tax purposes. FPL Group, FPL Group Capital and, by virtue of their acquisition of Equity Units, holders agree to treat the FPL Group Capital debentures or Treasury securities constituting a part of the Equity Units as owned by holders for United States federal income tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the FPL Group Capital debentures or Treasury securities are discussed below (see "-- FPL Group Capital Debentures," "--Treasury Securities" and "--Remarketing, Tax Event Redemption and Mandatory Redemption of FPL Group Capital Debentures").

      Sales, Exchanges or Other Taxable Dispositions of Equity Units. If holders sell, exchange or otherwise dispose of an Equity Unit in a taxable disposition (a "disposition"), they will be treated as having sold, exchanged or disposed of each of the purchase contract and the FPL Group Capital debenture, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, that constitute such Equity Unit, and the proceeds realized on such disposition will be allocated between the purchase contract and the FPL Group Capital debenture, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, in proportion to their respective fair market values. As a result, as to the purchase contract and the FPL Group Capital debenture, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, holders generally will recognize gain or loss equal to the difference between the portion of the proceeds received by holders that is allocable to the purchase contract and the FPL Group Capital debenture, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, and their adjusted tax basis in the purchase contract and the FPL Group Capital debenture, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, except to the extent holders are treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment payments on the purchase contract, which amount may be treated as ordinary income, to the extent not previously included in income. In the case of the purchase contract, the applicable ownership interest in the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if holders held the Equity Units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the FPL Group Capital debentures are summarized under "--FPL Group Capital Debentures--Sales, Exchanges or Other Taxable Dispositions of FPL Group Capital Debentures."

      If the disposition of an Equity Unit occurs when the purchase contract has a negative value, holders should be considered to have received additional consideration for the FPL Group Capital debenture, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from their obligation under the purchase contract. Because, as discussed below, any gain on the disposition of an FPL Group Capital debenture prior to the purchase contract settlement date generally will be treated as ordinary interest income for United States federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. Holders should consult their tax advisors regarding a disposition of an Equity Unit at a time when the purchase contract has a negative value.

      In determining gain or loss, contract adjustment payments or deferred contract adjustment payments that have been received by holders, but have not previously been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments previously included in holders' income, but not received by the holders should increase their adjusted tax basis in the purchase contract (see "--Purchase Contracts--Contract Adjustment Payments and Deferred Contract Adjustment Payments" below).

FPL GROUP CAPITAL DEBENTURES

      The discussion in this section will apply to holders if they hold FPL Group Capital debentures or Corporate Units that include FPL Group Capital debentures.

      Classification of the FPL Group Capital Debentures. In connection with the issuance of the FPL Group Capital debentures, Thelen Reid & Priest LLP, FPL Group's and FPL Group Capital's special counsel, will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the FPL Group Capital debentures will be classified as indebtedness for United States federal income tax purposes. FPL Group and FPL Group Capital and, by virtue of their acquisition of Corporate Units, holders agree to treat the FPL Group Capital debentures as indebtedness of FPL Group Capital for United States federal income tax purposes.

      Original Issue Discount. Because of the manner in which the interest rate on the FPL Group Capital debentures is to be reset, the FPL Group Capital debentures should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, or OID, as set forth in the applicable Treasury Regulations. FPL Group Capital intends to treat the FPL Group Capital debentures in that manner, and the remainder of this discussion assumes that the FPL Group Capital debentures will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be:

      o to require holders, regardless of their usual method of tax accounting, to use an accrual method with respect to the interest income on FPL Group Capital debentures;

      o for all accrual periods through the initial reset date, and possibly for accrual periods thereafter with respect to the FPL Group Capital debentures, to require holders to accrue interest income in excess of interest payments actually received; and

      o generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of the FPL Group Capital debentures.

See "--Sales, Exchanges or Other Taxable Dispositions of FPL Group Capital Debentures."

      Holders will be required to accrue OID on a constant yield to maturity basis based on the "comparable yield" of the FPL Group Capital debentures. The comparable yield of the FPL Group Capital debentures will generally be the rate at which FPL Group Capital would issue a fixed rate debt instrument with terms and conditions similar to the FPL Group Capital debentures (which rate will exceed the current interest payments on the FPL Group Capital debentures). FPL Group Capital has determined that, for the FPL Group Capital debentures, the comparable yield is 5.7% and the projected payments are $0.44 on August 16, 2002, $0.63 for each subsequent quarter ending on or prior to November 16, 2005 and $0.87 for each quarter ending after November 16, 2005. FPL Group Capital has also determined that the projected payment for the FPL Group Capital debentures, per $50 of principal amount, at the maturity date is $50.87 (which includes the stated principal amount of the FPL Group Capital debentures as well as the final projected interest payment). The amount of OID on an FPL Group Capital debenture for each accrual period is determined by multiplying the comparable yield of the FPL Group Capital debenture (adjusted for the length of the accrual period) by the FPL Group Capital debenture's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each FPL Group Capital debenture, per $50 of principal amount, at the beginning of the first accrual period will be $50, and the adjusted issue price of each FPL Group Capital debenture at the beginning of each subsequent accrual period will be equal to $50, increased by any OID previously accrued by holders on such FPL Group Capital debenture and decreased by the amount of projected payments on such FPL Group Capital debenture through such date. The amount of OID so determined will then be allocated on a ratable basis to each day in the accrual period that holders hold the FPL Group Capital debenture.

      If, after the date on which the interest rate on the FPL Group Capital debentures is reset, the remaining amounts of principal and interest payable on the FPL Group Capital debentures differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by holders as adjustments to interest income in a reasonable manner over the period to which they relate.

      Holders are generally bound by the comparable yield and projected payment schedule for the FPL Group Capital debentures provided by FPL Group Capital unless either is unreasonable. If holders decide to use their own comparable yield and projected payment schedule, they must explicitly disclose this fact and the reason that they have used their own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to holders' timely filed United States federal income tax returns for the taxable year that includes the date of their acquisition of the FPL Group Capital debentures.

      The foregoing comparable yield and projected payment schedule are supplied by FPL Group Capital solely for computing income under the noncontingent bond method for United States federal income tax purposes and do not constitute projections or representations as to the amounts that holders will actually receive as a result of owning FPL Group Capital debentures or Corporate Units.

      Adjustment to Tax Basis in FPL Group Capital Debentures. A holder's tax basis in an FPL Group Capital debenture will be increased by the amount of OID included in income with respect to the FPL Group Capital debenture and decreased by the amount of projected payments with respect to the FPL Group Capital debenture through the computation date.

      Sales, Exchanges or Other Taxable Dispositions of FPL Group Capital Debentures. Holders will recognize gain or loss on a disposition of FPL Group Capital debentures (including a redemption for cash or the remarketing thereof) in an amount equal to the difference between the amount realized by holders on the disposition of the FPL Group Capital debentures and their adjusted tax basis in the FPL Group Capital debentures. Selling expenses incurred by holders, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by holders upon a disposition of FPL Group Capital debentures. Gain recognized on the disposition of an FPL Group Capital debenture prior to the purchase contract settlement date will be treated as ordinary interest income. Loss recognized on the disposition of an FPL Group Capital debenture prior to the purchase contract settlement date will be treated as ordinary loss to the extent of holders' prior inclusions of OID on the FPL Group Capital debenture. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of an FPL Group Capital debenture on or after the purchase contract settlement date will be ordinary interest income to the extent attributable to the excess, if any, of the present value of the total remaining principal and interest payments due on the FPL Group Capital debenture over the present value of the total remaining payments set forth on the projected payment schedule for the FPL Group Capital debenture. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

TREASURY SECURITIES

      The discussion in this section will apply to holders who hold Treasury Units or Treasury securities.

      Original Issue Discount. If holders hold Treasury Units, they will be required to treat their ownership interest in the Treasury securities included in a Treasury Unit as an interest in a bond that was originally issued on the date they acquired the Treasury securities. Any such Treasury securities that are owned or treated as owned by holders will have OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. Holders will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of their regular method of tax accounting and in advance of the receipt of cash attributable to such OID. A holder's adjusted tax basis in the Treasury securities will be increased by the amounts of such OID included in such holder's gross income.

      Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, in the event that holders obtain the release of Treasury securities by delivering FPL Group Capital debentures to the collateral agent, holders generally will not recognize gain or loss upon such substitution. Holders will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by holders on such disposition and their adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

PURCHASE CONTRACTS

      Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to holders when received or accrued, in accordance with their regular method of tax accounting. To the extent FPL Group is required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, it intends to report such payments as taxable ordinary income to holders. Holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

      The treatment of contract adjustment payments and deferred contract adjustment payments could affect a holder's adjusted tax basis in a purchase contract or FPL Group common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of an Equity Unit or the termination of a purchase contract. In particular, any contract adjustment payments or deferred contract adjustment payments that have been:

      o included in holders' income, but not paid to them, should increase their adjusted tax basis in the purchase contract; and

      o paid to holders, but not included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract.

See "--Acquisition of FPL Group Common Stock Under a Purchase Contract," "--Equity Units--Sales, Exchanges or Other Taxable Dispositions of Equity Units" and "--Termination of Purchase Contract."

      Acquisition of FPL Group Common Stock Under a Purchase Contract. Holders generally will not recognize gain or loss on the purchase of FPL Group common stock under a purchase contract, including upon early settlement, except with respect to any cash paid in lieu of a fractional share of FPL Group common stock. Holders' aggregate initial tax basis in the FPL Group common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of their adjusted tax basis (if any) in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for FPL Group common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

      Ownership of FPL Group Common Stock Acquired Under the Purchase Contract. Any distribution on FPL Group common stock paid by FPL Group out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by holders when received. Any such dividend will be eligible for the dividends received deduction if the holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

      Upon a disposition of FPL Group common stock, holders generally will recognize capital gain or loss equal to the difference between the amount realized and their adjusted tax basis in the FPL Group common stock. Such capital gain or loss generally will be long-term capital gain or loss if they held such common stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

      Early Settlement of Purchase Contract. Holders will not recognize gain or loss on the receipt of their proportionate share of FPL Group Capital debentures or Treasury securities or the applicable ownership interest in a Treasury portfolio upon early settlement of a purchase contract, and holders will have the same adjusted tax basis in such FPL Group Capital debentures, Treasury securities or the applicable ownership interest in a Treasury portfolio as before such early settlement.

      Termination of Purchase Contract. If a purchase contract terminates, holders will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and their adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such purchase contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of the holder's proportionate share of the FPL Group Capital debentures or Treasury securities or applicable ownership interest in a Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis in the FPL Group Capital debentures, Treasury securities or applicable ownership interest in a Treasury portfolio as before such distribution.

      Adjustment to Settlement Rate. A holder may be treated as receiving a constructive dividend distribution from FPL Group if:

      o the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of Equity Units in FPL Group's assets or earnings and profits is increased; and

      o the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula.

An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to the FPL Group common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to holders even though holders would not receive any cash related thereto.

SUBSTITUTION OF TREASURY SECURITIES TO CREATE OR RECREATE TREASURY UNITS

      Holders of Corporate Units that deliver Treasury securities to the collateral agent in substitution for FPL Group Capital debentures or the applicable ownership interest in a Treasury portfolio will not recognize gain or loss upon their delivery of such Treasury securities or their receipt of the FPL Group Capital debentures or the applicable ownership interest in a Treasury portfolio. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and the FPL Group Capital debentures or the applicable ownership interest in a Treasury portfolio, and their adjusted tax bases in the Treasury securities, the FPL Group Capital debentures or the applicable ownership interest in a Treasury portfolio and the purchase contract will not be affected by such delivery and release.

SUBSTITUTION OF FPL GROUP CAPITAL DEBENTURES OR THE APPLICABLE OWNERSHIP INTEREST IN A TREASURY PORTFOLIO TO RECREATE CORPORATE UNITS

      Holders of Treasury Units that deliver FPL Group Capital debentures or the applicable ownership interest in a Treasury portfolio to the collateral agent in substitution for Treasury securities will not recognize gain or loss upon their delivery of such FPL Group Capital debentures or the applicable ownership interest in a Treasury portfolio or their receipt of the Treasury securities. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and FPL Group Capital debentures or the applicable ownership interest in a Treasury portfolio, and their adjusted tax bases in the Treasury securities, the FPL Group Capital debentures or the applicable ownership interest in a Treasury portfolio and the purchase contract will not be affected by such delivery and release.

REMARKETING, TAX EVENT REDEMPTION AND MANDATORY REDEMPTION OF FPL GROUP CAPITAL DEBENTURES

      A remarketing, a tax event redemption or a mandatory redemption will be a taxable event for holders of FPL Group Capital debentures, which will be subject to tax in the manner described above under "--FPL Group Capital
Debentures--Sales, Exchanges or Other Taxable Dispositions of FPL Group Capital Debentures."

      Ownership of Treasury Portfolio. In the event of a remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date or a tax event redemption prior to the purchase contract settlement date, FPL Group Capital and, by virtue of their acquisition of Corporate Units, holders agree to treat the applicable ownership interest in the Treasury portfolio constituting a part of their Corporate Units as owned by holders for United States federal income tax purposes. In such a case, holders will be required to include in income any amount earned on such pro rata portion of the Treasury portfolio for United States federal income tax purposes. The remainder of this summary assumes that holders of Corporate Units will be treated as the owners of the applicable ownership interest in the Treasury portfolio constituting a part of such Corporate Units for United States federal income tax purposes.

      Interest Income and Original Issue Discount. The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the FPL Group Capital debentures on the third business day immediately preceding the initial reset date or a tax event redemption prior to purchase contract settlement date, holders will be required to treat their pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID equal to their pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Corporate Units. Holders will be required to include such OID (other than OID on short-term U.S. Treasury securities as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of their regular method of tax accounting. To the extent that a payment from the Treasury portfolio made in respect of a scheduled interest payment on a remarketed or redeemed FPL Group Capital debenture exceeds the amount of such OID, such payment will be treated as a return of a holder's investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

      In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. Treasury Security"), holders will generally be required to include OID in income as it accrues only if they are accrual basis taxpayers. If holders are accrual basis taxpayers, they will generally accrue such OID on a straight-line basis, unless they make an election to accrue such OID on a constant yield to maturity basis.

      Tax Basis of the Applicable Ownership Interest in a Treasury Portfolio. The initial tax basis of holders in their applicable ownership interest in a Treasury portfolio will equal their pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A holder's adjusted tax basis in the applicable ownership interest in the Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received in respect of the Treasury portfolio.

      Sales, Exchanges or Other Dispositions of the Applicable Ownership Interest in a Treasury Portfolio. Holders that obtain the release of the applicable ownership interest in a Treasury portfolio and subsequently dispose of such interest will recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such holders' adjusted tax basis in the applicable ownership interest in that Treasury portfolio. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such applicable interest in the Treasury portfolio for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

      Unless holders are exempt recipients, such as corporations, interest, OID, contract adjustment payments or deferred contract adjustment payments, and dividends received on, and proceeds received from the sale of, Equity Units, FPL Group Capital debentures, purchase contracts, Treasury securities, the applicable ownership interests in a Treasury portfolio, or FPL Group common stock, as the case may be, may be subject to information reporting and may also be subject to United States federal backup withholding tax if holders fail to supply accurate taxpayer identification numbers or otherwise fail to comply with applicable United States information reporting or certification requirements. The backup withholding rate for 2002 and 2003 is 30%; for 2004 and 2005 is 29%; and for 2006 and thereafter is 28%.

      Any amounts withheld under the backup withholding rules will be allowed as a credit against holders' United States federal income tax liability provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the United States Internal Revenue Code of 1986, as amended (the "Code"), impose certain restrictions on:

      o  employee benefit plans (as defined in Section 3(3) of ERISA);

      o plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans;

      o any entities whose underlying assets include plan assets pursuant to 29 C.F.R. Section 2510.3-101 by reason of a plan's investment in such entities (each a "Plan"); and

      o persons who have certain specified relationships to such Plans ("Parties in Interest" under ERISA and "Disqualified Persons" under the Code).

      Plans may purchase Corporate Units subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements under ERISA or the Code applicable to investments by Plans. Accordingly, among other factors, the investing fiduciary should consider whether:

      o the investment would satisfy the prudence and diversification requirements of ERISA;

      o the investment would be consistent with the documents and instruments governing the Plan;

      o the investment is made solely in the interest of participants and beneficiaries of the Plan;

      o the acquisition and holding of Corporate Units does not result in a non-exempt "prohibited transaction" under Section 406 of ERISA or
         Section 4975 of the Code; and

      o the investment does not violate ERISA's prohibition on improper delegation of control over or responsibility for Plan assets.

      If FPL Group Capital or FPL Group were a Party in Interest or Disqualified Person with respect to a Plan (or becomes a Party in Interest or Disqualified Person in connection with this transaction), such Plan's acquisition or holding of the Corporate Units could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., the extension of credit between a Plan and a Party in Interest or Disqualified Person), unless such Corporate Units are acquired and are held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor ("DOL") has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of Corporate Units. These class exemptions are PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting transactions involving insurance company separate accounts), PTCE 91-38 (respecting transactions involving bank collective investment funds), PTCE 95-60 (respecting transactions involving insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). There can be no assurance, however, that all of the conditions of any such exemption will be satisfied.

      By its purchase of the Corporate Units (or an interest therein), each purchaser of the Corporate Units will be deemed to have represented and agreed that either:

      o  it is not purchasing the Corporate Units with the assets of any Plan;
         or

      o one or more exemptions apply so that the use of such assets will not constitute a non-exempt prohibited transaction under ERISA or the Code.

Additionally, each purchaser of the Corporate Units (or an interest therein) will be deemed to have directed the remarketing agent to take the actions set forth in this prospectus supplement. Any Plan fiduciary that proposes to cause a Plan to purchase the Corporate Units should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and whether any exemption would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied.

SPECIAL CONSIDERATIONS APPLICABLE TO INSURANCE COMPANY GENERAL ACCOUNTS

      Based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to a Plan by virtue of such investment. Any investor that is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the DOL issued final regulations effective January 5, 2000 (the "General Account Regulations") with respect to insurance policies issued on or before December 31, 1998, that are supported by an insurer's general account. As a result of the General Account Regulations, assets of an insurance company's general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies certain conditions. The plan asset status of an insurance company's separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such Plan invested in a separate account.

                                  UNDERWRITING

      The information in this section adds to the information in the "Plan of Distribution" section on page 21 of the accompanying prospectus. Please read these two sections together.

      FPL Group is selling the Corporate Units to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. Subject to certain conditions, FPL Group has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the number of Corporate Units set forth opposite that underwriter's name in the table below:

                                                     NUMBER OF
                                                     CORPORATE
         UNDERWRITER                                   UNITS
         -----------                                ----------
Goldman, Sachs & Co...........................      2,860,000
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.........................      2,860,000
J.P. Morgan Securities Inc. ..................        572,000
Lehman Brothers Inc...........................        572,000
Salomon Smith Barney Inc. ....................        572,000
Scotia Capital (USA) Inc. ....................        242,000
Banc One Capital Markets, Inc. ...............        308,000
Robertson Stephens, Inc. .....................        176,000
The Williams Capital Group, L.P. .............        154,000
Credit Lyonnais Securities (USA) Inc. ........        132,000
First Union Securities, Inc. .................        110,000
BNY Capital Markets, Inc. ....................         88,000
Mellon Financial Markets, LLC.................         88,000
SunTrust Capital Markets, Inc. ...............         66,000
                                                    ---------
         Total................................      8,800,000
                                                    =========

      Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Corporate Units if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Corporate Units to the public when and if the underwriters buy the Corporate Units from FPL Group.

      The expenses in connection with the offer and sale of the Corporate Units, other than underwriting discounts, are estimated at $750,000. This estimate includes expenses relating to printing, rating agency fees, trustees' fees and legal fees, among other expenses. The underwriters have agreed to make a payment to FPL Group in lieu of reimbursement of expenses in connection with the offering.

      FPL Group and FPL Group Capital have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

COMMISSIONS AND DISCOUNTS

      The Corporate Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Corporate Units sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to $0.90 per Corporate Unit. Any such securities dealer may resell any Corporate Units purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to $0.10 per Corporate Unit. If all of the Corporate Units are not sold at the initial public offering price, the underwriters may change the offering price and other selling terms.

      The following table shows the per unit and total public offering price, underwriting discount to be paid to the underwriters and proceeds before expenses to FPL Group Capital. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option to purchase up to 1,320,000 additional Corporate Units.

                                                                 Per
                                                               Corporate        Without Exercise     With Exercise
                                                                  Unit             of Option           of Option
                                                               ---------        ----------------     --------------

         Public offering price.........................           $50.00           $440,000,000       $506,000,000
         Underwriting discount.........................            $1.50            $13,200,000        $15,180,000
         Proceeds, before expenses, to FPL Group
            Capital....................................           $48.50           $426,800,000       $490,820,000



OVERALLOTMENT OPTION

      FPL Group has granted an option to the underwriters to purchase up to an additional 1,320,000 Corporate Units at the public offering price less the underwriting discount. The underwriters may exercise this option from time to time no later than 12 days after the date the Corporate Units are initially issued solely to cover any overallotments, provided, however, that FPL Group may in its discretion extend such period up to 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional Corporate Units as the number set forth next to the underwriter's name in the preceding table bears to the total number of Corporate Units set forth next to the names of all underwriters in the preceding table.

NO SALE OF SIMILAR SECURITIES

      FPL Group has agreed, for a period of 90 days after the date of this prospectus supplement, to not, without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the representatives of the underwriters, directly or indirectly, offer, pledge, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, or enter into any agreement to sell, any Corporate Units, purchase contracts or FPL Group common stock, or any securities of FPL Group similar to the Corporate Units, purchase contracts or FPL Group common stock or any security convertible into or exchangeable or exercisable for Corporate Units, purchase contracts or its common stock, with certain exceptions, including shares of its common stock and Equity Units issued pursuant to this offering of its Equity Units and the concurrent offering of its common stock, shares of its common stock or options for shares of its common stock issued pursuant to or sold in connection with any employee or director benefit or compensation, dividend reinvestment, stock option or other incentive and stock purchase plans or shareholder rights plan of FPL Group and its subsidiaries, shares issuable in connection with Treasury Units or Corporate Units to be created or recreated upon substitution of pledged securities, or shares of its common stock issuable upon settlement of the Corporate Units or Treasury Units or other similar securities issued by FPL Group.

NEW YORK STOCK EXCHANGE LISTING

      The Corporate Units have been approved for listing on the NYSE under the symbol "FPLPrB," subject to official notice of issuance. Neither FPL Group nor FPL Group Capital has any obligation or current intention to apply for any separate listing of the Treasury Units or the FPL Group Capital debentures. FPL Group has been advised by the underwriters that they intend to make a market in the Corporate Units. The underwriters are not obligated to do so and may discontinue their market making at any time without notice. There can be no assurance that an active trading market will develop for the Corporate Units or that the Corporate Units will trade at or above the initial public offering price in the public market subsequent to the offering.

REMARKETING

      This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing of the FPL Group Capital debentures at such time as is necessary or upon early settlement of the purchase contracts.

PRICE STABILIZATION AND SHORT POSITIONS

      Until the distribution of the Corporate Units offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Corporate Units or shares of FPL Group common stock. However, the underwriters may engage in transactions that stabilize the price of the Corporate Units or FPL Group common stock, such as bids or purchases that peg, fix or maintain the price of the Corporate Units or FPL Group common stock.

      In connection with the offering, the underwriters may make short sales of the Corporate Units. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Corporate Units than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing Corporate Units in the open market. In determining the source of Corporate Units to close out the covered short position, the representatives of the underwriters will consider, among other things, the price of Corporate Units available for purchase in the open market as compared to the price at which they may purchase the Corporate Units through the overallotment option. Naked short sales are sales in excess of the overallotment option. The representatives must close out any naked short position by purchasing Corporate Units in the open market. A naked short position is more likely to be created if the representatives are concerned that there may be downward pressure on the price of the Corporate Units or FPL Group common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the Corporate Units and FPL Group common stock or preventing or retarding a decline in the market price of the Corporate Units and FPL Group common stock. As a result, the prices of the Corporate Units and FPL Group common stock may be higher than they would otherwise be in the absence of these transactions. The transactions may be effected in the over-the-counter market or otherwise.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Corporate Units sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Neither FPL Group nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Corporate Units or FPL Group common stock. In addition, neither FPL Group nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. The underwriters may also engage in such transactions in connection with the concurrent offering of FPL Group's common stock.

ELECTRONIC PROSPECTUS

      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of Corporate Units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of Corporate Units for sale to its online brokerage customers. An electronic prospectus supplement is available on the internet website maintained by Merrill Lynch. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement.

SELLING RESTRICTIONS

      Each underwriter has represented, warranted and agreed that:

      o it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Corporate Units to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers at Securities Regulations 1995;

      o it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Corporate Units in circumstances in which section 21(1) of the FSMA does not apply to FPL Group and FPL Group Capital; and

      o it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Corporate Units in, from or otherwise involving the United Kingdom.

      The Corporate Units may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement, the accompanying prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

OTHER RELATIONSHIPS

      All of the underwriters except Banc One Capital Markets, Inc. are also underwriting the concurrent offering of FPL Group common stock. In addition, certain of the underwriters and their affiliates engage in transactions with, and perform services for, FPL Group, its subsidiaries and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with FPL Group, its subsidiaries and its affiliates.

MISCELLANEOUS

      First Union Securities, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and non-bank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus supplement, however, do not include Wachovia Securities, Inc., member NASD/SIPC, a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling group member in the distribution of these securities.

PROSPECTUS

                                 $2,000,000,000
                                AGGREGATE AMOUNT

                                ----------------


                              FPL GROUP CAPITAL INC
                                 DEBT SECURITIES


             THE DEBT SECURITIES WILL BE ABSOLUTELY, IRREVOCABLY AND
                          UNCONDITIONALLY GUARANTEED BY

                                 FPL GROUP, INC.
                                 ---------------



                                 FPL GROUP, INC.
           COMMON STOCK WITH ATTACHED PREFERRED SHARE PURCHASE RIGHTS

                            STOCK PURCHASE CONTRACTS

                                       AND

                              STOCK PURCHASE UNITS
                  --------------------------------------------

         FPL Group, Inc. and FPL Group Capital Inc may offer from time to time up to an aggregate of $2,000,000,000 of their securities. FPL Group and FPL Group Capital will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

         FPL Group's common stock is listed on the New York Stock Exchange and trades under the symbol "FPL."

         FPL Group and FPL Group Capital may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section on page 21 of this prospectus also provides more information on this topic.

         Both FPL Group's and FPL Group Capital's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and their mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

                  --------------------------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 April 24, 2002

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that FPL Group and FPL Group Capital have filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, FPL Group and FPL Group Capital may sell the securities or combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities that FPL Group and/or FPL Group Capital may offer. Each time FPL Group and/or FPL Group Capital sells securities, FPL Group and/or FPL Group Capital will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

         For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

         FPL Group files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL Group with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL Group. FPL Group also maintains an Internet site (http://www.fplgroup.com).

         FPL Group Capital does not file reports or other information with the SEC. FPL Group includes summarized financial information relating to FPL Group Capital in some of its reports filed with the SEC. FPL Group does not intend to include any separate financial information with respect to FPL Group Capital in its consolidated financial statements because FPL Group and FPL Group Capital have determined that this information is not material to the holders of FPL Group Capital's debt securities.

                           INCORPORATION BY REFERENCE

         The SEC allows FPL Group Capital and FPL Group to "incorporate by reference" the information that FPL Group files with the SEC, which means that FPL Group Capital and FPL Group may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that FPL Group files in the future with the SEC will automatically update and supersede this information. FPL Group Capital and FPL Group are incorporating by reference the document listed below and any future filings FPL Group makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until FPL Group and/or FPL Group Capital sell all of these securities:

         (1) FPL Group's Annual Report on Form 10-K for the year ended December 31, 2001.

         (2) FPL Group's Current Report on Form 8-K filed with the SEC on April 5, 2002 (excluding that portion furnished under Item 9).

         You may request a copy of these documents, at no cost to you, by writing or calling Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 40 West 57th Street, New York, New York, 10019, (212) 603-2000.

                           SAFE HARBOR STATEMENT UNDER
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL Group and FPL Group Capital are hereby filing cautionary statements identifying important factors that could cause FPL Group's and FPL Group Capital's actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of FPL Group or FPL Group Capital that are made in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projection" or "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any of those statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause FPL Group's or FPL Group Capital's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group or FPL Group Capital.

         Any forward-looking statement speaks only as of the date on which that statement is made, and neither FPL Group nor FPL Group Capital undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

         Some important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978 and the Public Utility Holding Company Act of 1935, and changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission and the U.S. Nuclear Regulatory Commission, with respect to:

         (1) allowed rates of return, including but not limited to, return on common equity and equity ratio limits,

         (2)      industry and rate structure,

         (3)      operation of nuclear power facilities,

         (4) acquisition, disposal, depreciation and amortization of assets and facilities,

         (5)      operation and construction of plant facilities,

         (6)      recovery of fuel and purchased power costs,

         (7)      decommissioning costs, and

         (8) present or prospective wholesale and retail competition, including, but not limited to, retail wheeling and transmission costs.

         The business and profitability of FPL Group and FPL Group Capital are also influenced by economic and geographic factors including:

         (1)      political and economic risks,

         (2) changes in and compliance with environmental and safety laws and policies,

         (3) weather conditions, including natural disasters such as hurricanes,

         (4)      population growth rates and demographic patterns,

         (5)      competition for retail and wholesale customers,

         (6) availability, pricing and transportation of fuel and other energy commodities,

         (7)      market demand for energy,

         (8) changes in tax rates or policies or in rates of inflation or in accounting standards,

         (9)      unanticipated delays or changes in costs for capital projects,

         (10) unanticipated changes in operating expenses and capital expenditures,

         (11)     capital market conditions,

         (12)     competition for new energy development opportunities, and

         (13) legal and administrative proceedings, whether civil, such as environmental, or criminal, and settlements.

         All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and are beyond the control of FPL Group and FPL Group Capital.

                                FPL GROUP CAPITAL

         FPL Group Capital was incorporated in 1985 as a Florida corporation and is a wholly-owned subsidiary of FPL Group. FPL Group Capital holds the capital stock of, and provides funding for, FPL Group's operating subsidiaries other than Florida Power & Light Company. These operating subsidiaries' business activities primarily consist of independent power projects.

                                    FPL GROUP

         FPL Group is a holding company incorporated in 1984 as a Florida corporation. FPL Group's principal subsidiary, Florida Power & Light Company, is engaged in the generation, transmission, distribution and sale of electric energy. Other operations are conducted through FPL Group Capital.

                                 USE OF PROCEEDS

         Unless otherwise stated in a prospectus supplement, FPL Group Capital and FPL Group will each add the net proceeds from the sale of these securities to its respective general funds. FPL Group uses its general funds for corporate purposes, including to provide funds for its subsidiaries. FPL Group Capital uses its general funds for corporate purposes, including to repay short-term borrowings and to redeem or repurchase outstanding long-term debt obligations. FPL Group Capital and FPL Group will each temporarily invest any proceeds that it does not need to use immediately in short-term instruments.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

         The following table shows FPL Group's consolidated ratio of earnings to fixed charges for each of its last five fiscal years:

                           Years Ended December 31,
              ----------------------------------------------------

               2001        2000       1999       1998       1997
               ----        ----       ----       ----       ----
               3.77        4.30       5.26       3.88       4.09

                     DESCRIPTION OF OFFERED DEBT SECURITIES

         GENERAL. FPL Group Capital will issue its debt securities, in one or more series, under an Indenture, dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as Trustee. This Indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the "Indenture." The Bank of New York, as Trustee under the Indenture, is referred to in this prospectus as the "Indenture Trustee." These debt securities are referred to in this prospectus as the "Offered Debt Securities."

         The Indenture provides for the issuance of debentures, notes or other debt by FPL Group Capital in an unlimited amount from time to time. The Offered Debt Securities and all other debentures, notes or other debt of FPL Group Capital issued under the Indenture are collectively referred to in this prospectus as the "Debt Securities."

         This section briefly summarizes some of the terms of the Offered Debt Securities and some of the provisions of the Indenture. This summary does not contain a complete description of the Offered Debt Securities. You should read this summary together with the Indenture and the officer's certificates or other documents establishing the Offered Debt Securities for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary. The Indenture, the form of officer's certificate that may be used to establish a series of Offered Debt Securities and a form of Offered Debt Securities are on file with the SEC and are incorporated by reference in this prospectus. In addition, the Indenture is subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of provisions that may be important to you.

         Each series of Offered Debt Securities will have different terms. FPL Group Capital will include some or all of the following information about a specific series of Offered Debt Securities in the prospectus supplement(s) relating to those Offered Debt Securities:

         (1)      the title of those Offered Debt Securities,

         (2) any limit upon the aggregate principal amount of those Offered Debt Securities,

         (3) the date(s) on which FPL Group Capital will pay the principal of those Offered Debt Securities,

         (4) the rate(s) of interest on those Offered Debt Securities, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which FPL Group Capital will pay interest and the record date for any interest payable on any interest payment date,

         (5) the person to whom FPL Group Capital will pay interest on those Offered Debt Securities on any interest payment date, if other than the person in whose name those Offered Debt Securities are registered at the close of business on the record date for that interest payment,

         (6) the place(s) at which or methods by which FPL Group Capital will make payments on those Offered Debt Securities and the place(s) at which or methods by which the registered owners of those Offered Debt Securities may transfer or exchange those Offered Debt Securities and serve notices and demands to or upon FPL Group Capital,

         (7) the security registrar and any paying agent or agents for those Offered Debt Securities,

         (8) any date(s) on which, the price(s) at which and the terms and conditions upon which FPL Group Capital may, at its option, redeem those Offered Debt Securities, in whole or in part, and any restrictions on those redemptions,

         (9) any sinking fund or other provisions or options held by the registered owners of those Offered Debt Securities that would obligate FPL Group Capital to repurchase or redeem those Offered Debt Securities,

         (10) the denominations in which FPL Group Capital may issue those Offered Debt Securities, if other than denominations of $1,000 and any integral multiple of $1,000,

         (11) the currency or currencies in which FPL Group Capital may pay the principal of or premium, if any, or interest on those Offered Debt Securities (if other than in U.S. dollars),

         (12) if FPL Group Capital or a registered owner may elect to pay, or receive, principal of or premium, if any, or interest on those Offered Debt Securities in a currency other than that in which those Offered Debt Securities are stated to be payable, the terms and conditions upon which that election may be made,

         (13) if FPL Group Capital will, or may, pay the principal of or premium, if any, or interest on those Offered Debt Securities in securities or other property, the type and amount of those securities or other property and the terms and conditions upon which FPL Group Capital or a registered owner may elect to pay or receive those payments,

         (14) if the amount payable in respect of principal of or premium, if any, or interest on those Offered Debt Securities may be determined by reference to an index or other fact or event ascertainable outside of the Indenture, the manner in which those amounts will be determined,

         (15) the portion of the principal amount of those Offered Debt Securities that FPL Group Capital will pay upon declaration of acceleration of the maturity of those Offered Debt Securities, if other than the entire principal amount of those Offered Debt Securities,

         (16) any events of default with respect to those Offered Debt Securities and any covenants of FPL Group Capital for the benefit of the registered owners of those Offered Debt Securities, other than those specified in the Indenture,

         (17) the terms, if any, pursuant to which those Offered Debt Securities may be converted into or exchanged for shares of capital stock or other securities of FPL Group Capital or any other entity,

         (18) a definition of "Eligible Obligations" under the Indenture with respect to those Offered Debt Securities denominated in a currency other than U.S. dollars, and any other provisions for the reinstatement of FPL Group Capital's indebtedness in respect of those Offered Debt Securities after their satisfaction and discharge,

         (19) if FPL Group Capital will issue those Offered Debt Securities in global form, necessary information relating to the issuance of those Offered Debt Securities in global form,

         (20) if FPL Group Capital will issue those Offered Debt Securities as bearer securities, necessary information relating to the issuance of those Offered Debt Securities as bearer securities,

         (21) any limits on the rights of the registered owners of those Offered Debt Securities to transfer or exchange those Offered Debt Securities or to register their transfer, and any related service charges,

         (22) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to those Offered Debt Securities,

         (23) other than the Guarantee described under "Description of the Guarantee" below, any collateral security, assurance, or guarantee for those Offered Debt Securities, and

         (24) any other terms of those Offered Debt Securities that are not inconsistent with the provisions of the Indenture (Indenture, Section 301).

         FPL Group Capital may sell Offered Debt Securities at a discount below their principal amount. Some of the important United States Federal income tax considerations applicable to Offered Debt Securities sold at a discount below their principal amount may be discussed in the related prospectus supplement. In addition, some of the important United States Federal income tax or other considerations applicable to any Offered Debt Securities that are denominated in a currency other than U.S. dollars may be discussed in the related prospectus supplement.

         Except as otherwise stated in the related prospectus supplement, the covenants in the Indenture would not give registered owners of Offered Debt Securities protection in the event of a highly-leveraged transaction involving FPL Group Capital.

         SECURITY AND RANKING. The Offered Debt Securities will be unsecured obligations of FPL Group Capital. The Indenture does not limit FPL Group Capital's ability to provide security with respect to other Debt Securities. All Debt Securities issued under the Indenture will rank equally and ratably with all other Debt Securities issued under the Indenture, except to the extent that FPL Group Capital elects to provide security with respect to any Debt Security without providing that security to all outstanding Debt Securities as allowed under the Indenture. The Indenture does not limit FPL Group Capital's ability to issue other unsecured debt.

         FPL Group Capital is a holding company that derives substantially all of its income from its operating subsidiaries. The Debt Securities therefore will be effectively subordinated to debt and preferred stock issued by those subsidiaries. The Indenture does not limit the amount of debt which may be incurred and preferred stock issuable by FPL Group Capital's subsidiaries.

         PAYMENT AND PAYING AGENTS. Except as stated in the related prospectus supplement, on each interest payment date FPL Group Capital will pay interest on each Offered Debt Security to the person in whose name that Offered Debt Security is registered as of the close of business on the record date relating to that interest payment date. However, on the date that the Offered Debt Securities mature, FPL Group Capital will pay the interest to the person to whom it pays the principal. Also, if FPL Group Capital has defaulted in the payment of interest on any Offered Debt Security, it may pay that defaulted interest to the registered owner of that Offered Debt Security:

         (1) as of the close of business on a date that the Indenture Trustee selects, which may not be more than 15 days or less than 10 days before the date that FPL Group Capital proposes to pay the defaulted interest, or

         (2) in any other lawful manner that does not violate the requirements of any securities exchange on which that Offered Debt Security is listed and that the Indenture Trustee believes is acceptable (Indenture, Section 307).

         Unless otherwise stated in the related prospectus supplement, the principal, premium, if any, and interest on the Offered Debt Securities at maturity will be payable when such Offered Debt Securities are presented at the main corporate trust office of The Bank of New York, as paying agent, in The City of New York. FPL Group Capital may change the place of payment on the Offered Debt Securities, appoint one or more additional paying agents, including itself, and remove any paying agent (Indenture, Section 602).

         TRANSFER AND EXCHANGE. Unless otherwise stated in the related prospectus supplement, Offered Debt Securities may be transferred or exchanged at the main corporate trust office of The Bank of New York, as security registrar, in The City of New York. FPL Group Capital may change the place for transfer and exchange of the Offered Debt Securities and may designate one or more additional places for that transfer and exchange.

         Except as otherwise stated in the related prospectus supplement, there will be no service charge for any transfer or exchange of the Offered Debt Securities. However, FPL Group Capital may require payment of any tax or other governmental charge in connection with any transfer or exchange of the Offered Debt Securities.

         FPL Group Capital will not be required to transfer or exchange any Offered Debt Security selected for redemption. Also, FPL Group Capital will not be required to transfer or exchange any Offered Debt Security during a period of 15 days before selection of Offered Debt Securities to be redeemed (Indenture, Section 305).

         DEFEASANCE. FPL Group Capital may, at any time, elect to have all of its obligations discharged with respect to all or a portion of any Debt Securities. To do so, FPL Group Capital must irrevocably deposit with the Indenture Trustee or any paying agent, in trust:

         (1) money in an amount that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Debt Securities, on or prior to their maturity, or

         (2) in the case of a deposit made prior to the maturity of that series of Debt Securities,

                  (a) direct obligations of, or obligations unconditionally guaranteed by, the United States and entitled to the benefit of its full faith and credit that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, and

                  (b) certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, the principal of and the interest on which, when due, without any regard to reinvestment of that principal or interest, will provide money that, together with any money deposited with or held by the Indenture Trustee, will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Debt Securities, on or prior to their maturity, or

         (3) a combination of (1) and (2) that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Debt Securities, on or prior to their maturity (Indenture, Section 701).

         LIMITATION ON LIENS. So long as any Debt Securities remain outstanding, FPL Group Capital will not secure any indebtedness with a lien on any shares of the capital stock of any of its majority-owned subsidiaries, which shares of capital stock FPL Group Capital now or hereafter directly owns, unless FPL Group Capital equally secures all Debt Securities. However, this restriction does not apply to or prevent:

         (1) any lien on capital stock created at the time FPL Group Capital acquires that capital stock, or within 270 days after that time, to secure all or a portion of the purchase price for that capital stock,

         (2) any lien on capital stock existing at the time FPL Group Capital acquires that capital stock (whether or not FPL Group Capital assumes the obligations secured by the lien and whether or not the lien was created in contemplation of the acquisition),

         (3) any extensions, renewals or replacements of the liens described in (1) and (2) above, or of any indebtedness secured by those liens; provided, that,

                  (a) the principal amount of indebtedness secured by those liens immediately after the extension, renewal or replacement may not exceed the principal amount of indebtedness secured by those liens immediately before the extension, renewal or replacement, and

                  (b) the extension, renewal or replacement lien is limited to no more than the same proportion of all shares of capital stock as were covered by the lien that was extended, renewed or replaced, or

         (4) any lien arising in connection with court proceedings; provided, that, either

                  (a) the execution or enforcement of that lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within that 30 day period) and the claims secured by that lien are being contested in good faith by appropriate proceedings,

                  (b) the payment of that lien is covered in full by insurance and the insurance company has not denied or contested coverage, or

                  (c) so long as that lien is adequately bonded, any appropriate legal proceedings that have been duly initiated for the review of the corresponding judgement, decree or order have not been fully terminated or the periods within which those proceedings may be initiated have not expired.

         Liens on any shares of the capital stock of any of FPL Group Capital's majority-owned subsidiaries, which shares of capital stock FPL Group Capital now or hereafter directly owns, other than liens described in (1) through (4) above, are referred to in this prospectus as "Restricted Liens." The foregoing limitation does not apply to the extent that FPL Group Capital creates any Restricted Liens to secure indebtedness that, together with all other indebtedness of FPL Group Capital secured by Restricted Liens, does not at the time exceed 5% of FPL Group Capital's Consolidated Capitalization (Indenture,
Section 608).

         For this purpose, "Consolidated Capitalization" means the sum of:

         (1)      Consolidated Shareholders' Equity;

         (2) Consolidated Indebtedness for borrowed money (exclusive of any amounts which are due and payable within one year); and, without duplication

         (3) any preference or preferred stock of FPL Group Capital or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

         The term "Consolidated Shareholders' Equity" as used above means the total assets of FPL Group Capital and its Consolidated Subsidiaries less all liabilities of FPL Group Capital and its Consolidated Subsidiaries. As used in this definition, the term "liabilities" means all obligations which would, in accordance with generally accepted accounting principles, be classified on a balance sheet as liabilities, including without limitation:

         (1) indebtedness secured by property of FPL Group Capital or any of its Consolidated Subsidiaries whether or not FPL Group Capital or such Consolidated Subsidiary is liable for the payment thereof unless, in the case that FPL Group Capital or such Consolidated Subsidiary is not so liable, such property has not been included among the assets of FPL Group Capital or such Consolidated Subsidiary on such balance sheet,

         (2)      deferred liabilities, and

         (3) indebtedness of FPL Group Capital or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of FPL Group Capital or such Consolidated Subsidiary.

As used in this definition, "liabilities" includes preference or preferred stock of FPL Group Capital or any Consolidated Subsidiary only to the extent of any such preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

         The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of FPL Group Capital and its Consolidated Subsidiaries.

         The term "Consolidated Subsidiary," means at any date any direct or indirect majority-owned subsidiary whose financial statements would be consolidated with those of FPL Group Capital in FPL Group Capital's consolidated financial statements as of such date in accordance with generally accepted accounting principles (Indenture, Section 608).

         The foregoing limitation does not limit in any manner the ability of:

         (1) FPL Group Capital to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries,

         (2) FPL Group Capital or FPL Group to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions,

         (3)      FPL Group to place liens on any of its assets, or

         (4) any of the direct or indirect subsidiaries of FPL Group Capital or FPL Group (other than FPL Group Capital) to place liens on any of their assets.

         CONSOLIDATION, MERGER, AND SALE OF ASSETS. Under the Indenture, FPL Group Capital may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

         (1) the entity formed by that consolidation, or the entity into which FPL Group Capital is merged, or the entity that acquires or leases FPL Group Capital's property and assets, is an entity organized and existing under the laws of the United States, any State or the District of Columbia and that entity expressly assumes FPL Group Capital's obligations on all Debt Securities and under the Indenture,

         (2) immediately after giving effect to the transaction, no event of default under the Indenture and no event that, after notice or lapse of time or both, would become an event of default under the Indenture exists, and

         (3) FPL Group Capital delivers an officer's certificate and an opinion of counsel to the Indenture Trustee, as provided in the Indenture (Indenture, Section 1101).

         The Indenture does not restrict FPL Group Capital in a merger in which FPL Group Capital is the surviving entity.

         EVENTS OF DEFAULT. Each of the following is an event of default under the Indenture with respect to the Debt Securities of any series:

         (1) failure to pay interest on the Debt Securities of that series within 30 days after it is due,

         (2) failure to pay principal or premium, if any, on the Debt Securities of that series when it is due,

         (3) failure to comply with any other covenant in the Indenture, other than a covenant that does not relate to that series of Debt Securities, that continues for 90 days after FPL Group Capital receives written notice from the Indenture Trustee or FPL Group Capital and the Indenture Trustee receive written notice from the registered owners of at least 33% in principal amount of the Debt Securities of that series,

         (4) certain events of bankruptcy, insolvency or reorganization of FPL Group Capital, and

         (5) any other event of default specified with respect to the Debt Securities of that series (Indenture, Section 801).

         An event of default with respect to the Debt Securities of a particular series will not necessarily constitute an event of default with respect to Debt Securities of any other series issued under the Indenture.

         REMEDIES. If an event of default applicable to the Debt Securities of one or more series, but not applicable to all outstanding Debt Securities, exists, then either the Indenture Trustee or the registered owners of at least 33% in aggregate principal amount of the Debt Securities of each of those series may declare the principal of and interest on all the Debt Securities of that series to be due and payable immediately. However, under the Indenture, some Debt Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These Debt Securities are defined as "Discount Securities" in the Indenture.

         If the event of default is applicable to all outstanding Debt Securities, then only the Indenture Trustee or the registered owners of at least 33% in aggregate principal amount of all outstanding Debt Securities of all series, voting as one class, and not the registered owners of any one series, may make a declaration of acceleration. However, the event of default giving rise to the declaration relating to any series of Debt Securities will be automatically waived, and that declaration and its consequences will be automatically rescinded and annulled, if, at any time after that declaration and before a judgment or decree for payment of the money due has been obtained:

         (1) FPL Group Capital deposits with the Indenture Trustee a sum sufficient to pay:

                  (a) all overdue interest on all Debt Securities of that series,

                  (b) the principal of and any premium on any Debt Securities of that series that have become due for reasons other than that declaration, and interest that is then due,

                  (c)      interest on overdue interest for that series, and

                  (d) all amounts due to the Indenture Trustee under the Indenture, and

         (2) any other event of default with respect to the Debt Securities of that series has been cured or waived as provided in the Indenture (Indenture, Section 802).

         Other than its obligations and duties in case of an event of default under the Indenture, the Indenture Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the registered owners, unless those registered owners offer reasonable indemnity to the Indenture Trustee (Indenture, Section 903). If they provide this reasonable indemnity, the registered owners of a majority in principal amount of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of that series. However, if an event of default under the Indenture relates to more than one series of Debt Securities, only the registered owners of a majority in aggregate principal amount of all affected series of Debt Securities, considered as one class, will have the right to make that direction. Also, the direction must not violate any law or the Indenture, and may not expose the Indenture Trustee to personal liability in circumstances where its indemnity would not, in the Indenture Trustee's sole discretion, be adequate (Indenture, Section 812).

         No registered owner of Debt Securities of any series will have any right to institute any proceeding under the Indenture, or any remedy under the Indenture, unless:

         (1) that registered owner has previously given to the Indenture Trustee written notice of a continuing event of default with respect to the Debt Securities of that series,

         (2) the registered owners of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class, have made written request to the Indenture Trustee, and have offered reasonable indemnity to the Indenture Trustee to institute that proceeding in its own name as trustee, and

         (3) the Indenture Trustee has failed to institute any proceeding, and has not received from the registered owners of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class, a direction inconsistent with that request, within 60 days after that notice, request and offer (Indenture, Section 807).

However, these limitations do not apply to a suit instituted by a registered owner of a Debt Security for the enforcement of payment of the principal of or any premium or interest on that Debt Security on or after the applicable due date specified in that Debt Security (Indenture, Section 808).

         FPL Group Capital is required to deliver to the Indenture Trustee an annual statement as to its compliance with all conditions and covenants under the Indenture (Indenture, Section 606).

         MODIFICATION AND WAIVER. Without the consent of any registered owner of Debt Securities, FPL Group Capital and the Indenture Trustee may amend or supplement the Indenture for any of the following purposes:

         (1) to provide for the assumption by any permitted successor to FPL Group Capital of FPL Group Capital's obligations under the Indenture and the Debt Securities in the case of a merger or consolidation or a conveyance, transfer or lease of its assets,

         (2) to add covenants of FPL Group Capital or to surrender any right or power conferred upon FPL Group Capital by the Indenture,

         (3)      to add any additional events of default,

         (4) to change, eliminate or add any provision of the Indenture, provided that if that change, elimination or addition will materially adversely affect the interests of the registered owners of Debt Securities of any series or tranche, that change, elimination or addition will become effective with respect to that series or tranche only

                  (a) when the consent of the registered owners of Debt Securities of that series or tranche has been obtained, or

                  (b) when no Debt Securities of that series or tranche remain outstanding under the Indenture,

         (5)      to provide security for all but not a part of the Debt
                  Securities,

         (6) to establish the form or terms of Debt Securities of any other series or tranche,

         (7) to provide for the authentication and delivery of bearer securities and the related coupons and for other matters relating to those bearer securities,

         (8) to accept the appointment of a successor Indenture Trustee with respect to the Debt Securities of one or more series and to change any of the provisions of the Indenture as necessary to provide for the administration of the trusts under the Indenture by more than one trustee,

         (9) to add procedures to permit the use of a non-certificated system of registration for the Debt Securities of all or any series or tranche,

         (10)     to change any place where

                  (a) the principal of and premium, if any, and interest on all or any series or tranche of Debt Securities are payable,

                  (b) all or any series or tranche of Debt Securities may be transferred or exchanged, and

                  (c) notices and demands to or upon FPL Group Capital in respect of Debt Securities and the Indenture may be served, or

         (11) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided those changes or additions may not materially adversely affect the interests of the registered owners of Debt Securities of any series or tranche (Indenture, Section 1201).

         The registered owners of a majority in aggregate principal amount of the Debt Securities of all series then outstanding may waive compliance by FPL Group Capital with certain restrictive provisions of the Indenture (Indenture, Section 607). The registered owners of a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and a default with respect to certain restrictive covenants or provisions of the Indenture that cannot be modified or amended without the consent of the registered owner of each outstanding Debt Security of that series affected (Indenture, Section 813).

         In addition to any amendments described above, if the Trust Indenture Act of 1939 is amended after the date of the Indenture in a way that requires changes to the Indenture or in a way that permits changes to, or the elimination of, provisions that were previously required by the Trust Indenture Act of 1939, the Indenture will be deemed to be amended to conform to that amendment of the Trust Indenture Act of 1939 or to make those changes, additions or eliminations. FPL Group Capital and the Indenture Trustee may, without the consent of any registered owners, enter into supplemental indentures to make that amendment (Indenture, Section 1201).

         Except for any amendments described above, the consent of the registered owners of a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the registered owners of a majority in aggregate principal amount of outstanding Debt Securities of all directly affected series, considered as one class, is required. But, if FPL Group Capital issues any series of Debt Securities in more than one tranche and if the proposed supplemental indenture directly affects the rights of the registered owners of Debt Securities of less than all of those tranches, then the consent only of the registered owners of a majority in aggregate principal amount of the outstanding Debt Securities of all directly affected tranches, considered as one class, will be required. However, none of those amendments or modifications may:

         (1) change the dates on which the principal of or interest on a Debt Security is due without the consent of the registered owner of that Debt Security,

         (2) reduce any Debt Security's principal amount or rate of interest (or the amount of any installment of that interest) or change the method of calculating that rate without the consent of the registered owner of that Debt Security,

         (3) reduce any premium payable upon the redemption of a Debt Security without the consent of the registered owner of that Debt Security,

         (4) change the currency (or other property) in which a Debt Security is payable without the consent of the registered owner of that Debt Security,

         (5) impair the right to sue to enforce payments on any Debt Security on or after the date that it states that the payment is due (or, in the case of redemption, on or after the redemption date) without the consent of the registered owner of that Debt Security,

         (6) reduce the percentage in principal amount of the outstanding Debt Security of any series or tranche whose owners must consent to an amendment, supplement or waiver without the consent of the registered owner of each outstanding Debt Security of that series or tranche,

         (7) reduce the requirements for quorum or voting of any series or tranche without the consent of the registered owner of each outstanding Debt Security of that series or tranche, or

         (8) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series or tranche, without the consent of the registered owner of each outstanding Debt Security affected by the modification.

         A supplemental indenture that changes or eliminates any provision of the Indenture that has expressly been included only for the benefit of one or more particular series or tranches of Debt Securities, or that modifies the rights of the registered owners of Debt Securities of that series or tranche with respect to that provision, will not affect the rights under the Indenture of the registered owners of the Debt Securities of any other series or tranche (Indenture, Section 1202).

         The Indenture provides that, in order to determine whether the registered owners of the required principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the registered owners of Debt Securities, Debt Securities owned by FPL Group Capital or any other obligor upon the Debt Securities or any affiliate of FPL Group Capital or of that other obligor (unless FPL Group Capital, that affiliate or that obligor owns all Debt Securities outstanding under the Indenture, determined without regard to this provision) will be disregarded and deemed not to be outstanding.

         If FPL Group Capital solicits any action under the Indenture from registered owners of Debt Securities, FPL Group Capital may, at its option, by signing a written request to the Indenture Trustee, fix in advance a record date for determining the registered owners of Debt Securities entitled to take that action. However, FPL Group Capital will not be obligated to do this. If FPL Group Capital does do this, that action may be taken before or after that record date, but only the registered owners of record at the close of business on that record date will be deemed to be registered owners of Debt Securities for the purposes of determining whether registered owners of the required proportion of the outstanding Debt Securities have authorized that action. For these purposes, the outstanding Debt Securities will be computed as of the record date. Any action of a registered owner of any Debt Security under the Indenture will bind every future registered owner of that Debt Security, or any Debt Security replacing that Debt Security, with respect to anything that the Indenture Trustee or FPL Group Capital do, fail to do, or allow to be done in reliance on that action, whether or not that action is noted upon that Debt Security (Indenture, Section 104).

         RESIGNATION OF INDENTURE TRUSTEE. The Indenture Trustee may resign at any time with respect to any series of Debt Securities by giving written notice of its resignation to FPL Group Capital. Also, the registered owners of a majority in principal amount of the outstanding Debt Securities of one or more series of Debt Securities may remove the Indenture Trustee any time with respect to the Debt Securities of that series, by delivering an instrument evidencing this action to the Indenture Trustee and FPL Group Capital. The resignation or removal of the Indenture Trustee and the appointment of a successor trustee will not become effective until a successor trustee accepts its appointment.

         Except with respect to an Indenture Trustee appointed by the registered owners of Debt Securities, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture if:

         (1) no event of default under the Indenture or event that, after notice or lapse of time, or both, would become an event of default under the Indenture exists, and

         (2) FPL Group Capital has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and that successor trustee has accepted that appointment in accordance with the terms of the Indenture (Indenture, Section 910).

         NOTICES. Notices to registered owners of Debt Securities will be sent by mail to the addresses of those registered owners as they appear in the security register for those Debt Securities (Indenture, Section 106).

         TITLE. FPL Group Capital, the Indenture Trustee, and any agent of FPL Group Capital or the Indenture Trustee, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security is overdue, for the purpose of making payments and for all other purposes, regardless of any notice to the contrary (Indenture, Section
308).

         GOVERNING LAW. The Indenture and the Debt Securities will be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to New York's conflict of law principles, except to the extent that the law of any other jurisdiction is mandatorily applicable.

         REGARDING THE INDENTURE TRUSTEE. In addition to acting as Indenture Trustee, The Bank of New York acts as security registrar and paying agent under the Indenture, as Guarantee Trustee under the Guarantee Agreement described under "Description of the Guarantee" below and would act as purchase contract agent under a purchase contract agreement described under "Description of Stock Purchase Contracts and Stock Purchase Units" below. FPL Group Capital also maintains various banking and trust relationships with The Bank of New York.

                          DESCRIPTION OF THE GUARANTEE

         GENERAL. This section briefly summarizes some of the provisions of the Guarantee Agreement, dated as of June 1, 1999, between FPL Group and The Bank of New York, as Guarantee Trustee. The Guarantee Agreement was executed for the benefit of the Indenture Trustee, which holds the Guarantee Agreement for the benefit of registered owners of the Debt Securities covered by the Guarantee Agreement. This summary does not contain a complete description of the Guarantee Agreement. You should read this summary together with the Guarantee Agreement for a complete understanding of the provisions that may be important to you. The Guarantee Agreement is on file with the SEC and is incorporated by reference in this prospectus. In addition, the Guarantee Agreement is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of provisions that may be important to you.

         Under the Guarantee Agreement, FPL Group absolutely, irrevocably and unconditionally guarantees the prompt and full payment, when due and payable (including upon acceleration or redemption), of the principal, interest and premium, if any, on the Debt Securities that are covered by the Guarantee Agreement to the registered owners of those Debt Securities, according to the terms of those Debt Securities and the Indenture. Pursuant to the Guarantee Agreement, all of the Debt Securities are covered by the Guarantee Agreement except Debt Securities that by their terms are expressly not entitled to the benefit of the Guarantee Agreement. All of the Offered Debt Securities will be covered by the Guarantee Agreement. This guarantee is referred to in this prospectus as the "Guarantee." FPL Group is only required to make these payments if FPL Group Capital fails to pay or provide for punctual payment of any of those amounts on or before the expiration of any applicable grace periods (Guarantee Agreement, Section 5.01). In the Guarantee Agreement, FPL Group has waived its right to require the Guarantee Trustee, the Indenture Trustee or the registered owners of Debt Securities covered by the Guarantee Agreement to exhaust their remedies against FPL Group Capital prior to bringing suit against FPL Group (Guarantee Agreement, Section 5.06).

         The Guarantee is a guarantee of payment when due (i.e., the guaranteed party may institute a legal proceeding directly against FPL Group to enforce its rights under the Guarantee Agreement without first instituting a legal proceeding against any other person or entity). The Guarantee is not a guarantee of collection (Guarantee Agreement, Section 5.01).

         SECURITY AND RANKING. The Guarantee is an unsecured obligation of FPL Group, and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of FPL Group. There is no limit on the amount of other indebtedness, including guarantees, that FPL Group may incur or issue.

         FPL Group is a holding company that derives substantially all of its income from its operating subsidiaries. Therefore, the Guarantee is effectively subordinated to debt and preferred stock incurred or issued by FPL Group's subsidiaries. Neither the Indenture nor the Guarantee Agreement places any limit on the amount of debt or preferred stock that FPL Group's subsidiaries may incur or issue.

         EVENTS OF DEFAULT. An event of default under the Guarantee Agreement will occur upon the failure of FPL Group to perform any of its payment obligations under the Guarantee Agreement (Guarantee Agreement, Section 1.01). The registered owners of a majority of the aggregate principal amount of the outstanding Debt Securities covered by the Guarantee Agreement have the right to:

         (1) direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to the Guarantee Agreement, or

         (2) direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. (Guarantee Agreement, Section 3.01).

         The Guarantee Trustee must give notice of any event of default under the Guarantee Agreement known to the Guarantee Trustee to the registered owners of Debt Securities covered by the Guarantee Agreement within 90 days after the occurrence of that event of default, in the manner and to the extent provided in subsection (c) of Section 313 of the Trust Indenture Act of 1939, unless such event of default has been cured or waived prior to the giving of such notice (Guarantee Agreement, Section 2.07).

         The Guarantee Trustee, the Indenture Trustee and the registered owners of Debt Securities covered by the Guarantee Agreement have all of the rights and remedies available under applicable law and may sue to enforce the terms of the Guarantee Agreement and to recover damages for the breach of the Guarantee Agreement. The remedies of each of the Guarantee Trustee, the Indenture Trustee and the registered owners of Debt Securities covered by the Guarantee Agreement, to the extent permitted by law, are cumulative and in addition to any other remedy now or hereafter existing at law or in equity. At the option of any of the Guarantee Trustee, the Indenture Trustee or the registered owners of Debt Securities covered by the Guarantee Agreement, that person or entity may join FPL Group in any lawsuit commenced by that person or entity against FPL Group Capital with respect to any obligations under the Guarantee Agreement. Also, that person or entity may recover against FPL Group in that lawsuit, or in any independent lawsuit against FPL Group, without first asserting, prosecuting or exhausting any remedy or claim against FPL Group Capital (Guarantee Agreement, Section 5.06).

         FPL Group is required to deliver to the Guarantee Trustee an annual statement as to its compliance with all conditions under the Guarantee Agreement (Guarantee Agreement, Section 2.04).

         MODIFICATION. FPL Group and the Guarantee Trustee may, without the consent of any registered owner of Debt Securities covered by the Guarantee Agreement, agree to any changes to the Guarantee Agreement that do not materially adversely affect the rights of registered owners. The Guarantee Agreement also may be amended with the prior approval of the registered owners of a majority in aggregate principal amount of all outstanding Debt Securities covered by the Guarantee Agreement. However, the right of any registered owner of Debt Securities covered by the Guarantee Agreement to receive payment under the Guarantee Agreement on the due date of the Debt Securities held by that registered owner, or to institute suit for the enforcement of that payment on or after that due date, may not be impaired or affected without the consent of that registered owner (Guarantee Agreement, Section 6.01).

         REGARDING THE GUARANTEE TRUSTEE. In addition to acting as Guarantee Trustee, The Bank of New York acts as Indenture Trustee under the Indenture and would act as purchase contract agent under a purchase contract agreement. FPL Group and its subsidiaries also maintain various banking and trust relationships with The Bank of New York.

         TERMINATION OF THE GUARANTEE AGREEMENT. The Guarantee Agreement will terminate and be of no further force and effect upon full payment of all Debt Securities covered by the Guarantee Agreement (Guarantee Agreement, Section 5.05).

         GOVERNING LAW. The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereunder, except to the extent that the law of any other jurisdiction is mandatorily applicable (Guarantee Agreement, Section 5.07).

                           DESCRIPTION OF COMMON STOCK

         GENERAL. The following statements describing FPL Group's common stock are not intended to be a complete description. They are qualified in their entirety by reference to FPL Group's Restated Articles of Incorporation ("Charter") and its bylaws, and where applicable, to the Restated Articles of Incorporation of Florida Power & Light Company, and to the Mortgage and Deed of

Trust, dated as of January 1, 1944, between Florida Power & Light Company and Bankers Trust Company, as Trustee, as amended and supplemented (the "Mortgage"). Reference is also made to the laws of the State of Florida.

         FPL Group's authorized capital stock consists of 300,000,000 shares of common stock, $.01 par value, and 100,000,000 shares of serial preferred stock, $.01 par value. As of the date of this prospectus, 175,959,537 shares of common stock were issued and outstanding and no shares of serial preferred stock were issued and outstanding. See "Description of Common Stock--Preferred Share Purchase Rights." The common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of common stock are, and when issued the shares offered hereby will be, fully paid and nonassessable.

         All outstanding common stock is listed on the NYSE and trades under the symbol "FPL". The registrar and transfer agent for the common stock is Equiserve Trust Company, N.A.

         DIVIDEND RIGHTS. Each share of common stock is entitled to participate equally with respect to dividends declared on the common stock out of funds legally available for the payment thereof.

         The Charter of FPL Group does not limit the dividends that can be paid on the common stock. However, as a practical matter, the ability of FPL Group to pay dividends on its common stock is dependent upon dividends paid to it by its subsidiaries, primarily Florida Power & Light Company. Florida Power & Light Company's ability to pay dividends is limited by restrictions contained in Florida Power & Light Company's Restated Articles of Incorporation and in the Mortgage. However, these restrictions do not currently limit Florida Power & Light Company's ability to pay dividends to FPL Group.

         VOTING RIGHTS AND NON-CUMULATIVE VOTING. In general, the holders of common stock are entitled to one vote per share for the election of directors and for other corporate purposes. The Charter:

         (1) permits the shareholders to remove a director only for cause and only by the affirmative vote of 75% in voting power of the outstanding shares of common stock and other outstanding voting stock, voting as a class;

         (2) provides that a vacancy on the Board of Directors may be filled only by the remaining directors;

         (3) permits shareholders to take action only at an annual meeting, or a special meeting duly called by certain officers, the Board of Directors or the holders of a majority in voting power of the outstanding shares of voting stock entitled to vote on the matter;

         (4) requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to approve certain Business Combinations with an Interested Shareholder (as defined below) or its affiliate, unless approved by a majority of the Continuing Directors (as defined below) or, in certain cases, unless certain minimum price and procedural requirements are met; and

         (5) requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to amend the by-laws or to amend certain provisions of the Charter including those provisions discussed in (1) through (4) above.

Such provisions may have significant effects on the ability of the shareholders to change the composition of an incumbent Board of Directors or to benefit from certain transactions which are opposed by an incumbent Board of Directors.

         The term "Interested Shareholder" is defined in the Charter to include a security holder who owns 10% or more in voting power of the outstanding shares of voting stock, and the term "Continuing Director" is defined in the Charter to include any director who is not an affiliate of an Interested Shareholder. The above provisions dealing with Business Combinations involving FPL Group and an Interested Shareholder may discriminate against a security holder who becomes an

Interested Shareholder by reason of the beneficial ownership of such amount of common or other voting stock. The term "Business Combination" is defined in the Charter to include:

         (1) any merger or consolidation of FPL Group or any direct or indirect majority-owned subsidiary with (a) an Interested Shareholder or (b) any other corporation which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder;

         (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition in one transaction or a series of transactions to or with any Interested Shareholder or any affiliate of an Interested Shareholder of assets of FPL Group or any direct or indirect majority-owned subsidiary having an aggregate fair market value of $10,000,000 or more;

         (3) the issuance or transfer by FPL Group or any direct or indirect majority-owned subsidiary in one transaction or a series of transactions of any securities of FPL Group or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property, or a combination thereof, having an aggregate fair market value of $10,000,000 or more;

         (4) the adoption of any plan or proposal for the liquidation or dissolution of FPL Group proposed by or on behalf of an Interested Shareholder or an affiliate of an Interested Shareholder; or

         (5) any reclassification of securities, including any reverse stock split, or recapitalization, of FPL Group, or any merger or consolidation of FPL Group with any of its direct or indirect majority-owned subsidiaries or any other transaction which has the direct or indirect effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of FPL Group or any direct or indirect wholly-owned subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder.

         The holders of common stock do not have cumulative voting rights, and therefore the holders of more than 50% of a quorum (majority) of the outstanding shares of common stock can elect all of FPL Group's directors. Unless otherwise provided in the Charter or the by-laws or in accordance with applicable law, the affirmative vote of a majority of the total number of shares represented at a meeting and entitled to vote is required for shareholder action on a matter. Voting rights for the election of directors or otherwise, if any, for any series of the serial preferred stock, will be established by the Board of Directors when such series is issued.

         LIQUIDATION RIGHTS. After satisfaction of creditors and payments due the holders of serial preferred stock, if any, the holders of common stock are entitled to share ratably in the distribution of all remaining assets.

         PREFERRED SHARE PURCHASE RIGHTS. The following statements describing FPL Group's preferred share purchase rights (each, a "Right") are not intended to be a complete description. They are qualified in their entirety by reference to the form of Rights Agreement, dated as of July 1, 1996, between FPL Group and Equiserve Trust Company, N.A., as successor Rights Agent, as amended by an Amendment to Rights Agreement, dated as of July 30, 2000, each as filed with the SEC.

         On June 17, 1996, FPL Group's Board of Directors declared a dividend of one Right for each outstanding share of common stock. Thereafter, until the Distribution Date (as defined below), FPL Group will issue one Right with each newly issued share of common stock. Each Right (prior to the expiration or redemption of the Rights) will entitle the holder thereof to purchase from FPL Group one-hundredth of a share of FPL Group's Series A Junior Participating Preferred Stock, $.0l par value (Junior Preferred Shares), at an exercise price of $120 per Right (Purchase Price), subject to adjustment. Until the Distribution Date, the Rights are represented by the common stock certificates, and are not exercisable or transferable apart from the common stock. The Distribution Date is the earlier to occur of:

         (1) the tenth day after the public announcement that a person or group has acquired beneficial ownership of 10% or more of the common stock, or

         (2) the tenth business day after a person commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the common stock. At any time before a person or group becomes a 10% holder, the Board of Directors may extend the 10-day period.

Separate certificates evidencing the Rights will be mailed to holders of the common stock as of the close of business on the Distribution Date. The Rights are exercisable at any time after the Distribution Date, unless earlier redeemed, or exchanged, and could then begin trading separately from the common stock. The Rights do not have any voting rights and are not entitled to dividends.

         If a person or group becomes a 10% holder, each Right not owned by the 10% holder would become exercisable for the number of shares of common stock which, at that time, would have a market value of two times the exercise price of the Right. In the event that FPL Group is acquired in a merger or other business combination transaction, or 50% or more of FPL Group's assets or earning power are sold or otherwise transferred, after a person or group has become a 10% holder, each Right will entitle its holder to purchase, at the exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right.

         The Rights are redeemable by FPL Group's Board of Directors in whole, but not in part, at $.01 per Right at any time prior to the time that a person or group acquires beneficial ownership of 10% or more of the outstanding common stock. The Rights will expire on June 30, 2006 (unless the expiration date is extended or the Rights are earlier redeemed or exchanged as described below).

         The Purchase Price, and the number of Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution

         (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares,

         (2) as a result of the grant to holders of Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, at less than the current market price of Junior Preferred Shares, or

         (3) as a result of the distribution to holders of Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. The number of Rights and the number of Junior Preferred Shares purchasable upon exercise of each Right are also subject to adjustment in the event of a stock split, subdivision, consolidation, combination or common stock dividend on the common stock prior to the Distribution Date.

         The Board of Directors of FPL Group may exchange the Rights at an exchange ratio of one share of common stock per Right at any time that is

         (1) after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding common stock; and

         (2) before the acquisition by a person or group of 50% or more of the outstanding common stock.

         The Rights have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire FPL Group without conditioning the offer on the redemption of the Rights or on the acquisition of a certain number of Rights. The Rights beneficially owned by that person or group may become null and void. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of

FPL Group, since the Rights may be redeemed by FPL Group at $.01 per Right prior to the time that a person or group has acquired beneficial ownership of 10% or more of the common stock.

         The Junior Preferred Shares purchasable upon exercise of the Rights will be entitled to cumulative quarterly dividends in preference to the common stock at a rate per share equal to the greater of $10 and 100 times the dividend declared on the common stock for such quarter. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount and type of consideration received per share of common stock. In the event of a liquidation of FPL Group, the holders of Junior Preferred Shares will be entitled to receive in preference to the common stock the greater of $100 per share and 100 times the payment made per share of common stock. FPL Group has the right to issue other serial preferred stock ranking prior to the Junior Preferred Shares with respect to dividend and liquidation preferences. The Junior Preferred Shares will be redeemable after June 30, 2006, at FPL Group's option, in whole or in part, at a redemption price per share equal to the greater of

         (1)      the per share Purchase Price, and

         (2)      the then current market price of a Junior Preferred Share.

Each Junior Preferred Share will have 100 votes on all matters submitted to a vote of the shareholders of FPL Group, voting together with the common stock. The rights of the Junior Preferred Shares as to dividends, liquidation, redemption and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Because of the nature of the dividend, liquidation, redemption and voting rights of the Junior Preferred Shares, the value of the interest in a Junior Preferred Share purchasable upon the exercise of each Right should approximate the value of one share of common stock.

         The Board of Directors of FPL Group may amend the Rights Agreement and the Rights, without the consent of the holders of the Rights. However, any amendment adopted after a person or group becomes a 10% holder may not adversely affect the interests of holders of Rights.

                     DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

         FPL Group may issue stock purchase contracts, including contracts that obligate holders to purchase from FPL Group, and FPL Group to sell to these holders, a specified number of shares of common stock at a future date or dates. FPL Group Capital may also be a party to the stock purchase contracts. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury securities, that are pledged to secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require FPL Group and/or FPL Group Capital to make periodic payments to the holders of some or all of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

         A prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts. Some of the important United States Federal income tax considerations applicable to the stock purchase units and stock purchase contracts will be discussed in the related prospectus supplement.

                              PLAN OF DISTRIBUTION

         FPL Group and FPL Group Capital may sell the securities offered pursuant to this prospectus ("Offered Securities"):

         (1)      through underwriters or dealers,

         (2)      through agents, or

         (3)      directly to one or more purchasers.

         THROUGH UNDERWRITERS OR DEALERS. If FPL Group or FPL Group Capital uses underwriters in the sale of the Offered Securities, the underwriters will acquire the Offered Securities for their own account. The underwriters may resell the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Offered Securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Offered Securities, the obligations of the underwriters to purchase those Offered Securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Offered Securities if they purchase any of them. If FPL Group or FPL Group Capital uses a dealer in the sale, FPL Group or FPL Group Capital will sell the Offered Securities to the dealer as principal. The dealer may then resell those Offered Securities at varying prices determined at the time of resale.

         Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         THROUGH AGENTS. FPL Group or FPL Group Capital may designate one or more agents to sell the Offered Securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

         DIRECTLY. FPL Group or FPL Group Capital may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

         GENERAL INFORMATION. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to FPL Group or FPL Group Capital from the sale of the Offered Securities, any initial public offering price and other terms of the offering of those Offered Securities.

         FPL Group and FPL Group Capital may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from FPL Group and FPL Group Capital at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

         FPL Group and FPL Group Capital may have agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus from FPL Group's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         Legal conclusions and opinions specifically attributed to counsel, if any, in the documents incorporated by reference in this prospectus have been reviewed by Steel Hector & Davis LLP, West Palm Beach, Florida, counsel to FPL Group and FPL Group Capital, and are set forth on the authority of that firm as experts.

                                 LEGAL OPINIONS

         Steel Hector & Davis LLP, West Palm Beach, Florida and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL Group and FPL Group Capital, will pass upon the legality of the Offered Securities for FPL Group Capital and FPL Group. Pillsbury Winthrop LLP, New York, New York, will pass upon the legality of the Offered Securities for any underwriter, dealer or agent. Thelen Reid & Priest LLP and Pillsbury Winthrop LLP may rely as to all matters of Florida law upon the opinion of Steel Hector & Davis LLP. Steel Hector & Davis LLP may rely as to all matters of New York law upon the opinion of Thelen Reid & Priest LLP.


                       -----------------------------------


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. NEITHER FPL GROUP CAPITAL NOR FPL GROUP HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER FPL GROUP CAPITAL NOR FPL GROUP IS MAKING AN OFFER OF THESE OFFERED SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.